      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 1997



                                                      REGISTRATION NO. 333-24273

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                          AMENDMENT NO. 1 TO FORM S-1


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            SILVERLEAF RESORTS, INC.
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                              6552                            75-2259890
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification No.)
                                                                      ROBERT E. MEAD
                                                                  CHIEF EXECUTIVE OFFICER
                                                                 SILVERLEAF RESORTS, INC.
         1221 RIVERBEND DRIVE, SUITE 120                      1221 RIVERBEND DRIVE, SUITE 120
               DALLAS, TEXAS 75247                                  DALLAS, TEXAS 75247
                 (214) 631-1166                                       (214) 631-1166
   (Address, including zip code, and telephone          (Address, including zip code, and telephone
          number, including area code,                         number, including area code,
  of registrant's principal executive offices)                     of agent for service)

                                   Copies to:

               DAVID N. REED, ESQ.
         MEADOWS, OWENS, COLLIER, REED,                           THOMAS W. DOBSON, ESQ.
               COUSINS & BLAU, LLP                                   LATHAM & WATKINS
           901 MAIN STREET, SUITE 3700                        633 W. FIFTH STREET, SUITE 4000
            DALLAS, TEXAS 75202-3792                           LOS ANGELES, CALIFORNIA 90071
                 (214) 744-3700                                       (213) 485-1234

                             ---------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act of 1933, please check the following box. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE


===========================================================================================================================
          TITLE OF EACH CLASS                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
          OF SECURITIES TO BE                                   OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
              REGISTERED                 AMOUNT PROPOSED(1)      PER SHARE(2)           PRICE(2)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share................................   4,025,000 shares          $16.00            $64,400,000            $21,467
===========================================================================================================================



(1) Includes 525,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.


(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457.
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                            SILVERLEAF RESORTS, INC.

                             CROSS-REFERENCE SHEET

           PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K


                   ITEM NUMBER AND
                 HEADING IN FORM S-1
               REGISTRATION STATEMENT                         PROSPECTUS CAPTION
               ----------------------                         ------------------
 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.....  Facing Page; Cross-Reference Sheet; Outside
                                                  Front Cover Page of Prospectus
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
                                                  of Prospectus
 3.  Summary Information, Risk Factors and Ratio
     of Earnings to Fixed Charges...............  Summary; Risk Factors; Selected
                                                  Consolidated Historical Financial,
                                                    Operating and Pro Forma Financial
                                                    Information
 4.  Use of Proceeds............................  Summary; Use of Proceeds; Capitalization;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations
 5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
 6.  Dilution...................................  Dilution
 7.  Selling Security Holders...................  Not Applicable
 8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
     Registered.................................  Summary; Description of Capital Stock
10.  Interests of Named Experts and Counsel.....  Legal Matters; Experts
11.  Information with Respect to the
     Registrant.................................  Outside and Inside Front Cover Pages of
                                                  Prospectus; Summary; Risk Factors; Use of
                                                    Proceeds; Dividend Policy;
                                                    Capitalization; Dilution; Selected
                                                    Consolidated Historical Financial,
                                                    Operating and Pro Forma Financial
                                                    Information; Management's Discussion and
                                                    Analysis of Financial Condition and
                                                    Results of Operations; Business;
                                                    Management; Certain Relationships and
                                                    Related Transactions; Principal
                                                    Shareholders; Description of Capital
                                                    Stock; Certain Provisions of the
                                                    Company's Charter and Bylaws; Shares
                                                    Eligible for Future Sale; Consolidated
                                                    Financial Statements of Silverleaf
                                                    Resorts, Inc.
12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Management

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED MAY 16, 1997


                                3,500,000 Shares


                                      LOGO

                            SILVERLEAF RESORTS, INC.
                                  Common Stock
                               ($0.01) par value

                               ------------------


    All of the shares of Common Stock, $0.01 par value ("Common Stock"), of Silverleaf Resorts, Inc., a Texas corporation (the "Company"), offered hereby (the "Offering"), are being sold by the Company. Prior to the Offering, there has been no public market for the Common Stock. It is anticipated that the initial public offering price will be between $13.00 and $16.00 per share of
Common Stock. For information relating to the factors considered in determining the initial public offering price, see "Underwriting". The Common Stock has been approved for listing on The New York Stock Exchange ("NYSE"), subject to official notice of issuance, under the symbol "SVR".



FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
  AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" COMMENCING ON PAGE 16.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                                                                UNDERWRITING
                                                            PRICE TO            DISCOUNTS AND          PROCEEDS TO
                                                             PUBLIC              COMMISSIONS           COMPANY(1)
                                                       -------------------   -------------------   -------------------
Per Share............................................        $                     $                     $
Total(2).............................................        $                     $                     $


(1) Before deduction of expenses payable by the Company estimated at $2,147,500.


(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 525,000 additional shares to cover over-allotments of shares. If the option is
    exercised in full, the total Price to Public will be $          ,
    Underwriting Discounts and Commissions will be $          and Proceeds to
    Company will be $          .


     The Common Stock is offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the
Common Stock will be ready for delivery on or about             , 1997, against
payment in immediately available funds.


     The Company will use approximately $9.9 million of the Offering proceeds to pay indebtedness owed to the chief executive officer of the Company and certain of his affiliates, and approximately $4.5 million of the Offering proceeds (or $5.2 million if the Underwriters' over-allotment option is exercised in full) to pay indebtedness owed to an affiliate of the lead managing Underwriter.



     Insiders of the Company will retain control of the Company after the consummation of the Offering. After taking into account Common Stock currently owned by insiders of the Company and assuming the immediate exercise of stock options to be granted to such persons, insiders of the Company will own approximately 69.9% of the Common Stock of the Company after the Offering.


CREDIT SUISSE FIRST BOSTON

                            EVEREN SECURITIES, INC.


                                                              MCDONALD & COMPANY


                                                          SECURITIES, INC.



                           Prospectus Dated   , 1997

             CAPTION: "SILVERLEAF RESORTS, INC. LODGE GETAWAY(TM)"



          MAP OF CENTRAL U.S. DEPICTING LOCATIONS OF EXISTING RESORTS,


          PROPOSED EXPANSION MARKETS, AND THEIR RESPECTIVE PROXIMITIES


                 TO EACH OTHER AND TO MAJOR METROPOLITAN AREAS.


CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

1. First Picture -- color drawing of planned clubhouse at Hill Country Resort.
   Caption: "Rendering of Planned Expansion for Clubhouse/Activity Center at Hill Country Resort (San Antonio-Austin market)."



2. Second Picture -- photo of exterior timeshare units at Piney Shores Resort.
   Caption: "Typical Timeshare Units at Piney Shores Resort -- Lake Conroe, Texas (Houston market)".



3. Third Picture -- photo of interior of new "lodge-style" unit at Piney Shores Resort. Caption: "Lodge Getaway(TM) Interior -- Piney Shores Resort."



                  CAPTION: "SILVERLEAF RESORTS GROWTH STRATEGY



-- Focus on "Drive-to" Economy Segment.



-- Increase New Sales and Upgrade Sales at Existing Resorts.



-- Add New "Drive-to" and Destination Resorts.



-- Continue Margin Expansion Through Vertical Integration."

                      CAPTION: "SILVERLEAF RESORTS, INC."



     1. First Picture -- photo of people playing golf at golf course at Holiday Hills Resort. Caption: "New Holiday Hills Resort 18-hole Golf Course -- Branson, Missouri."



     2. Second Picture -- photo of spa facility at Ozark Mountain Resort.
        Caption: "Wellness Center amenities at Ozark Mountain Resort -- Branson, Missouri."



     3. Third Picture -- photo of man and child with tennis racquet at Holly Lake resort. Caption: "Learning Tennis at Holly Lake Ranch."



     4. Fourth Picture -- photo of woman jet skiing on lake. Caption: "Jet Skiing at The Villages."



GRAPH: INDUSTRY REVENUES   GRAPH: SILVERLEAF REVENUES    GRAPH: SILVERLEAF EBITDA
------------------------   ---------------------------   -------------------------
       $ BILLIONS                  $ MILLIONS                   $ MILLIONS
       1985          1.6           1993           23.5          1993           5.1
       1990          3.2           1994           27.2          1994           6.3
       1995          4.8           1995           36.7          1995           7.5
       1996E         5.7           1996           48.0          1996          14.4

                                    SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data included elsewhere in this Prospectus, including the Consolidated Financial Statements and the notes thereto. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option, and all share information has been adjusted to give effect to a May 15, 1997 common stock dividend to existing shareholders which resulted in a 719.97204 for one increase in outstanding shares (the "Stock Split"). Unless otherwise indicated, all timeshare industry data contained herein is derived from information prepared by the American Resort Development Association ("ARDA"). This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth under the caption "Risk Factors", which could cause actual results to differ materially from those indicated in such forward-looking statements. Unless the context otherwise indicates, the "Company" or "Silverleaf" means Silverleaf Resorts, Inc., doing business as "Silverleaf Vacation Club, Inc.", and its subsidiaries.


                                  THE COMPANY


     The Company is a leading developer, marketer, and operator of timeshare resorts in the economy segment of the timeshare industry. The Company currently owns and operates five "drive-to" resorts in Texas (the "Drive-to Resorts") and two "destination" resorts in Missouri (the "Destination Resorts"). The Drive-to Resorts are designed to appeal to value conscious vacationers seeking comfortable and affordable accommodations in locations convenient to their residences. The Drive-to Resorts are located proximate to major metropolitan areas (currently Dallas-Ft. Worth, Houston, San Antonio and Austin), facilitating more frequent "short stay" getaways, which the Company believes is a growing vacation trend. The Destination Resorts, which are located in the popular resort area of Branson, Missouri, offer Silverleaf customers the opportunity to upgrade into a higher quality destination resort area as their lifestyles and travel budgets permit. Both the Drive-to Resorts and the Destination Resorts (collectively, the "Existing Resorts") are in rustic areas and provide a quiet, relaxing vacation environment. The Company believes its combination of Drive-to and Destination Resorts offers its customers within the "economy segment" an economical alternative to commercial vacation lodging. The average price for an annual one-week vacation interval (a "Vacation Interval") for a two-bedroom unit at the Existing Resorts was $6,799 in 1996 and $6,028 in 1995, which compares favorably to an industry average price of $12,014 for a two-bedroom unit in 1995.


     The Company offers benefits to owners of Silverleaf Vacation Intervals ("Silverleaf Owners") which are uncommon in the timeshare industry. These benefits include (i) use of vacant lodging facilities at the Existing Resorts at no extra cost through Silverleaf's "Endless Escape" program; (ii) year-round access to the Existing Resorts' non-lodging amenities such as fishing, boating, horseback riding, tennis or golf for little or no additional charge; and (iii) the right of Silverleaf Owners to exchange their Vacation Interval for a different time period or different Existing Resort through Silverleaf's internal exchange program. The above benefits are subject to availability. Silverleaf Owners also have the option of enrolling in the world's largest Vacation Interval exchange network operated by Resort Condominiums International ("RCI").

Operations


     Silverleaf's operations include (i) developing timeshare resorts; (ii) marketing and selling Vacation Intervals to prospective first-time owners; (iii) marketing and selling upgraded Vacation Intervals to existing Silverleaf Owners;
(iv) providing financing for the purchase of Vacation Intervals; and (v) operating timeshare resorts. The Company has substantial in-house capabilities which enable it to coordinate all aspects of expansion of the Existing Resorts and the development of any new resorts, including site selection, design, and construction pursuant to standardized plans and specifications. The Company also performs substantially all marketing and sales functions internally and has made a significant investment in operating technology, including sophisticated telemarketing and computer systems and proprietary software applications. The Company identifies potential purchasers through internally developed marketing techniques, and sells Vacation Intervals through on-site sales offices located at certain Drive-to Resorts. This practice allows the Company to avoid the more expensive marketing costs of subsidized airfare and lodging which are typically associated with the timeshare industry. The Company believes its marketing program and operating systems enable it to market and sell Vacation Intervals at a lower cost than its competitors in the timeshare industry.


     During 1996, the Company sold 6,054 Vacation Intervals at the Existing Resorts to new customers, compared to 4,831 and 3,705 during 1995 and 1994, respectively. Total revenues for the same periods increased to $48.0 million in 1996 from $36.7 million and $27.2 million in 1995 and 1994, respectively. In the first quarter of 1997, the Company sold 1,539 Vacation Intervals at the Existing Resorts to new customers, compared to 1,419 in the first quarter of 1996. Total revenues for the first quarter of 1997 were $15.3 million compared to $12.0 million for the first quarter of 1996. At March 31, 1997, the Company had an existing inventory of 6,024 Vacation Intervals and a master plan to construct up to 70,740 additional Vacation Intervals at the Existing Resorts, subject to demand and contingencies applicable to real estate development. See "Risk Factors -- Development, Construction and Property Acquisition Activities".



     As part of the Vacation Interval sales process, the Company offers potential purchasers financing of up to 90% of the purchase price over a seven year period. The Company has historically financed its operations by borrowing from third-party lending institutions at an advance rate of up to 70% of customer receivables. At December 31, 1996, the Company had a portfolio of approximately 15,796 customer promissory notes totalling approximately $66.8 million with an average yield of 14.7% per annum, which compares favorably to the Company's weighted average cost of borrowings of 10.8% per annum. At December 31, 1996, approximately $3.6 million in principal, or 5.9% of the Company's loans to Silverleaf Owners, were 60 to 120 days past due, and approximately $4.3 million in principal, or 7.2% of the Company's loans to Silverleaf Owners, were more than 120 days past due. The Company provides for uncollectible notes by reserving an amount which management believes is sufficient to cover anticipated losses from customer defaults. In 1996 and 1995, the Company's provision for uncollectible notes exceeded actual loan chargeoffs by $2.0 million and $467,000, respectively. See "Risk Factors -- Borrower Defaults", and "-- Financing Customer Borrowings".


     Each Existing Resort has a timeshare owners' association (a "Club") which has contracted with a centralized organization (referred to as the "Master Club") to manage the Existing Resorts on a collective basis. The Master Club has contracted with the Company to perform the supervisory, management and maintenance functions at the Existing Resorts on a collective basis. All costs of operating the Existing Resorts, including management fees to the Company, are covered by monthly dues paid by Silverleaf Owners to their respective Clubs, together with income generated by the operation of certain amenities at the Existing Resorts. See "Business -- Clubs/Master Club".

Timeshare Industry


     The timeshare industry has experienced substantial growth since 1980. Annual worldwide timeshare sales have increased from approximately $490 million in 1980 to approximately $5 billion in 1995. The Company believes that the growth in the worldwide timeshare industry is due to (i) increased consumer confidence resulting from consumer protection regulation of the timeshare industry and the entrance of brand name national lodging companies into the industry; (ii) increased flexibility of timeshare ownership due to the growth of exchange organizations such as RCI; (iii) improvement in the quality and management of timeshare resorts and related amenities; (iv) increased consumer awareness of the value and benefits of timeshare ownership, including the cost savings relative to other lodging alternatives; and (v) improved availability of financing for purchasers of Vacation Intervals.


Growth Strategy


     The Company believes it is the largest operator and developer in the economy segment of the timeshare industry, and further believes this segment has particularly attractive demographic and competitive characteristics. The Company targets households with earnings between $25,000 and $50,000, which represented 30.2% of the U.S. population in 1995 based on a 1990 projection by the U.S. Census Bureau; however, only 1% of these households owned a Vacation Interval. The Company believes it is the only significant timeshare developer focused solely on this segment. See "Business -- Growth Strategy". The Company intends to grow through the following strategies:



     - Increasing Development and Sales of Vacation Intervals at Existing Resorts. The Company intends to capitalize on its significant expansion capacity at the Existing Resorts by increasing marketing, sales and development activities. At March 31, 1997, the Company owned approximately 3,900 acres of land at the Existing Resorts, including approximately 3,046 acres which are unsuitable for further development due to deed restrictions and allowances for lakes or waterways. After deducting such unsuitable acreage and acreage developed by the Company through March 31, 1997, approximately 579 acres remained available for further development of timeshare units and amenities under the Company's master plan. The Company has broadened its marketing efforts, increased its sales force, completed (in certain instances) the construction of new sales offices, and other amenities, and commenced the development of newer lodging facilities. Furthermore, the Company has continued to emphasize its Endless Escape program designed to accommodate shorter, "getaway" vacations and has broadened its product offerings to include biennial (alternate year) intervals and short-term leasing packages ("Samplers") which are designed to accommodate more cost-conscious customers.



     - Increasing Sales of Upgraded Intervals at Existing Resorts. The Company has designed specific marketing and sales programs to sell upgraded Vacation Intervals to Silverleaf Owners. Upgrades may include (i) an interval in a newly designed and constructed standard unit; (ii) an interval in a larger or higher quality unit; (iii) an interval during a more desirable time period (week); (iv) an interval at a different Drive-to Resort; (v) an interval at a Destination Resort; and (vi) the purchase of an interval for an additional week by an existing Silverleaf Owner. The Company generally develops higher quality, larger units for sale as upgraded intervals. For example, at Ozark Mountain Resort in Branson, Missouri, luxury "President's View" units are offered for sale at prices ranging from $8,000 to $17,500 per Vacation Interval. The Company is expanding the President's View units to other Existing Resorts. See "Business -- Description of Existing Resorts". In 1996, sales of upgraded intervals amounted to $7.9 million, or 16.4% of the Company's total revenues. See "Business -- Growth Strategy".



     - Development of New Resorts and Acquisitions. The Company believes there is significant opportunity for development of new timeshare resorts with characteristics similar to those of the Existing Resorts. The Company plans to develop new Drive-to Resorts close to major metropolitan areas and has recently entered into an agreement to acquire three parcels of land, two of which are proximate to Chicago, Illinois, and St. Louis, Missouri, which the Company plans to develop as new drive-to timeshare resorts. See "Business -- Growth Strategy". The Company also presently owns a tract of land in Mississippi which it plans to develop as a new destination resort. See "Business -- Growth Strategy". In developing a new resort, the Company will use its design, marketing, and sales capabilities to complete and market such resorts in accordance with the Company's standard criteria. In addition, the Company selectively considers acquiring other resorts and timeshare companies where it believes such acquisitions would be advantageous to its business. See "Risk Factors -- Development, Construction and Property Acquisition Activities".



     - Improvement of Operating Margins. The Company believes it can increase sales without significantly increasing general and administrative costs by capitalizing on recent investments in its marketing and administrative systems and personnel. See "Business -- Growth Strategy -- Improvement of Operating Margins". The Company also believes it can improve margins by selling upgraded Vacation Intervals to existing Silverleaf Owners since sales of upgraded intervals have significantly lower sales and marketing costs. In addition, as a public company, Silverleaf may be able to achieve lower borrowing costs and a lower cost of capital, although there can be no assurance that as a public company Silverleaf will be able to achieve such lower borrowing costs and costs of capital.

Competitive Advantages

     The Company believes the following characteristics provide Silverleaf with competitive advantages in operating within the economy segment of the timeshare industry:


     - Lower Marketing and Sales Costs. With convenient drive-to locations and on-site sales offices at certain Drive-to Resorts, the Company can invite potential customers to tour the Drive-to Resorts without offering subsidized airline tickets and lodging, a significant marketing expense typically incurred by competitors in the industry. The Company has also reduced marketing, operating, and administrative costs through centralization and automation of many functions at its Dallas, Texas headquarters.



     - Convenient Drive-to Locations. The Company's Drive-to Resorts are located within a two-hour drive of the target customers' residences, which accommodates the growing demand for shorter, more frequent, close to home vacations. This proximity facilitates use of the Company's Endless Escape program, which offers Silverleaf Owners up to six consecutive nights per visit on an unlimited basis for no additional charge, subject to availability and certain limitations. The Company believes it is the only operator in the industry which offers its customers these benefits. Silverleaf Owners can also conveniently enjoy non-lodging resort amenities year-round.



     - Substantial Internal Growth Capacity. At March 31, 1997, the Company had an inventory of 6,024 Vacation Intervals and a master plan to construct new units at the Existing Resorts which will result in up to 70,740 additional Vacation Intervals on land presently owned by the Company. The Company is therefore less reliant on acquisitions and new development for growth. See "Business -- Competitive Advantages -- Substantial Internal Growth Capacity".


     - In-House Operations. The Company has in-house marketing, sales, financing, development, and property management capabilities. While the Company utilizes outside contractors to supplement internal resources, when appropriate, the breadth of the Company's internal capabilities allows greater control over all phases of its operations and helps maintain operating standards and reduce overall costs.

     - Standard Design, Lower Construction and Operating Costs. The Company has developed standard architectural designs and operating procedures which the Company believes significantly reduce construction and operating expenses at the Existing Resorts and should likewise reduce such expenses at new resorts. Standardization and integration also allow the Company to rapidly develop new inventory in response to demand. New units can normally be constructed on an "as needed" basis in under 150 days.

     - Centralized Property Management. The Company operates all of the Existing Resorts on a centralized and collective basis, with operating and maintenance costs paid from Silverleaf Owners' monthly dues. The Company believes that consolidation of resort operations benefits Silverleaf Owners by providing them with a uniform level of service, accommodations and amenities on a standardized, cost-effective basis. Integration also facilitates the Company's internal exchange program, the Endless Escape program, and the Existing Resorts' qualification in the RCI exchange program.

                              THE EXISTING RESORTS


     The following table sets forth certain information regarding each of the Existing Resorts at March 31, 1997, unless otherwise indicated.


                                                                   VACATION INTERVALS AT                   VACATION
                                            UNITS AT RESORTS              RESORTS                      INTERVALS SOLD(a)
                                        ------------------------   ---------------------               -----------------
                                        INVENTORY                  INVENTORY                 DATE                   IN
                          PRIMARY          AT         PLANNED         AT        PLANNED      SALES     THROUGH     1996
   RESORT/LOCATION     MARKET SERVED     3/31/97    EXPANSION(b)    3/31/97    EXPANSION   COMMENCED   3/31/97     ONLY
   ---------------     --------------   ---------   ------------   ---------   ---------   ---------   --------   ------
DRIVE-TO RESORTS
Holly Lake             Dallas-             130           104           595       5,200(d)    1982        6,110     1,376
Hawkins, TX            Ft. Worth, TX
The Villages           Dallas-             204           388           560      20,176(e)    1980        9,929     1,970
Flint, TX              Ft. Worth, TX
Lake O' The Woods      Dallas-              64            16           114         800(d)    1987        3,199       821
Flint, TX              Ft. Worth, TX
Piney Shores           Houston, TX          96           304         1,184      15,808(e)    1988        3,809     1,139
Conroe, TX
Hill Country           Austin-San          113           292(f)        790      14,600(d)    1984        4,990       644
Canyon Lake, TX        Antonio, TX
DESTINATION RESORTS
Ozark Mountain         Branson, MO         124            78         2,432       4,056(e)    1982        3,864        95
Kimberling City, MO
Holiday Hills          Branson, MO          24           202           349      10,100(d)    1984          823         9
Branson, MO
                                           ---         -----         -----      ------                  ------     -----
  TOTAL                                    755         1,384         6,024      70,740                  32,724     6,054
                                           ===         =====         =====      ======                  ======     =====


                        AVERAGE
                         SALES
                         PRICE        AMENITIES/
   RESORT/LOCATION     IN 1996(a)   ACTIVITIES(c)
   ---------------     ----------   --------------
DRIVE-TO RESORTS
Holly Lake              $ 6,097      B,F,G,H,
Hawkins, TX                          M,S,T
The Villages              6,336      B,F,H,
Flint, TX                            M,S,T
Lake O' The Woods         6,272      F,M,S,T
Flint, TX
Piney Shores              7,349      B,F,H,
Conroe, TX                           M,S,T
Hill Country              6,853      B,M,S,T(g)
Canyon Lake, TX
DESTINATION RESORTS
Ozark Mountain           13,887      B,F,H,
Kimberling City, MO                  M,S,T
Holiday Hills            11,999      B,F,G,H,
Branson, MO                          M,S,T(g)
                        -------
  TOTAL                 $ 6,645
                        =======


---------------

(a) These totals do not reflect sales of upgraded Vacation Intervals to Silverleaf Owners. For 1996, upgrade sales at the Existing Resorts were as follows:

                                                                    AVERAGE SALES
                                        UPGRADED VACATION      PRICE IN 1996 -- NET OF
                RESORT                   INTERVALS SOLD          EXCHANGED INTERVAL
                ------                  -----------------      -----------------------
Holly Lake............................          279                     $4,195
The Villages..........................          399                      4,316
Lake O' The Woods.....................          125                      4,303
Piney Shores..........................          571                      4,028
Hill Country..........................          296                      4,209
Ozark Mountain........................          184                      3,639
Holiday Hills.........................           60                      3,760
                                             ------
                                              1,914                     $4,113
                                             ======                    =======

(b) Represents units included in the Company's master plan. This plan is subject to change based upon various factors, including consumer demand, the availability of financing, grant of governmental permits, and future land-planning and site layout considerations. The following chart reflects the status of certain planned units:


                                                                                           GOVT.
                                                      GOVT. APPROVAL   GOVT. APPROVAL    APPROVAL
                             SHELL     CURRENTLY IN      PROCESS          PROCESS         PROCESS
                            COMPLETE   CONSTRUCTION      COMPLETE         PENDING       NOT STARTED   TOTAL
                            --------   ------------   --------------   --------------   -----------   -----
Holly Lake................      4           --              50               --              50         104
The Villages..............     --           12             114              152             110         388
Lake O' The Woods.........     --           --              16               --              --          16
Piney Shores..............     --           12              64              120             108         304
Hill Country..............      3           12              82               42             153(f)      292
Ozark Mountain............     12           --              30               --              36          78
Holiday Hills.............     14           --             118               --              70         202
                               --           --             ---              ---             ---       -----
                               33           36             474              314             527       1,384
                               ==           ==             ===              ===             ===       =====



     The 33 "Shell Complete" units are currently devoted to such uses as a general store, registration office, sales office, activity center, construction office, or pro shop. The Company anticipates that these units will continue to be used for such purposes during 1997, except for three units at Hill Country Resort which will be finished-out for sale as Vacation Intervals.


     "Governmental Approval Process Complete" means either that (i) the Company believes that it has obtained all necessary authorizations under current law from the applicable local governmental authority with jurisdiction, including the approval and filing of any required preliminary or final plat and the issuance of building permit(s), in each case to the extent applicable, or (ii) upon payment of any required filing or other fees, the Company believes that it will under current law obtain such necessary authorizations without further process. See "Risk Factors -- Development, Construction and Property Acquisition Activities".

     "Governmental Approval Process Pending" means that the Company has commenced the process which the Company believes is required under current law in order to obtain the necessary authorizations from the applicable local governmental authority with jurisdiction, including submitting for approval any architectural drawings, preliminary plats or other attendant items as may be required.


(c) Principal amenities available to Silverleaf Owners at each resort are indicated by the following symbols: B -- boating; F -- fishing; G -- golf course; H -- horseback riding; M -- miniature golf; S -- swimming pool; and T -- tennis.


(d) These figures are based on 50 one-week intervals per unit. In some instances, the Company may be able to market 52 one-week intervals per unit.


(e) These figures are based on 52 one-week intervals per unit.



(f) This figure includes 132 planned units on land which the Company has the right to acquire in June 1997 pursuant to a written agreement.



(g) Boating is available near the resort.

                              CORPORATE BACKGROUND

     The Company was incorporated in Texas in 1989 and has been owned by and operated primarily under the direction of Robert E. Mead. Mr. Mead has more than 17 years of experience in timeshare resort acquisition, development, and operations, and since 1995 has served as a director of ARDA, the primary trade association for the timeshare industry. See "Management -- Directors and Executive Officers".

     Through the Company, Mr. Mead consolidated in one entity all of the timeshare assets and operations he previously owned through various partnerships and corporations affiliated with Mr. Mead. In May 1989, a partnership, of which the Company was the general partner, acquired the Existing Resorts from a now dissolved corporation which was also owned and controlled by Mr. Mead. In December 1995 (i) through a merger of the partnership into the Company, the Existing Resorts were transferred to the Company, (ii) the Company acquired additional assets of the now dissolved corporation subject to certain indebtedness owing by such corporation to Mr. Mead and his affiliates; and (iii) the Company acquired Condominium Builders, Inc. ("CBI") and certain assets from Mr. Mead (all of the acquisition and merger transactions in (i), (ii) and (iii) are collectively referred to herein as the "Consolidation Transactions"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Relationships and Related Transactions". The affiliated corporations and partnership whose assets were acquired by the Company through the Consolidation Transactions are sometimes collectively referred to herein as the "Affiliated Companies" or individually as an "Affiliated Company".

     The Company does business under the name "Silverleaf Vacation Club, Inc." The Company's principal executive offices are located at 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247. The Company's telephone number is (214) 631-1166.

                                  THE OFFERING


Issuer....................................  Silverleaf Resorts, Inc.
Offering..................................  3,500,000 shares(1)
Shares outstanding after the Offering.....  11,211,517 shares(1)(2)(3)
Use of proceeds...........................  Substantially all of the net proceeds of the
                                            Offering will be used to repay outstanding
                                            indebtedness of the Company. Approximately $9.9
                                            million of the proceeds will be used to repay
                                            indebtedness owed to Mr. Mead and his affiliates.
                                            Additionally, approximately $4.5 million of the
                                            proceeds (or $5.2 million if the Underwriters'
                                            over-allotment option is exercised in full) will be
                                            used to repay indebtedness owed to an affiliate of
                                            the lead managing Underwriter. See "Risk
                                            Factors -- Repayment of Indebtedness Owed to
                                            Officer and Affiliates", and "-- Repayment of
                                            Indebtedness Owed to Affiliate of Underwriter" and
                                            "Use of Proceeds".
Dividend policy...........................  The Company does not expect to pay any dividends in the foreseeable future. See "Dividend Policy".
Proposed NYSE symbol......................  "SVR"


---------------

(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting".


(2) Does not include 1,100,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan (as defined). See "Management -- 1997 Stock Option Plan".



(3) Mr. Mead and another officer of the Company will collectively own 7,711,517 shares of Common Stock after the Offering. See "Risk Factors -- Voting Control by Existing Shareholder".

            SUMMARY CONSOLIDATED HISTORICAL FINANCIAL, OPERATING AND
                        PRO FORMA FINANCIAL INFORMATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The summary consolidated historical financial information set forth below has been derived from the consolidated financial statements of the Company which have been restated giving effect to the Consolidation Transaction utilizing the historical cost basis of the combined entities so as to present the consolidated financial condition and operations since these entities were under common ownership and control. The consolidated financial statements of the Company for 1995 and 1996 included herein were audited by Deloitte & Touche LLP. The consolidated financial statements for 1994 included herein were audited by James Smith & Company, P.C. The consolidated financial statements for 1992 and 1993 are unaudited. In the opinion of management of the Company, the data presented for the three months ended March 31, 1996 and 1997, which are derived from the Company's unaudited consolidated financial statements, reflects all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operation for such periods. Results for the three months ended March 31, 1997 are not necessarily indicative of results for the entire fiscal year.



     The unaudited pro forma income statement data for the three months ended March 31, 1996 and 1997 and for the year ended December 31, 1996 gives effect to the Offering and the application of the proceeds therefrom to the payment of all amounts due to affiliates and payment of $35.1 million of notes payable to third parties at the beginning of the period presented, subject to the assumptions stated in the related notes. The unaudited as adjusted balance sheet data at March 31, 1997 gives effect to the Offering and the application of the proceeds therefrom to the payment of debt as of the last day of the period presented, subject to the assumptions stated in the notes. The unaudited pro forma income statement and balance sheet data is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor do they purport to represent the Company's results of operations or financial position for future periods.


     The Summary Consolidated Historical Financial, Operating and Pro Forma Financial Information should be read in conjunction with the Consolidated Financial Statements and notes thereto included herein, "Selected Consolidated Historical Financial, Operating and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                             HISTORICAL
                                     ------------------------------------------------------------------------------------------
                                                                                                         THREE MONTHS ENDED
                                                        YEAR ENDED DECEMBER 31,                               MARCH 31,
                                     --------------------------------------------------------------   -------------------------
                                        1992         1993         1994         1995         1996         1996          1997
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                      (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval sales..........  $   13,987   $   19,607   $   25,843   $   35,885   $   48,103   $    12,590   $    15,771
  Less provision for uncollectible
    notes..........................      (2,693)      (3,249)      (6,014)      (9,144)     (12,075)       (3,243)       (3,849)
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
Net Vacation Interval sales:.......      11,294       16,358       19,829       26,741       36,028         9,347        11,922
  Interest income..................         542        1,029        1,633        3,968        6,297         1,312         1,933
  Interest income from
    affiliates.....................          --           70          252          393          377           128           107
  Management fee income............       2,265        3,613        2,394        2,478        2,187           552           499
  Lease income.....................         428          512        1,137        1,310        1,717           456           485
  Other income.....................       1,813        1,964        1,932        1,832        1,440           245           399
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
        Total revenues.............      16,342       23,546       27,177       36,722       48,046        12,040        15,345
Costs and Operating Expenses:
  Cost of Vacation Interval
    sales..........................       3,876        2,094        2,648        3,280        2,805           224         1,221
  Sales and marketing..............       7,690       10,219       12,929       17,850       21,839         5,040         5,949
  Operating, general and
    administrative.................       2,475        6,109        5,336        8,062        8,970         2,343         1,945
  Depreciation and amortization....         288          477          590          863        1,264           277           331
  Interest expense to affiliates...         383          664          885        1,403          880           228           225
  Interest expense to unaffiliated
    entities.......................       1,318          762          757        2,206        3,879           828         1,461
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
        Total costs and operating
          expenses.................      16,030       20,325       23,145       33,664       39,637         8,940        11,132
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
Income from continuing operations
  before income taxes..............         312        3,221        4,032        3,058        8,409         3,100         4,213
Income tax expense.................         266        1,376        1,677        1,512        3,140         1,156         1,559
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
Income from continuing
  operations.......................          46        1,845        2,355        1,546        5,269   $     1,944         2,654
Income (loss) on discontinued
  operations.......................          --         (286)         568       (1,484)        (295)          (95)           --
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
Net income.........................  $       46   $    1,559   $    2,923   $       62   $    4,974   $     1,849   $     2,654
                                     ==========   ==========   ==========   ==========   ==========   ===========   ===========
Income per common share from:(b)...
  Continuing operations............  $     0.00   $     0.24   $     0.31   $     0.20   $     0.68   $      0.25   $      0.34
  Discontinued operations..........          --        (0.03)        0.08        (0.19)       (0.04)        (0.01)           --
                                     ----------   ----------   ----------   ----------   ----------   -----------   -----------
Net income per common share........  $     0.00   $     0.21   $     0.39   $     0.01   $     0.64   $      0.24   $      0.34
                                     ==========   ==========   ==========   ==========   ==========   ===========   ===========
Weighted average number of shares
  outstanding......................   7,588,952    7,588,952    7,588,952    7,590,295    7,711,517     7,711,517     7,711,517
                                     ==========   ==========   ==========   ==========   ==========   ===========   ===========



                                                                                                    THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                     MARCH 31,
                                                 ------------------------------------------------   -------------------
                                                  1992      1993      1994      1995       1996       1996       1997
                                                 -------   -------   -------   -------   --------   --------   --------
                                                 (DOLLARS IN THOUSANDS EXCEPT AVERAGE PRICE OF VACATION INTERVALS SOLD)
CASH FLOW DATA:
EBITDA(c)......................................  $ 2,301   $ 5,124   $ 6,264   $ 7,530   $ 14,432   $  4,433   $  6,230
Cash flows provided by (used in):
  Operating activities.........................  $ 1,672   $ 5,711   $ 2,496   $ 3,713   $  6,375      3,443      2,747
  Investing activities.........................   (4,266)   (6,121)  (12,189)  (19,604)   (23,997)    (6,199)    (7,028)
  Financing activities.........................      422       378    10,424    18,674     14,882        819      4,430
OPERATING DATA:
Number of Existing Resorts at period end.......        7         7         7         7          7          7          7
Number of Vacation Intervals sold (excluding
  upgrades)....................................    1,983     2,582     3,705     4,831      6,054      1,419      1,539
Number of upgraded Vacation Intervals sold.....      884     1,378     1,290     1,921      1,914        440        860
Number of Vacation Intervals in inventory......    7,218     5,615     5,943     6,600      6,732      6,172      6,024
Average price of Vacation Intervals sold
  (excluding upgrades)(a)......................  $ 5,293   $ 5,554   $ 5,727   $ 5,881   $  6,645   $  6,605   $  7,832
Average price of upgraded Vacation Intervals
  sold (net of exchanged interval).............  $ 3,949   $ 3,822   $ 3,585   $ 3,885   $  4,113   $  4,041   $  4,331
Average price of all Vacation Intervals sold
  (including upgrades).........................  $ 7,054   $ 7,594   $ 6,975   $ 7,428   $  7,946   $  7,858   $ 10,254


---------------


(a) Includes one and two bedroom units.

                     SUMMARY PROFORMA FINANCIAL INFORMATION



                                                         PROFORMA(A)
                                          ------------------------------------------
                                                              THREE MONTHS ENDED
                                           YEAR ENDED             MARCH 31,
                                          DECEMBER 31,    --------------------------
                                              1996           1996           1997
                                          ------------    -----------    -----------
                                                (DOLLARS IN THOUSANDS, EXCEPT
                                                  SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval sales...............  $    48,103     $    12,590    $    15,771
  Less provision for uncollectible
    notes...............................      (12,075)         (3,243)        (3,849)
                                          -----------     -----------    -----------
  Net Vacation Interval sales...........       36,028           9,347         11,922
  Interest income.......................        6,297           1,312          1,933
  Interest income from affiliates.......           --              --             --
  Management fee income.................        2,187             552            499
  Lease income..........................        1,717             456            485
  Other income..........................        1,440             245            399
                                          -----------     -----------    -----------
         Total revenues.................       47,669          11,912         15,238
Costs and Operating Expenses:
  Cost of Vacation Interval sales.......        2,805             224          1,221
  Sales and marketing...................       21,839           5,040          5,949
  Operating, general and
    administrative......................        9,720           2,531          2,133
  Depreciation and amortization.........        1,264             277            331
  Interest expense to affiliates........           --              --             --
  Interest expense to unaffiliated
    entities............................          201              22            236
                                          -----------     -----------    -----------
         Total costs and operating
           expenses.....................       35,829           8,094          9,870
                                          -----------     -----------    -----------
Income from continuing operations before
  income taxes..........................       11,840           3,818          5,368
Income tax expense......................        4,416           1,424          1,986
                                          -----------     -----------    -----------
Income from continuing operations.......  $     7,424     $     2,394    $     3,382
                                          ===========     ===========    ===========
Income per common share from continuing
  operations:(b)........................  $      0.71     $      0.24    $      0.30
                                          ===========     ===========    ===========
Weighted average number of shares
  outstanding...........................   10,483,168      10,161,933     11,211,517
                                          ===========     ===========    ===========



                                                                                       MARCH 31, 1997
                                                                                 ---------------------------
                                                                                 HISTORICAL   AS ADJUSTED(D)
                                                                                 ----------   --------------
BALANCE SHEET DATA (at end of period):
Cash and cash equivalents........................                                 $ 1,121        $ 1,121
Amounts due from affiliates......................                                   6,494          1,667
Total assets.....................................                                  99,714         94,887
Amounts due to affiliates........................                                  14,747             --
Notes payable and capital lease obligations......                                  46,690         11,560
Total liabilities................................                                  76,397         26,520
Shareholders' equity.............................                                  23,317         68,367


---------------


(a) Assumes (i) the sale of 3,500,000 shares of Common Stock offered hereby at an offering price of $14.50 per share, in the aggregate $50.7 million, less the underwriting discounts and commissions and the payment by the Company of the estimated offering expenses of $5.7 million; (ii) payment of all amounts due to affiliates net of amounts due from affiliates and elimination of the related interest; (iii) payment of $35.1 million of notes payable to third parties and elimination of the related interest expense; (iv) estimated annual additional costs to be incurred as a public company of $750,000; and
    (v) adjustment of the provision for income taxes for the effect of these pro forma adjustments.



(b) Gives retroactive effect to the pro forma Stock Split and increase in the number of shares outstanding to 11,211,517 million Common Shares at period end.



(c) As shown below, EBITDA represents net income from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's financial performance. However, EBITDA should not be construed as an alternative to net income as a measure of the Company's operating results or to cash flows from operating activities (determined in accordance with generally accepted accounting principles) as a measure of liquidity. Since revenues from Vacation Interval sales include promissory notes received by the Company, EBITDA does not reflect cash flow available to the Company. The Company's management interprets trends in EBITDA to be an indicator of the Company's financial performance, in addition to net income and cash flows from operating activities (determined in accordance with generally accepted accounting principles). The following table reconciles EBITDA to net income from continuing operations:



                                                                                         THREE MONTHS
                                                                                             ENDED
                                                    YEAR ENDED DECEMBER 31,                MARCH 31,
                                          -------------------------------------------   ---------------
                                           1992     1993     1994     1995     1996      1996     1997
                                          ------   ------   ------   ------   -------   ------   ------
Net income from continuing operations...  $   46   $1,845   $2,355   $1,546   $ 5,269   $1,944   $2,654
Interest expense........................   1,701    1,426    1,642    3,609     4,759    1,056    1,686
Income tax expense......................     266    1,376    1,677    1,512     3,140    1,156    1,559
Depreciation and amortization...........     288      477      590      863     1,264      277      331
                                          ------   ------   ------   ------   -------   ------   ------
EBITDA from continuing operations.......  $2,301   $5,124   $6,264   $7,530   $14,432   $4,433   $6,230
                                          ======   ======   ======   ======   =======   ======   ======



(d) As adjusted to give effect to the Offering and the application of the proceeds therefrom as described in Note (a) as if the Offering and application of the proceeds therefrom occurred at period end.

                                  RISK FACTORS

     Prospective investors should carefully consider the following information in conjunction with the other information contained in this Prospectus before purchasing any of the shares of Common Stock offered hereby.


SENSITIVITY OF CUSTOMERS TO GENERAL ECONOMIC CONDITIONS



     The Company focuses exclusively on the economy segment of the timeshare industry and markets primarily to households with annual incomes between $25,000 and $50,000. The Company's targeted customers are generally more vulnerable to deteriorating economic conditions than consumers in the luxury or upscale markets. Any economic downturn could depress spending for Vacation Intervals, limit the availability or increase the cost of financing for the Company and its customers, and adversely affect the collectibility of the Company's loans to Vacation Interval buyers. During past economic slowdowns and recessions, Affiliated Companies experienced increased delinquencies in the payment of Vacation Interval promissory notes and monthly Club dues and consequent increased foreclosures and loan losses. During any future economic slowdown or recession, the Company projects that increased delinquencies, foreclosures, and loan losses are likely to occur. Similar adverse consequences could result from significant increases in transportation costs. Any or all of the foregoing could have a material adverse effect on the Company's results of operations, liquidity and financial position.



LEVERAGE



     The Company's future lending and development activities will likely be financed with indebtedness obtained under the Company's existing credit facilities or under credit facilities to be obtained by the Company in the future. Such credit facilities are and would likely be collateralized by Company assets and contain restrictive covenants. Among other consequences, terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, significant business opportunities that may arise, general corporate purposes or other purposes. In addition, if the Company were to incur additional indebtedness, this could increase its vulnerability to adverse general economic and timeshare industry conditions and to increased competitive pressures. Finally, creditors' claims against the Company will be paid in full before the claims of shareholders in the event of a liquidation, bankruptcy or winding up of the Company. Historically and currently at March 31, 1997, after taking into account the amount of ineligible collateral and the 70% borrowing base, the Company's borrowings have approached the maximum amount available under its existing credit facilities. However, to the extent the Company continues to generate additional customer notes receivable through its sales efforts, such notes may be pledged to lenders under existing credit facilities for additional borrowings, subject to the 70% advance rate. See "-- Financing Customer Borrowings -- Borrowing Base, Business -- Existing Credit Facilities".


BORROWER DEFAULTS

     The Company offers financing to the buyers of Vacation Intervals at the Company's resorts. These buyers make a down payment of at least 10% of the purchase price and deliver a promissory note to the Company for the balance; the promissory notes generally bear interest at a fixed rate, are payable over a seven year period, and are secured by a first mortgage on the Vacation Interval. The Company bears the risk of defaults on these promissory notes, and this risk is heightened inasmuch as the Company generally does not verify the credit history of its customers and will provide financing if the customer is presently employed and meets certain household income criteria.


     The Company's credit experience is such that in 1997 it plans to allocate 22% of the purchase price of each Vacation Interval to a bad debt reserve. If a buyer of a Vacation Interval defaults, the Company generally must foreclose on the Vacation Interval and attempt to resell it; the associated marketing, selling, and administrative costs from the original sale are not recovered; and such costs must be incurred again to resell the Vacation Interval. Although the Company, in many cases, may have recourse against a Vacation Interval buyer for the unpaid price, the state of Texas and certain other states have laws which limit the Company's ability to recover personal judgments against customers who have defaulted on their loans. For example, under Texas law, if the Company were to pursue a post-foreclosure deficiency claim against a customer, the customer may file a court proceeding to determine the fair market value of the property foreclosed upon. In such event, the Company may not recover a personal judgment against the customer for the full amount of the deficiency, but may recover only to the extent that the indebtedness owed to the Company exceeds the fair market value of the property. Accordingly, the Company has generally not pursued this remedy.


     Prior to 1996, the Company sold customer promissory notes and mortgages to third parties, generally with recourse, as a means of financing its operations. As a result, the Company may be required to repurchase customer promissory notes previously sold which become delinquent. The Company takes these contingent obligations into account in establishing its allowance for uncollectible notes. At December 31, 1996, the Company had notes receivable (including notes unrelated to Vacation Intervals) in the approximate principal amount of $67.7 million, was contingently liable with respect to approximately $11.0 million principal amount of customer notes sold with recourse and had an allowance for doubtful notes of approximately $11.9 million. There can be no assurance that such reserves are adequate. See Note 4 of Notes to Consolidated Financial Statements.

FINANCING CUSTOMER BORROWINGS


     While the Company intends to use the proceeds of the Offering to pay off approximately $45.0 million of existing indebtedness, it will be required to continue to borrow to sustain operations.



     Borrowing Base. The Company has entered into agreements with lenders to borrow up to approximately $96 million collateralized by customer promissory notes and mortgages. The Company's lenders typically lend the Company 70% of the principal amount of performing notes, and Silverleaf Owners make payments on their promissory notes directly to the lender's collection center, where receipts are applied against the Company's loan balance. At December 31, 1996, the Company had a portfolio of approximately 15,796 customer promissory notes in the approximate principal amount of $66.8 million, of which approximately $7.9 million in principal amount of customer receivables were 60 days or more past due and therefore ineligible as collateral. At such date, the Company had borrowings from lenders in the approximate principal amount of $34.7 million secured by the customer loans. Historically and currently, after taking into account the amount of ineligible collateral and the 70% borrowing base, the Company's borrowings have approached the maximum amount available under its existing credit facilities. To the extent the Company generates additional customer notes receivable through its sales efforts, such notes may be pledged to lenders for additional borrowings, subject to the 70% advance rate.



     Negative Cash Flow. The Company ordinarily receives only 10% of the purchase price on the sale of a Vacation Interval but must pay in full the costs of development, marketing, and sale of the interval. Maximum borrowings available under the Company's current credit agreements may not be sufficient to cover these costs, thereby straining capital resources, liquidity, and capacity to grow.



     Interest Rate Mismatch. At December 31, 1996, the Company's portfolio of customer loans had a weighted average fixed interest rate of 14.7%. At such date, the Company's borrowings (which bear interest at variable rates) against the portfolio had a weighted average cost of funds of 10.8%. The Company has historically derived net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their Vacation Intervals exceed the interest rates the Company pays to its lenders. Because the Company's indebtedness bears interest at variable rates and the Company's customer receivables bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically enjoyed and could cause the interest expense on the Company's borrowings to exceed its interest income on its portfolio of customer loans. The Company does not currently engage in interest rate hedging transactions. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on the Company's results of operations, liquidity and financial position.


     To the extent interest rates decrease generally on loans available to the Company's customers, the Company faces an increased risk that customers will pre-pay their loans and reduce the Company's income from financing activities. See "Business -- Customer Financing".

     Maturity Mismatch. The Company typically provides financing to customers over a seven year period which customer notes have an average maturity of 5.6 years. The Company's related revolving credit borrowings, however, mature between October 1998 and August 2003, with most of such borrowings maturing in 1999. Accordingly, there is a mismatch between the Company's anticipated cash receipts and cash disbursements.

Although the Company has historically been able to secure financing sufficient to fund its operations, it does not presently have agreements with its lenders to extend the term of its existing funding commitments or to replace such commitments upon their expiration. Failure to obtain such refinancing facilities could require the Company to sell its portfolio of customer loans, probably at a substantial discount, or to seek other alternatives to enable it to continue in business. While the Company has been successful in obtaining financing to date, there is no assurance it will be able to do so in the future. See
"-- Acceleration of Deferred Taxes; Alternative Minimum Taxes".


     Impact on Sales. Limitations on the availability of financing would inhibit sales of Vacation Intervals due to (i) the lack of funds to finance the initial negative cash flow that results from sales that are financed by the Company, and
(ii) reduced demand if the Company is unable to provide financing to purchasers of Vacation Intervals.



REPAYMENT OF INDEBTEDNESS OWED TO OFFICER AND AFFILIATES



     Mr. Mead will realize benefits from the Offering that will not be received by other persons participating in the Offering. Such benefits include the repayment by the Company of indebtedness owed to Mr. Mead and his affiliates. Thus, Mr. Mead has interests that conflict with the interests of persons acquiring Common Stock in the Offering. Mr. Mead and his affiliates will receive approximately $9.9 million of the net proceeds of the Offering for the repayment of debt owed by the Company to him and his affiliates. See "Certain Relationships and Related Transactions -- Repayment of Affiliated Debt", "Principal Shareholders", and "Management -- Employment and Noncompetition Agreements".



REGULATION OF MARKETING AND SALES OF VACATION INTERVALS AND RELATED LAWS



     The Company's marketing and sales of Vacation Intervals and other operations are subject to extensive regulation by the federal government and the states and jurisdictions in which the Existing Resorts are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act and the Civil Rights Acts of 1964 and 1968.



     In addition, many states, including Texas and Missouri (the only states in which the Company currently owns resorts), have adopted specific laws and regulations regarding the sale of Vacation Interval ownership programs. The laws of most states, including Texas, require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and the sale of Vacation Intervals prior to selling to residents of that state. The laws of these states require the Company to file numerous documents and supporting information with the state agency responsible for the regulation of Vacation Intervals. When the agency determines that a project may be sold, it will issue a public report for the project. The Company is required to deliver an offering statement or public report to all prospective purchasers of a Vacation Interval who are Texas residents, together with certain additional information concerning the terms of the purchase, regardless of whether the resort is located in Texas. In Missouri, the Company is required to make certain disclosures in its sales documents. Laws in each state where the Company currently sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within approximately five calendar days following the date the contract was signed by the purchaser. Most states have other laws which regulate the Company's activities and protect purchasers, such as real estate licensure laws; travel sales licensure laws; anti-fraud laws; consumer protection laws; telemarketing laws; prize, gift and sweepstakes laws; and other related laws.



     The Company believes it is in material compliance with federal, Texas, and Missouri laws and regulations to which it is currently subject relating to the sale and marketing of timeshare resorts. However, the Company is normally and currently the subject of a number of consumer complaints generally relating to marketing or sales practices filed with relevant authorities, and there can be no assurance that all of these complaints can be resolved without adverse regulatory actions or other consequences. The Company expects some level of consumer complaints in the ordinary course of its business as the Company targets audiences which generally are less financially sophisticated and more susceptible to intensive sales practices than more affluent customers. There can be no assurance that the costs of resolving consumer complaints or of qualifying under Vacation Interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant, that the Company is in material compliance with applicable federal, Texas, Missouri, or other laws and regulations, or that violations of law will not have adverse implications for the Company, including negative public relations, potential litigation, and regulatory sanctions. The expense, negative publicity, and potential sanctions associated with the failure to comply with applicable laws or regulations could have a material adverse effect on the Company's results of operations, liquidity, or financial position. See "Business -- Governmental Regulation".



     During the 1980's and to a lesser extent continuing through the present, the timeshare industry has been and continues to be afflicted with negative publicity and prosecutorial attention due, among other things, to marketing practices which were widely viewed as deceptive or fraudulent. Among the many timeshare companies which have been the subject of federal, state and local enforcement actions and investigations were certain of the Affiliated Companies and their affiliates. Some of the settlements, injunctions and decrees resulting from litigation and enforcement actions (the "Orders") to which certain of the Affiliated Companies consented purport to bind all successors and assigns, and accordingly bind the Company. In addition, the Company was directly a party to one such Order issued in Missouri. No past or present officers, directors or employees of the Company or any Affiliated Company were named as subjects or respondents in any of these Orders; however, each Order purports to bind generically unnamed "officers, directors and employees" of certain Affiliated Companies. Therefore, certain of these Orders may be interpreted to be enforceable against the present officers, directors and employees of the Company even though they were not individually named as subjects of the enforcement actions which resulted in these Orders. These Orders require, among other things, that all parties bound by the Orders, including the Company, refrain from engaging in deceptive sales practices in connection with the offer and sale of Vacation Intervals. In one case in 1988, an Affiliated Company pled guilty to deceptive uses of the mails in connection with promotional sales literature mailed to prospective timeshare purchasers and agreed to pay a judicially imposed fine of $1.5 million and restitution of $100,000. The requirements of the Orders are substantially what applicable state and federal laws and regulation mandate, but the consequence of violating the Order may be that sanctions (including possible financial penalties and suspension or loss of licensure) may be imposed more summarily and may be harsher than would be the case if the Orders did not bind the Company. In addition, the existence of the Orders may be viewed negatively by prospective regulators in jurisdictions where the Company does not now do business, with attendant risks of increased costs and reduced opportunities.



     In response to the fraudulent marketing practices which plagued the timeshare industry in the 1980's, in the late 1980's and early 1990's, various states enacted legislation aimed at curbing such abuses. While the Company believes that such legislation has remedied many of the industry's past problems, the Company believes abuses in the timeshare industry continue, albeit on a much lower scale. Recently, the Company has been the subject of some consumer complaints which have triggered governmental investigations into the Company's affairs. In March 1997, the Company entered into an Assurance of Voluntary Compliance with the Texas Attorney General, in which the Company agreed to make additional disclosure to purchasers of Vacation Intervals regarding the limited availability of its Endless Escape program during certain periods. The Company paid $15,200 for investigatory costs and attorneys' fees of the Attorney General in connection with this matter. Also, in March 1997, the Company entered into an agreed order (the "Agreed Order") with the Texas Real Estate Commission requiring the Company to comply with certain aspects of the Texas Timeshare Act, Texas Real Estate License Act and Rules of the Texas Real Estate Commission, with which it had allegedly been in non-compliance until mid-1995. The allegations included (i) the Company's admitted failure to register the Missouri Destination Resorts in Texas (due to its misunderstanding of the reach of the Texas Timeshare Act); (ii) payment of referral fees for Vacation Interval sales, the receipt of which was improper on the part of the recipients; and (iii) miscellaneous other actions alleged to violate the Texas Timeshare Act, which the Company denied. While the Agreed Order acknowledges that Silverleaf independently resolved ten consumer complaints referenced in the Agreed Order, discontinued the practices complained of, and had registered the Destination Resorts during 1995 and 1996, the

Texas Real Estate Commission ordered Silverleaf to cease its discontinued practices and enhance its disclosure to purchasers of Vacation Intervals. In the Agreed Order, Silverleaf agreed to make a voluntary donation of $30,000 to the State of Texas. The Agreed Order also directs Silverleaf to revise its training manual for timeshare salespersons and verification officers. The Agreed Order resolved all of the alleged violations contained in complaints received by the Texas Real Estate Commission through December 31, 1996. See "Business -- Governmental Regulation".



CONCENTRATION IN TIMESHARE INDUSTRY



     Because the Company's operations are conducted solely within the timeshare industry, any adverse changes affecting the timeshare industry such as an oversupply of timeshare units, a reduction in demand for timeshare units, changes in travel and vacation patterns, changes in governmental regulations or taxation of the timeshare industry, as well as negative publicity about the timeshare industry, could have a material adverse effect on the Company's results of operations, liquidity or financial position. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".


COMPETITION

     The timeshare industry is highly fragmented and includes a large number of local and regional resort developers and operators. However, some of the world's most recognized lodging, hospitality and entertainment companies, such as, Marriott Ownership Resorts ("Marriott"), The Walt Disney Company ("Disney"), Hilton Hotels Corporation ("Hilton") and Hyatt Corporation ("Hyatt"), have recently entered the industry. Other companies in the timeshare industry, including Signature Resorts, Inc. ("Signature"), Fairfield Communities, Inc. ("Fairfield"), Vacation Break USA, Inc. ("Vacation Break"), Vistana, Inc. ("Vistana") and Ramada Vacation Suites ("Ramada"), a subsidiary of Mego Financial Corporation, are public companies with enhanced access to capital and other resources.

     Fairfield and Signature own timeshare resorts in or near Branson, Missouri, which compete with the Company's Holiday Hills and Ozark Mountain Resorts, and Signature owns a resort which is located near and competes with the Company's Piney Shores Resort. Based on published industry data and reports, except for Fairfield and Signature, the Company does not believe that any of the competitors named above own timeshare resorts in Texas or Missouri and believes that such competitors generally target consumers with higher annual incomes than the Company. Nonetheless, competitors may possess significantly greater financial, marketing, personnel and other resources than the Company, and there can be no assurance that such competitors will not significantly reduce the price of their Vacation Intervals or offer greater convenience, services or amenities than the Company.

     While the Company's principal competitors are developers of timeshare resorts, the Company is also subject to competition from other entities engaged in the commercial lodging business, including condominiums, hotels and motels; others engaged in the leisure business; and, to a lesser extent, from campgrounds, recreational vehicles, tour packages and second home sales. A reduction in the product costs associated with any of these competitors, or an increase in the Company's costs relative to such competitors' costs, could have a material adverse effect on the Company's results of operations, liquidity and financial position.

     Numerous businesses, individuals and other entities will compete with the Company in seeking properties for development and acquisition of resorts. Some of these competitors will be larger and have greater financial resources than the Company. Such competition may result in a higher cost for properties the Company wishes to acquire or may cause the Company to be unable to acquire suitable properties for the development of new resorts.

DEVELOPMENT, CONSTRUCTION AND PROPERTY ACQUISITION ACTIVITIES

     The Company intends to selectively develop and acquire new resorts and continue the expansion of the Existing Resorts. Acquiring and developing new resorts will place substantial demands on the Company's liquidity and capital resources, as well as on its personnel and administrative capabilities. Risks associated with the Company's development and construction activities include the following: construction costs or delays at a property may exceed original estimates, possibly making the expansion or development uneconomical or unprofitable; sales of Vacation Intervals at a newly completed property may not be sufficient to make the property profitable; and financing may be unavailable or may not be available on favorable terms for development of, or the continued sales of Vacation Intervals at, a property. The Company projects that its planned expansion at the Existing Resorts alone will cost in excess of $100 million. Additionally, the Company currently projects that it will cost in excess of $47.6 million to acquire and fully develop its planned new drive-to resorts in Missouri and Illinois. The Company also has plans to develop a tract of land it currently owns in Mississippi as a new destination resort at an estimated cost of $4.5 million. There can be no assurance the Company will develop and acquire new resorts or expand the Existing Resorts. The Company does not and upon the consummation of the Offering will not have the financing available to complete all of its planned expansion as set forth in "Business -- Summary of the Company's Resorts, -- Growth Strategy -- Development of New Resorts and Acquisitions".


     In addition, the Company's development and construction activities, as well as its ownership and management of real estate, are subject to comprehensive federal, state and local laws regulating such matters as environmental and health concerns, protection of endangered species, water supplies, zoning, land development, land use, building design and construction, marketing and sales, and other matters. Such laws and difficulties in obtaining, or failing to obtain, the requisite licenses, permits, allocations, authorizations and other entitlements pursuant to such laws could impact the development, completion, and sale of the Company's projects. See "-- Regulation of Marketing and Sales or Vacation Intervals and Related Laws". The enactment of "slow growth" or "no-growth" initiatives or changes in labor or other laws in any area where the Company's projects are located could also delay, affect the cost or feasibility of, or preclude entirely the expansion planned at each of the Existing Resorts or the development of other resorts.


     The Company's resorts are located in rural areas, often requiring the Company to provide public utility water and sanitation services in order to proceed with development. Such activities are subject to permission and regulation by governmental agencies, the denial or conditioning of which could limit or preclude development. Operation of the utilities also subjects the Company to risk of liability in connection with both the quality of fresh water provided and the treatment and discharge of waste-water. See
"Business -- Government Regulation".


     While the Company's construction activities typically are performed by third-party contractors whose performance cannot be assured by the Company, construction claims may be asserted against the Company for construction defects and such claims may give rise to liabilities. Certain state and local laws may impose liability on property developers with respect to construction defects discovered or repairs made by future owners of such property.

     See "Business -- Business Strategy" and "-- Acquisition and Development Process", "Management's Discussion and Analysis of Financial Condition and Results of Operations".

DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a large extent upon the experience and abilities of Mr. Mead, Sharon K. Brayfield, and David T. O'Connor, the Company's Chief Executive Officer, President, and Executive Vice President -- Sales, respectively. The loss of the services of any one of these key individuals could have a material adverse effect on the Company's results of operations, liquidity or financial position. See "Management -- Employment and Noncompetition Agreements". The Company's success is also dependent upon its ability to attract and maintain qualified acquisition, development, marketing, management, administrative and sales personnel. The ability to attract such personnel will become particularly important as the Company grows and develops additional resorts, and there can be no assurance that the Company will be successful in attracting and/or retaining such personnel.



COSTS OF COMPLIANCE WITH LAWS GOVERNING ACCESSIBILITY OF FACILITIES TO DISABLED PERSONS



     A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act (the "ADA"), impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. The ADA requirements did not become effective until after January 1, 1991. Although the Company believes the Existing Resorts are substantially in compliance with laws governing the accessibility of its facilities to disabled persons, the Company will incur additional costs of complying with such laws. Additional federal, state and local legislation may impose further burdens or restrictions on the Company, the Clubs, or the Master Club at the Existing Resorts with respect to access by disabled persons. The ultimate cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company's results of operations, liquidity or capital resources, such costs could be substantial.


GEOGRAPHIC CONCENTRATION WITHIN TEXAS AND MISSOURI



     At March 31, 1997, all of the Company's resorts and substantially all of the Company's customers and borrowers were located in Texas and Missouri. The Company's performance and the value of its properties is affected by regional factors, including local economic conditions (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and the local regulatory climate. The Company's current concentration in the Texas and Missouri markets could make the Company more susceptible to adverse events or conditions which affect these areas in particular.


POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local laws, ordinances and regulations, as well as common law, the owner or operator of real property generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on, in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of the hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's ability to sell or lease a property or to borrow money using such real property as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when such material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property. Further, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from violations of environmental regulations or from contamination associated with the site. Phase I environmental reports (which typically involve inspection without soil sampling or ground water analysis) were prepared in 1994 by independent environmental consultants for each Existing Resort and did not reveal, nor is the Company aware of, any environmental liability that would have, a material adverse effect on the Company's results of operations, liquidity or financial position. No assurance, however, can be given that these reports reveal all environmental liabilities or that no prior owner created any material environmental condition not known to the Company.

     Certain environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability. Thus, the Company may have liability with respect to properties previously sold by it or by its predecessors.


     The Company owns its own water supply facilities and waste-water treatment plant at several of its resorts. The Texas Natural Resources Conservation Commission ("TNRCC") is the primary state umbrella agency regulating the utilities at the Drive-to Resorts in Texas, and the Department of Natural Resources and the Public Service Commission of Missouri are the primary state umbrella agencies regulating such utilities at the Destination Resorts in Missouri. As a result of an enforcement proceeding brought against the Company by TNRCC in connection with a waste-water facility at the Holly Lake Resort, the Company is in the process of expanding the existing waste-water facility. See "Business -- Government Regulation".


     The Company believes that it is in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances. Other than in connection with the waste-water proceedings mentioned above, the Company has not been notified by any governmental authority or third party of any non-compliance, liability or other claim in connection with any of its present or former properties. See "Business -- Governmental Regulation -- Environmental Matters".

DEPENDENCE ON VACATION INTERVAL EXCHANGE NETWORKS; POSSIBLE INABILITY TO QUALIFY RESORTS

     The attractiveness of Vacation Interval ownership is enhanced by the availability of exchange networks that allow Silverleaf Owners to exchange in a particular year the occupancy right in their Vacation Interval for an occupancy right in another participating network resort. According to ARDA, the ability to exchange Vacation Intervals was cited by many buyers as an important reason for purchasing a Vacation Interval. Several companies, including RCI, provide broad-based Vacation Interval exchange services, and all of the Company's Existing Resorts are currently qualified for participation in the RCI exchange network. However, no assurance can be given that the Company will continue to be able to qualify the Existing Resorts or future resorts for participation in the RCI network or any other exchange network. If such exchange networks cease to function effectively, or if the Company's resorts are not accepted as exchanges for other desirable resorts, the Company's sales of Vacation Intervals could be materially adversely affected. See "Business -- Participation in Vacation Interval Exchange Networks".

RESALE MARKET FOR VACATION INTERVALS

     Based on its experience at the Existing Resorts, the Company believes the market for resale of Vacation Intervals by the owners of such intervals is very limited and that resale prices are substantially below their original purchase price. This may make ownership of Vacation Intervals less attractive to prospective buyers. Also, attempts by buyers to resell their Vacation Intervals compete with sales of Vacation Intervals by the Company. While Vacation Interval resale clearing houses or brokers do not currently have a material impact, if the secondary market for Vacation Intervals were to become more organized and liquid, the availability of resale intervals at lower prices could materially adversely affect the prices and number of sales of new Vacation Intervals by the Company.

SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS

     Sales of Vacation Intervals have generally been lower in the months of November and December. Cash flow and earnings may be impacted by the timing of development, the completion of future resorts, and the potential impact of weather or other conditions in the regions where the Company operates. The above may cause significant variations in quarterly operating results. See "-- Natural Disasters; Uninsured Loss" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

NATURAL DISASTERS; UNINSURED LOSS

     There are certain types of losses (such as losses arising from floods and acts of war) that are not generally insured because they are either uninsurable or not economically insurable and for which neither the Company nor the Clubs, nor the Master Club have insurance coverage. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company's results of operations, liquidity or financial position. See "Business -- Insurance, Legal Proceedings".


ACCELERATION OF DEFERRED TAXES


     While the Company reports sales of Vacation Intervals as income currently for financial reporting purposes (see Note 2 of Notes to Consolidated Financial Statements), for regular federal income tax purposes the Company reports substantially all Vacation Interval sales on the installment method. Under the installment method, the Company recognizes income for tax on the sale of the Vacation Interval when cash is received in the form of a down payment and as payments on customer loans are received. The Company's December 31, 1996 balance sheet reflected a liability for deferred taxes (i.e., taxes owed to taxing authorities in the future in consequence of income previously reported in the financial statements) of $4.8 million, primarily attributable to this method of reporting Vacation Interval sales. This amount does not include accrued interest on such deferred taxes which also will be payable when the taxes are due, the amount of which is not now reasonably ascertainable. If the Company should sell the installment notes or be required to factor them or if the notes were foreclosed on by a lender of the Company or otherwise disposed of, the deferred gain would be reportable for tax and the deferred taxes, including interest on the taxes for the period the taxes were deferred, as computed under Section 453 of the Internal Revenue Code of 1986, as amended (the "Code"), would become due. There can be no assurance that the Company would have sufficient cash resources to pay those taxes and interest. Furthermore, if the Company's sales of Vacation Intervals should decrease in the future, the Company's diminished operations may not generate either sufficient tax losses to offset taxable income or funds to pay the deferred tax liability from prior periods. See "-- Limitations on Use of Net Operating Loss From Ownership Change".


ALTERNATIVE MINIMUM TAXES



     The Company has also used the installment method for the calculation of adjusted current earnings for federal alternative minimum tax purposes, although the accrual method is required under the Code. This has resulted in current income taxes payable of approximately $3.3 million which is included in the Company's December 31, 1996 balance sheet within Income Taxes Payable. The Company has submitted a request to the Internal Revenue Service for permission to change to the accrual method for this computation. If granted, these current estimated taxes of approximately $3.3 million will become payable during 1997 through 2000. Although the Company believes the Internal Revenue Service will give its permission, there is no assurance that it will, and if not granted, the Company will currently owe those taxes plus interest and potential penalties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


LIMITATIONS ON USE OF NET OPERATING LOSS FROM OWNERSHIP CHANGE


     The Company estimates that it had net operating loss carryforwards of approximately $14 million at December 31, 1996, for regular federal income tax purposes related primarily to losses associated with the deferral of installment sale gains. In addition to the general limitations on the carryback and carryforward of net operating losses under Section 172 of the Code, Section 382 of the Code imposes additional limitations on the utilization of a net operating loss by a corporation following various types of ownership changes which result in more than a 50 percentage point change in ownership of a corporation within a three year period. Mr. Mead owned 100% of the stock of the Company until December 29, 1995, at which time his ownership decreased to approximately 99%. As a result of the Offering, Mr. Mead's ownership of the Company will decrease such that he will own approximately 65% to 68% of the Company after the Offering. Thereafter, Mr. Mead could transfer his shares and/or the Company could issue additional shares or grant stock options, which could result in more than a 50 percentage point change in his ownership of the Company. If such a subsequent change occurs within a three year period, the limitations of Section 382 would apply and may limit or deny the future utilization of the net operating loss by the Company, resulting in the Company paying substantial additional federal and state taxes and interest for any periods following such change in ownership. See "Acceleration of Deferred Taxes".


TAX RE-CLASSIFICATION OF INDEPENDENT CONTRACTORS AND RESULTING TAX LIABILITY

     Although all on-site sales personnel are treated as employees of the Company for payroll tax purposes, the Company does have independent contractor agreements with certain sales, marketing, and architectural persons or entities. The Company has not treated these independent contractors as employees; accordingly, the Company does not withhold payroll taxes from the amounts paid to such persons or entities. In the event the Internal Revenue Service or any state or local taxing authority were to successfully classify such persons or entities as employees of the Company, rather than as independent contractors, and hold the Company liable for back payroll taxes, such action may have a material adverse effect on the Company's results of operations, liquidity or financial position.


VOTING CONTROL BY EXISTING SHAREHOLDER



     Upon consummation of the Offering, Mr. Mead will hold a majority of the Common Stock (approximately 65% to 68%), which will allow him to elect all of the Company's directors and control the management and affairs of the Company. Depending on the exact percentage, Mr. Mead may have sufficient voting power, in general, to determine the outcome of various matters submitted to the shareholders for approval, including mergers, consolidations, and the sale of substantially all of the Company's assets. See "Principal Shareholders" and "Description of Capital Stock". Such control may result in decisions which are not in the best interest of the Company.



REPAYMENT OF INDEBTEDNESS OWED TO AFFILIATE OF UNDERWRITER



     Credit Suisse First Boston Mortgage Capital, L.L.C., an affiliate of Credit Suisse First Boston Corporation, the lead managing underwriter for the Offering, will receive approximately $4.5 million of the net proceeds of the Offering (or $5.2 million if the Underwriters' over-allotment option is exercised in full) as repayment of indebtedness and related interest expected to be outstanding upon consummation of the Offering. See "Underwriting".


ANTI-TAKEOVER EFFECT OF THE COMPANY'S CHARTER AND BYLAWS

     Certain provisions of the Company's articles of incorporation (the "Charter") and bylaws (the "Bylaws"), may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that a shareholder might consider to be in the shareholder's best interest. For example, such provisions may (i) deter tender offers for Common Stock, which offers may be beneficial to shareholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for shareholders to receive a premium for their Common Stock over then-prevailing market prices. These provisions include the following:

          Preferred Shares. The Charter authorizes the Board of Directors to issue Preferred Stock in one or more series and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any series of Preferred Stock issued. No Preferred Stock will be issued or outstanding as of the consummation of the Offering. See "Description of Capital Stock -- Preferred Stock".

          Classified Board. The Board of Directors of the Company will have three classes of directors, and directors will be elected for three year terms, with approximately one-third of the directors elected each year. The terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. The affirmative vote of two-thirds of the outstanding Common Stock is required to remove a director.

IMMEDIATE AND SUBSTANTIAL DILUTION; NO ANTICIPATED DIVIDENDS


     Purchasers of Common Stock in the Offering will experience immediate dilution in net tangible book value per share of Common Stock of $8.40 from the initial public offering price per share. See "Dilution". In addition, the Company does not anticipate that it will pay any dividends on its Common Stock in the foreseeable future. See "Dividend Policy".


SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering, all the 3,500,000 shares of Common Stock offered hereby will be eligible for public sale under the Securities Act of 1933, as amended (the "Securities Act"), without restriction, except for shares acquired in the Offering by "affiliates" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act. In addition, all shares held by affiliates will be eligible for public sale under Rule 144, subject to the Rule's volume, manner of sale and other restrictions. In addition, the Company has the authority to issue additional shares of Common Stock and shares of one or more series of Preferred Stock. Pursuant to a Registration Rights Agreement between the Company and Mr. Mead, upon Mr. Mead's request, the Company shall register one-half of his Common Stock 180 days following the consummation of the Offering and any of his remaining unregistered Common Stock one year after the Offering. See "Shares Eligible for Future Sale". The Company intends to register 1,100,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan as soon as practicable following the consummation of the Offering. The issuance of such shares could result in the dilution of voting power of the shares of Common Stock purchased in the Offering and could have a dilutive effect on earnings per shares. The Company currently has no plans to designate and/or issue any shares of Preferred Stock. Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices.

     The Company and its officers, directors and current shareholders each have agreed that they will not, without the prior written consent of Credit Suisse First Boston Corporation, offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or in any other manner transfer all or a portion of the economic consequences associated with the ownership of such Common Stock for a period of 180 days from the date of this Prospectus.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     There has been no prior public market for the Company's Common Stock. Although the Common Stock has been approved for listing on The New York Stock Exchange, subject to official notice thereof, there can be no assurance that a viable public market for the Common Stock will develop or be sustained after the Offering or that purchasers of the Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price will be determined by negotiations between the Company and the representative of the Underwriters and may not be indicative of the prices that may prevail in the public market after the Offering is completed. See "Underwriting". Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results and market conditions for hospitality and timeshare industry stocks in general, could have a significant impact on the future price of the Common Stock. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby are estimated to be $45,050,000 million ($52,062,500 million if the Underwriters' over-allotment option is exercised in full), based on the initial public offering price of $14.50 per share, after deducting underwriting discounts and commissions and estimated expenses of the Offering. The Company intends to use substantially all of the approximately $45,050,000 in net proceeds of the Offering to repay outstanding indebtedness and accrued interest, including $9.9 million to Mr. Mead and his affiliates and $4.5 million (or $5.2 million if the Underwriters' over-allotment option is exercised in full) to Credit Suisse First Boston Mortgage Capital, L.L.C., an affiliate of Credit Suisse First Boston Corporation, the lead managing underwriter for the Offering. See "Certain Relationships and Related Transactions -- Repayment of Affiliated Debt" and "Underwriting". Indebtedness to be repaid from the proceeds of the Offering to Mr. Mead and his affiliates bears interest at fixed rates currently ranging from 8% to 12% per annum, plus one indebtedness which bears interest at a floating rate of interest equal to prime rate plus 3.5%. All such affiliated debt matures on December 31, 1997. Indebtedness to be repaid out of the net proceeds from the Offering to lenders unaffiliated with Mr. Mead bears interest at rates currently ranging from 6% to 11% per annum and matures between October 1998 and August 2003. Pending negotiation of terms of repayment of certain of the Company's existing credit facilities, the Company will invest the excess proceeds in commercial paper, bankers' acceptances, other short-term investment-grade securities and money-market accounts.


                                DIVIDEND POLICY

     The Company does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to finance its operations and fund the growth of its business. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual and other restrictions in respect of the payment of dividends, and other factors that the Company's Board of Directors deems relevant. See "Business -- Existing Credit Facilities".

                                 CAPITALIZATION


     The following table sets forth at March 31, 1997, the consolidated capitalization of the Company on an actual basis and as adjusted to give effect to the Offering and the payment of all amounts due to affiliates and payment of $35.1 million of notes payable to third parties with the proceeds thereof. This table should be read in conjunction with "Use of Proceeds", the Consolidated Financial Statements and the notes thereto, "Selected Consolidated Historical Financial, Operating and Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".



                                                                   MARCH 31, 1997
                                                              -------------------------
                                                              ACTUAL     AS ADJUSTED(a)
                                                              -------    --------------
                                                               (DOLLARS IN THOUSANDS)
Debt:
  Amounts due to affiliates (net of $4,827 due from
     affiliates)............................................  $ 9,920       $    --
  Notes payable and capital lease obligations...............   46,690        11,560
                                                              -------       -------
  Total indebtedness........................................   56,610        11,560
Shareholders' equity:
  Common Stock, $0.01 par value; 7,711,517 shares issued and outstanding, and pro forma shares of 11,211,517 as
     adjusted for the Offering(b)...........................       77           112
  Additional paid-in capital................................   13,470        58,485
  Retained earnings.........................................    9,770         9,770
                                                              -------       -------
  Total shareholders' equity................................   23,317        68,367
                                                              -------       -------
          Total capitalization..............................  $79,927       $79,927
                                                              =======       =======


---------------


(a) Adjusted to give effect to the sale of 3,500,000 shares of Common Stock offered hereby at an offering price of $14.50 per share, in the aggregate $50.7 million, less the underwriting discounts and commissions and the payment by the Company of the estimated offering expenses of $5.7 million, and the payment of all amounts due to affiliates and payment of $35.1 million of notes payable to third parties. See "Selected Consolidated Historical Financial, Operating and Pro Forma Financial Information".



(b) Does not include an aggregate 1,100,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan and 525,000 shares of Common Stock which the Underwriters may purchase pursuant to their over-allotment option. See "Management -- 1997 Stock Option Plan" and "Underwriting".

                                    DILUTION


     The net tangible book value of the Company at March 31, 1997, was approximately $23.3 million, or $3.02 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less its total liabilities, divided by the total number of outstanding shares of Common Stock. After giving effect to the sale of 3,500,000 shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at March 31, 1997, would have been approximately $68.4 million or $6.10 per share of Common Stock. This represents an immediate increase in such net tangible book value of $3.08 per share to the existing shareholders of the Company and an immediate dilution in net tangible book value of $8.40 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution on a per share basis:



Public offering price per share.............................            $14.50
  Net tangible book value per share before the Offering.....  $ 3.02
  Increase per share attributable to new investors..........    3.08
                                                              ------
Pro forma net tangible book value per share after the
  Offering..................................................              6.10
                                                                        ------
Dilution per share to new investors.........................            $ 8.40
                                                                        ======



     The following table sets forth, as of March 31, 1997, after giving effect to the Offering, the number of shares of Common Stock purchased, the total consideration paid therefor and the average price paid per share by the existing shareholders of the Company and the purchasers of Common Stock in the Offering, respectively. The following table does not give effect to an aggregate of 1,100,000 shares of Common Stock reserved for issuance pursuant to the Company's 1997 Stock Option Plan, and does not include 525,000 shares of Common Stock which the Underwriters may purchase pursuant to their over-allotment option. See "Management -- Executive Compensation" and "Underwriting".



                                     SHARES PURCHASED         TOTAL CONSIDERATION          AVERAGE
                                   --------------------      ---------------------          PRICE
                                     NUMBER     PERCENT        AMOUNT      PERCENT        PER SHARE
                                   ----------   -------      -----------   -------      -------------
Existing shareholders............   7,711,517     68.8%      $13,547,219     21.1%        $   1.76
                                   ----------    -----       -----------    -----         --------
New investors....................   3,500,000     31.2        50,750,000     78.9%        $  14.50
                                   ----------    -----       -----------    -----         --------
          Total..................  11,211,517    100.0%      $64,297,219    100.0%
                                   ==========    =====       ===========    =====

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL, OPERATING AND
                        PRO FORMA FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected consolidated historical financial information set forth below has been derived from the consolidated financial statements of the Company which have been restated giving effect to the Consolidation Transaction utilizing the historical cost basis of the combined entities so as to present the consolidated financial condition and operations since these entities were under common ownership and control. The consolidated financial statements of the Company for 1995 and 1996 included herein were audited by Deloitte & Touche LLP. The consolidated financial statements for 1994 included herein were audited by James Smith & Company, P.C. The consolidated financial statements for 1992 and 1993 are unaudited. In the opinion of management of the Company, the data presented for the three months ended March 31, 1996 and 1997, which are derived from the Company's unaudited consolidated financial statements, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for such periods. Results for the three months ended March 31, 1997 are not necessarily indicative of results for the entire fiscal year.



     The unaudited pro forma income statement data for the three months ended March 31, 1996 and 1997 and for the year ended December 31, 1996 gives effect to the Offering and the application of the proceeds therefrom to the payment of all amounts due to affiliates and payment of $35.1 million of notes payable to third parties at the beginning of the period presented, subject to the assumptions stated in the related notes. The unaudited as adjusted balance sheet at March 31, 1997 gives effect to the Offering and the application of the proceeds therefrom to the payment of debt as of the last day of the period presented subject to the assumptions stated in the related notes. The unaudited pro forma income statement and balance sheet data is not necessarily indicative of what the actual results of operations or financial position of the Company would have been, nor do they purport to represent the Company's results of operations or financial position for future periods.


     The Selected Consolidated Historical Financial, Operating and Pro Forma Financial Information should be read in conjunction with the Consolidated Financial Statements and notes thereto included herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                               HISTORICAL
                                        ----------------------------------------------------------------------------------------
                                                                                                           THREE MONTHS ENDED
                                                           YEAR ENDED DECEMBER 31,                              MARCH 31,
                                        --------------------------------------------------------------   -----------------------
                                           1992         1993         1994         1995         1996         1996         1997
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                        (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval sales.............  $   13,987   $   19,607   $   25,843   $   35,885   $   48,103   $   12,590   $   15,771
  Less provision for uncollectible
    notes.............................      (2,693)      (3,249)      (6,014)      (9,144)     (12,075)      (3,243)      (3,849)
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Vacation Interval sales:..........      11,294       16,358       19,829       26,741       36,028        9,347       11,922
  Interest income.....................         542        1,029        1,633        3,968        6,297        1,312        1,933
  Interest income from affiliates.....          --           70          252          393          377          128          107
  Management fee income...............       2,265        3,613        2,394        2,478        2,187          552          499
  Lease income........................         428          512        1,137        1,310        1,717          456          485
  Other income........................       1,813        1,964        1,932        1,832        1,440          245          399
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total revenues................      16,342       23,546       27,177       36,722       48,046       12,040       15,345
Costs and Operating Expenses:
  Cost of Vacation Interval sales.....       3,876        2,094        2,648        3,280        2,805          224        1,221
  Sales and marketing.................       7,690       10,219       12,929       17,850       21,839        5,040        5,949
  Operating, general and
    administrative....................       2,475        6,109        5,336        8,062        8,970        2,343        1,945
  Depreciation and amortization.......         288          477          590          863        1,264          277          331
  Interest expense to affiliates......         383          664          885        1,403          880          228          225
  Interest expense to unaffiliated
    entities..........................       1,318          762          757        2,206        3,879          828        1,461
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
        Total costs and operating
          expenses....................      16,030       20,325       23,145       33,664       39,637        8,940       11,132
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing operations
  before income taxes.................         312        3,221        4,032        3,058        8,409        3,100        4,213
Income tax expense....................         266        1,376        1,677        1,512        3,140        1,156        1,559
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income from continuing operations.....          46        1,845        2,355        1,546        5,269        1,944        2,654
Income (loss) on discontinued
  operations..........................          --         (286)         568       (1,484)        (295)         (95)          --
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income............................  $       46   $    1,559   $    2,923   $       62   $    4,974   $    1,849   $    2,654
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
Income per common share from:(b)
  Continuing operations...............  $     0.00   $     0.24   $     0.31   $     0.20   $     0.68   $     0.25   $     0.34
  Discontinued operations.............          --        (0.03)        0.08        (0.19)       (0.04)       (0.01)          --
                                        ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income per common share...........  $     0.00   $     0.21   $     0.39   $     0.01   $     0.64   $     0.24   $     0.34
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========
Weighted average number of shares
  outstanding.........................   7,588,952    7,588,952    7,588,952    7,590,295    7,711,517    7,711,517    7,711,517
                                        ==========   ==========   ==========   ==========   ==========   ==========   ==========



                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                  YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                     --------------------------------------------------   -------------------
                                                      1992      1993       1994       1995       1996       1996       1997
                                                     -------   -------   --------   --------   --------   --------   --------
                                                                   (DOLLARS IN THOUSANDS, EXCEPT AVERAGE PRICE
                                                                           OF VACATION INTERVALS SOLD)
OTHER DATA:
EBITDA(c)..........................................  $ 2,301   $ 5,124   $  6,264   $  7,530   $ 14,432   $  4,433   $  6,230
Cash flows provided by (used in)
  Operating activities.............................  $ 1,672   $ 5,711   $  2,496   $  3,713   $  6,375   $  3,443   $  2,747
  Investing activities.............................   (4,266)   (6,121)   (12,189)   (19,604)   (23,997)    (6,199)    (7,028)
  Financing activities.............................      422       378     10,424     18,674     14,882        819      4,430
Number of Existing Resorts at period end...........        7         7          7          7          7          7          7
Number of Vacation Intervals sold (excluding
  upgrades)........................................    1,983     2,582      3,705      4,831      6,054      1,419      1,539
Number of upgraded Vacation Intervals sold.........      884     1,378      1,290      1,921      1,914        440        860
Number of Vacation Intervals in inventory..........    7,218     5,615      5,943      6,600      6,732      6,172      6,024
Average price of Vacation Intervals sold (excluding
  upgrades)........................................  $ 5,293   $ 5,554   $  5,727   $  5,881   $  6,645   $  6,605   $  7,832
Average price of upgraded Vacation Intervals sold
  (net of exchanged interval)......................  $ 3,949   $ 3,822   $  3,585   $  3,885   $  4,113   $  4,041   $  4,331
Average price of all Vacation Intervals sold
  (including upgrades).............................  $ 7,054   $ 7,594   $  6,975   $  7,428   $  7,946   $  7,858   $ 10,524

                                                                            PRO FORMA(a)
                                                              ----------------------------------------
                                                               YEAR ENDED       THREE MONTHS ENDED
                                                              DECEMBER 31,           MARCH 31,
                                                              ------------   -------------------------
                                                                  1996          1996          1997
                                                              ------------   -----------   -----------
                                                                       (DOLLARS IN THOUSANDS,
                                                                       EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Vacation Interval sales...................................  $    48,103    $    12,590   $    15,771
  Less provision for uncollectible notes....................      (12,075)        (3,243)       (3,849)
                                                              -----------    -----------   -----------
Net Vacation Interval sales:................................       36,028          9,347        11,922
  Interest income...........................................        6,297          1,312         1,933
  Interest income from affiliates...........................           --             --            --
  Management fee income.....................................        2,187            552           499
  Lease income..............................................        1,717            456           485
  Other income..............................................        1,440            245           399
                                                              -----------    -----------   -----------
         Total Revenues.....................................       47,669         11,912        15,238
Costs and Operating Expenses:
  Cost of Vacation Interval sales...........................        2,805            224         1,221
  Sales and marketing.......................................       21,839          5,040         5,949
  Operating, general and administrative.....................        9,720          2,531         2,133
  Depreciation and amortization.............................        1,264            277           331
  Interest expense to affiliates............................           --             --            --
  Interest expense to unaffiliated entities.................          201             22           236
                                                              -----------    -----------   -----------
         Total costs and operating expenses.................       35,829          8,094         9,870
                                                              -----------    -----------   -----------
Income from continuing operations before income taxes.......       11,840          3,818         5,368
Income tax expense..........................................        4,416          1,424         1,986
                                                              -----------    -----------   -----------
Income from continuing operations...........................  $     7,424    $     2,394   $     3,382
                                                              ===========    ===========   ===========
Income per common share from continuing operations:(b)......  $      0.71    $      0.24   $      0.30
                                                              ===========    ===========   ===========
Weighted average number of shares outstanding...............   10,483,168     10,161,933    11,211,517
                                                              ===========    ===========   ===========



                                                                        HISTORICAL                                AS ADJUSTED
                                            -------------------------------------------------------------------   -----------
                                                             DECEMBER 31,                         MARCH 31,
                                            -----------------------------------------------   -----------------    MARCH 31,
                                             1992      1993      1994      1995      1996      1996      1997       1997(d)
                                            -------   -------   -------   -------   -------   -------   -------   -----------
                                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.................  $   228   $   197   $   929   $ 3,712   $   973   $ 1,774   $ 1,121     $ 1,121
Amounts due from affiliates...............    1,485     2,391     4,559     4,342     6,237     4,491     6,494       1,667
Total assets..............................   16,695    23,834    37,326    62,687    90,852    68,942    99,714      94,887
Amounts due to affiliates.................    5,690     8,704    14,613    14,263    14,765    14,323    14,747          --
Notes payable and capital lease
  obligations.............................    2,054       533    11,887    23,363    41,986    25,360    46,690      11,560
Total liabilities.........................   11,788    18,062    29,340    46,999    70,190    51,404    76,397      26,520
Equity....................................    4,907     7,292    10,123    15,689    20,662    17,538    23,317      68,367


---------------


(a) Assumes (i) the sale of 3,500,000 shares of Common Stock offered hereby at an offering price of $14.50 per share, in the aggregate $50.7 million, less the underwriting discounts and commissions and the payment by the Company of the estimated offering expenses of $5.7 million; (ii) payment of all amounts due to affiliates net of amounts due from affiliates and elimination of the related interest; (iii) payment of $35.1 million of notes payable to third parties and elimination of the related interest expense; (iv) estimate of additional costs to be incurred as a public company of $750,000; (v) adjustment of the provision for income taxes for the effect of the pro forma adjustments.



(b) Gives retroactive pro forma effect to the Stock Split and increase in the number of shares outstanding to 11,211,517 million Common Shares at period end.



(c) EBITDA represents net income from continuing operations before interest expense, income taxes and depreciation and amortization. EBITDA is presented because it is a widely accepted indicator of a company's financial performance. However, EBITDA should not be construed as an alternative to net income as a measure of the Company's operating results or to cash flows from operating activities (determined in accordance with generally accepted accounting principles) as a measure of liquidity. Since revenues from Vacation Interval sales include promissory notes received by the Company, EBITDA does not reflect cash flow available to the Company. The Company's management interprets trends in EBITDA to be an indicator of the Company's financial performance, in addition to net income and cash flows from operating activities (determined in accordance with generally accepted accounting principles). The following table reconciles EBITDA to net income from continuing operations:



                                                                                 THREE MONTHS
                                            YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                  -------------------------------------------   ---------------
                                   1992     1993     1994     1995     1996      1996     1997
                                  ------   ------   ------   ------   -------   ------   ------
    Net income, from continuing
      operations................  $   46   $1,845   $2,355   $1,546   $ 5,269   $1,944   $2,654
    Interest expense............   1,701    1,426    1,642    3,609     4,759    1,056    1,686
    Income tax expense..........     266    1,376    1,677    1,512     3,140    1,156    1,559
    Depreciation and
      amortization..............     288      477      590      863     1,264      277      331
                                  ------   ------   ------   ------   -------   ------   ------
    EBITDA, from continuing
      operations................  $2,301   $5,124   $6,264   $7,530   $14,432   $4,433   $6,230
                                  ======   ======   ======   ======   =======   ======   ======



(d) As adjusted to give effect to the Offering and the application of the proceeds therefrom as described in Note (a) as if the Offering and application of the proceeds therefrom occurred as of the last day of the period presented.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the "Selected Consolidated Historical Financial, Operating and Pro Forma Financial Information" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus.

OVERVIEW

     Silverleaf Resorts, Inc. was formed in 1989 to acquire the Existing Resorts. Certain additional assets and liabilities were subsequently acquired from the Affiliated Companies in 1995 pursuant to the Consolidation Transactions. See "Summary -- Corporate Background", "Certain Relationships and Related Transactions", and Notes 1 and 10 of Notes to Consolidated Financial Statements. The Consolidated Financial Statements of the Company include the accounts of Silverleaf Resorts, Inc. and its subsidiaries, all of which are wholly-owned. One such subsidiary, CBI, is treated as a discontinued operation. See Note 12 of Notes to Consolidated Financial Statements. The historical consolidated financial statements have been restated utilizing the historical cost basis of the Affiliated Companies since these entities were under common ownership and control.

     The Company generates revenues primarily from the sale and financing of Vacation Intervals at the Existing Resorts. Additional revenues are generated from management fees from the Master Club, lease income from Sampler sales, and resort and utility operations. The Company recognizes management fee income as the lesser of 15% of revenue or 100% of net income of the Master Club. See "Business -- Clubs/Master Club".


     The Company recognizes Vacation Interval sales revenues on the accrual basis. A sale is recognized after a binding sales contract has been executed, the buyer has made a down payment of at least 10%, and the statutory rescission period has expired. If a customer fails to make the first installment payment, the Company reverses the sale and normally retains any payments received. Approximately 6% of the Company's customers fail to make the first installment payment. For further information concerning accounting for Vacation Interval sales and accounting policies generally, see Note 2 of Notes to Consolidated Financial Statements.



     The Company accounts for uncollectible notes by recording a provision to its Allowance for Doubtful Notes at the time revenue is recognized. Since 1993, this provision has averaged approximately 22% of Vacation Interval sales. The Company sets this provision at an amount sufficient to maintain the Allowance at a level which management considers adequate to provide for anticipated losses from customers' failure to fulfill their obligations under the notes. When inventory is returned to the Company, any unpaid notes receivable balances are charged against the previously established bad debt reserves net of the amount at which the Vacation Interval is being restored to inventory.


     Costs associated with the acquisition and development of the Existing Resorts and the marketing and sale of Vacation Intervals (including land, construction costs, furniture, interest, and taxes) are capitalized and included in inventory. Vacation Interval inventory is segregated into three ratings based on customer demand (see "Business -- Participation in Vacation Interval Exchange Networks"), with greater costs apportioned to higher value ratings. As Vacation Intervals are sold, these costs are deducted from inventory on a specific identification basis.

     Vacation Intervals may be reacquired as a result of (i) foreclosure (or deed in lieu of foreclosure); (ii) trade-in, associated with the purchase of an upgraded Vacation Interval; or (iii) the Company's program to reacquire Vacation Intervals owned but not actively used by Silverleaf Owners. Vacation Intervals reacquired are recorded in inventory at the lower of their original cost or market value. Vacation Intervals which have been reacquired are relieved from inventory on a specific identification basis when resold. Inventory obtained through the Consolidation Transactions has a significantly lower average cost basis than recently constructed inventory, contributing significantly to historical operating margins. New inventory added through the Company's construction and acquisition programs has a higher average cost than the Company's existing inventory. Accordingly, cost of goods sold will increase as sales of new inventory increases.

     The Company recognizes interest income as earned. To the extent interest payments become delinquent the Company ceases recognition of the interest income until collection is assured.

RESULTS OF OPERATIONS

     The following table sets forth certain operating information for the Company.


                                                                           THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,          MARCH 31,
                                             --------------------------    ------------------
                                              1994      1995      1996      1996       1997
                                             ------    ------    ------    -------    -------
As a percentage of Total Revenues:
  Vacation Interval sales..................   95.1%     97.7%    100.1%     104.5%     102.7%
  Less provision for uncollectible notes...  (22.1%)   (24.9%)   (25.1%)    (26.9%)    (25.1%)
                                             ------    ------    ------     ------     ------
  Net Vacation Interval sales..............   73.0%     72.8%     75.0%      77.6%      77.6%
  Interest income..........................    6.9%     11.9%     13.9%      12.0%      13.3%
  Management fee income....................    8.8%      6.7%      4.6%       4.6%       3.3%
  Lease income.............................    4.2%      3.6%      3.6%       3.8%       3.2%
  Other income.............................    7.1%      5.0%      2.9%       2.0%       2.6%
                                             ------    ------    ------     ------     ------
  Total Revenues...........................  100.0%    100.0%    100.0%     100.0%     100.0%
As a percentage of gross Vacation Interval
  sales:
  Provision for uncollectible notes........   23.3%     25.5%     25.1%      25.8%      24.4%
  Cost of Vacation Interval sales..........   10.2%      9.1%      5.8%       1.8%       7.8%
  Sales and marketing......................   50.0%     49.7%     45.4%      40.0%      37.8%
As a percentage of Interest Income:
  Interest expense.........................   87.1%     82.8%     71.3%      73.3%      82.6%
As a percentage of Total Revenues:
  Operating, general and administrative....   19.6%     22.0%     18.7%      19.5%      12.7%
  Depreciation and amortization............    2.2%      2.4%      2.6%       2.3%       2.2%
  Total costs and operating expenses.......   85.2%     91.7%     82.5%      74.2%      72.5%



     COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996. Revenues in the first quarter 1997 were $15.3 million, representing a $3.3 million or 27.5% increase over revenues of $12.0 million in the first quarter 1996. The increase was primarily due to a $2.6 million increase in net sales of Vacation Intervals and a $600,000 increase in interest income.



     In 1997, the number of Vacation Intervals sold, exclusive of sales upgraded Vacation Intervals, increased 8.4% to 1,539 from 1,419 in 1996, and the average price per interval increased 18.6% to $7,832 from $6,605. The increase in Vacation Interval sales resulted from the Company's modernized electronic telemarketing programs, increased sales force and enhanced lead generation methods. The increase in average price per interval resulted from the Company's increased sales of higher value rated intervals. In addition to increases in sales of Vacation Intervals, the Company has increased revenues generated from sales of upgraded intervals at its Existing Resorts through the continued implementation of specifically designed marketing and sales programs focused on selling such intervals to Silverleaf Owners. See "Business -- Strategy".



     The provision for uncollectible notes as a percentage of Vacation Interval sales decreased to 24.4% in 1997 from 25.8% in 1996 reflecting an increased focus on collection efforts for notes receivable.



     Interest income increased 41.7% to $2.0 million in 1997 from $1.4 million in 1996. This increase resulted from a $20.9 million increase in notes receivable, net of allowance for uncollectible notes, due to increased sales.



     Management fee income decreased 9.5% to $499,000 in 1997 from $551,000 in 1996. This decrease was primarily the result of the Master Club's net income being reduced by significant non-capital maintenance and refurbishment costs incurred as a part of the Company's continuing facility improvement program and increased operating costs.



     Lease income, relating to the Company's Sampler program, remained relatively unchanged in 1997 from 1996.



     Other income increased 62.5% to $399,000 in 1997 from $245,000 in 1996. This increase was due primarily to increased loan document preparation and filing fee income and increased revenues from sales of undeveloped land.

     Cost of sales as a percentage of gross Vacation Interval sales increased to 7.7% in 1997 from 1.8% in 1996. The increase is due to a decline in the volume of sales of Vacation Intervals with a low cost basis. The Company obtained a significant amount of low cost inventory in 1996 through its continuing program to reacquire Vacation Intervals owned but not actively used by Silverleaf Owners. As the Company has begun an extensive construction program to build new inventory, the cost of sales average is expected to increase.



     Sales and marketing costs as a percentage of gross Vacation Interval sales declined to 37.7% in 1997 from 40.0% in 1996. This decline is due primarily to the efficiencies resulting from the Company's telemarketing and sales force areas and economies of scale.



     Operating, general and administrative expenses as a percentage of gross Vacation Interval sales declined to 12.3% in 1997 from 18.6% in 1996. The decrease was due to a reduction of legal fees and bonus expense.



     Interest expense as a percentage of interest income increased to 82.6% in 1997 from 73.3% in 1996. This increase was due to higher borrowing costs during the period. This increase is mostly attributable to an increase in outstanding indebtedness during the first quarter of 1997 compared to the first quarter of 1996.



     Depreciation and amortization expense as a percentage of total revenue remained relatively unchanged at 2.2% in 1997 versus 2.3% in 1996.



     Income from continuing operations before income taxes increased 35.9% to $4.2 million in 1997 from $3.1 million in 1996 as a result of the above mentioned operating activities.



     Income tax expense as a percentage of income from continuing operations before income taxes remained relatively unchanged at 37.0% in 1997 versus 37.3% in 1996.


     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996, TO THE YEAR ENDED DECEMBER 31, 1995. Revenues in 1996 were $48.0 million, representing a $11.3 million or 30.8% increase over revenues of $36.7 million in 1995. The increase was primarily due to a $9.3 million increase in net sales of Vacation Intervals and a $2.3 million increase in interest income.


     In 1996, the number of Vacation Intervals sold, exclusive of sales of upgraded Vacation Intervals, increased 25.3% to 6,054 from 4,831 in 1995 and the average price per unit increased 13.0% to $6,645 from $5,881. The increase in Vacation Interval sales resulted from the Company's modernized electronic telemarketing programs, increased sales force and enhanced lead generation methods. The increase in average price per interval resulted from the Company's increased sales of higher value rated intervals. In addition to increases in sales of Vacation Intervals, the Company has increased revenues generated from sales of upgraded intervals at its Existing Resorts through the continued implementation of specifically designed marketing and sales programs focused on selling such intervals to Silverleaf Owners. See "Business -- Strategy".


     The provision for uncollectible notes as a percentage of Vacation Interval sales remained relatively unchanged at 25.1% in 1996 versus 25.5% in 1995.

     Interest income increased 53.0% to $6.7 million in 1996 from $4.4 million in 1995. This increase resulted from a $20.2 million increase in notes receivable, net of allowance for uncollectible notes, due to increased sales.

     Management fee income decreased 11.8% to $2.2 million in 1996 from $2.5 million in 1995. This decrease was primarily the result of the Master Clubs' net income being reduced by significant non-capital maintenance and refurbishment costs incurred as a part of the Company's continuing facility improvement program and increased operating costs.

     In 1996, lease income increased 31.1% to $1.7 million in 1996 from $1.3 million in 1995 due to increased sales under the Company's Sampler program. To date, the Company has generally been successful in converting such customers to purchasers of Vacation Intervals.

     Other income decreased 21.4% to $1.4 million in 1996 from $1.8 million in 1995. This decrease was primarily due to a significant reduction in servicing fee income due to discontinuation of factoring notes receivables, and, to a lesser extent, the temporary closing of the Holiday Hills golf course for remodeling.

     Cost of sales as a percentage of gross Vacation Interval sales declined to 5.8% in 1996 from 9.1% in 1995. This decrease was due to a greater volume of sales of Vacation Intervals with a low cost basis, and to a lesser extent, price increases of Vacation Intervals sold. The Company obtained a significant amount of low cost inventory in 1996 through its continuing program to reacquire Vacation Intervals owned but not actively used by Silverleaf Owners. Approximately 34% of the Vacation Intervals sold in 1996 had been acquired from Silverleaf Owners. As the Company has begun an extensive construction program to build new inventory, the cost of sales average is expected to increase.


     Sales and marketing costs as a percentage of gross Vacation Interval sales declined to 45.4% in 1996 from 49.7% in 1995. This decline is due primarily to the efficiencies resulting from the Company's telemarketing and sales force areas and economies of scale.


     Operating, general and administrative expenses as a percentage of gross Vacation Interval sales declined to 18.6% in 1996 from 22.5% in 1995 due to realization of economies of scale and elimination of non-recurring expenses incurred in 1995.


     Interest expense as a percentage of interest income declined to 71.3% in 1996 from 82.8% in 1995. This decrease was due to lower borrowing cost during the period.

     Depreciation and amortization expense as a percentage of total revenue increased to 2.6% in 1996 from 2.4% in 1995 primarily due to an increase in property, plant and equipment made in 1996.

     Income from continuing operations before income taxes increased 175.0% to $8.4 million in 1996 from $3.1 million in 1995 as a result of the above mentioned operating activities.

     Income tax expense as a percentage of income from continuing operations before income taxes declined to 37.3% in 1996 from 49.4% in 1995 due to recognition in 1995, for tax purposes, of certain income which was not recognized under generally accepted accounting principles. CBI operated as a Subchapter S Corporation wholly-owned by the principal shareholder; accordingly, the cumulative losses of CBI incurred prior to the transfer of the stock of CBI to the Company were not available for utilization by the Company as an offset to taxable income. Effective January 1, 1996, the Company converted CBI to a C corporation and CBI will be included in the consolidated income tax return of the Company.

     COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995, TO THE YEAR ENDED DECEMBER 31, 1994. Revenues in 1995 were $36.7 million, representing a $9.5 million or 35.1% increase over revenues of $27.2 million in 1994. The increase was primarily due to a $6.9 million increase in net sales of Vacation Intervals and a $2.5 million increase in interest income.

     In 1995, the number of Vacation Interval weeks sold, exclusive of sales of upgraded Vacation Intervals, increased 30.4% to 4,831 from 3,705 in 1994 and the average price per unit increased 2.7% to $5,881 from $5,727. The increase in Vacation Interval sales resulted from the Company's bringing many lead generation, telemarketing and sales programs in-house.


     The provision for uncollectible notes as a percentage of Vacation Interval sales increased to 25.5% in 1995 versus 23.3% in 1994 due to the impact of the Company's aggressive inventory recovery policy.


     Interest income increased 131.4% to $4.4 million in 1995 from $1.9 million in 1994. This increase was the result of a $15.9 million increase in notes receivable and the Company's decision to change its method of financing operations. Prior to 1994, the Company had factored its customer notes receivable to third parties. In 1994 the Company ceased factoring and began retaining and borrowing against its notes. This change in the Company's method of financing enabled it to retain the interest income on the notes.

     Management fee income increased 3.5% to $2.5 million in 1995 from $2.4 million in 1994 due primarily to an increase in the number of dues paying Silverleaf Owners resulting from increased sales during the period.

     Lease income increased 15.2% to $1.3 million in 1995 from $1.1 million in 1994 due to emphasis of sales under the Company's Sampler program.

     Other income decreased 5.1% to $1.8 million in 1995 from $1.9 million in 1994. This decrease was primarily due to servicing income of the Company's factored notes as the Company ceased factoring of notes receivable.

     Cost of sales as a percentage of gross Vacation Interval sales declined to 9.1% in 1995 from 10.2% in 1994. This decrease was due to a greater volume of sales of Vacation Intervals with a low cost basis, and to a lesser extent, price increases of Vacation Intervals sold. The Company obtained a significant amount of low cost inventory in 1995 by commencing a program to reacquire Vacation Intervals owned but not actively used by Silverleaf Owners.

     Sales and marketing costs as a percentage of gross Vacation Interval sales declined to 49.7% in 1995 from 50.0% in 1994. The Company's lead generation and telemarketing programs were taken in house in mid-1994. Prior to that time, outside marketers, who were paid on a production basis, had been used.


     Operating, general and administrative expenses as a percentage of gross Vacation Interval sales increased to 22.5% in 1995 from 20.6% in 1994. This increase included nonrecurring expenses comprised of $1.0 million incurred in connection with promoting the Company's Holiday Hills development; commissions of $212,000 paid in connection with the inventory recovery program; salary and bonus increases of $277,000; $80,000 related to the implementation of a customer relations function, and other various increases primarily related to increased volume.


     Interest expense as a percentage of interest income declined to 82.8% in 1995 from 87.1% in 1994. This decrease was due to lower borrowing costs and an increase in notes receivable.

     Depreciation and amortization expense as a percentage of total revenue increased to 2.4% in 1995 from 2.2% in 1994 primarily due to the impact of added capital investments during 1995.

     Income from continuing operations before income taxes declined 24.1% to $3.1 million in 1995 from $4.0 million in 1994 as a result of the above mentioned operating activities.

     Income tax expense as a percentage of income from continuing operations before income taxes increased to 49.4% in 1995 from 41.6% in 1994 due to recognition in 1995, for tax purposes, of certain income which was not recognized under generally accepted accounting principles.

LIQUIDITY AND CAPITAL RESOURCES


     Sources of Cash. The Company generates cash primarily from the sale of Vacation Intervals, the financing of promissory notes from Silverleaf Owners, management fees, Sampler sales, and resort and utility operations. During the years ended December 31, 1994, 1995, and 1996 and the three months ended March 31, 1996 and 1997, cash provided by operations was $2.5 million, $3.7 million, $6.4 million, $3.4 million and $2.7 million, respectively. The Company generates cash from financing sales not only by borrowing against customer loans receivable but also from the spread between interest paid on borrowings and interest received on the related customer notes receivables. Because the Company uses significant amounts of cash in the development and marketing of Vacation Intervals, but collects the cash on the customer notes receivable over a long period of time, borrowing against receivables is a necessary part of normal operations. See "Risk Factors -- Financing Customer Borrowings" and
" -- Borrower Defaults".


     For regular Federal income tax purposes, the Company reports substantially all of the Vacation Interval sales it finances under the installment method. Under the installment method, the Company does not recognize income on sales of Vacation Intervals until the installment payments on customer receivables are received by the Company. The deferral of income tax liability conserves cash resources on a current basis. Interest will be imposed, however, on the amount of tax attributable to the installment payments for the period beginning on the date of sale and ending on the date the related tax is paid. If the Company is otherwise not subject to tax in a particular year, no interest is imposed since the interest is based on the amount of tax paid in that year. The consolidated financial statements do not contain an accrual for any interest expense which would be paid on the deferred taxes related to the installment method as the interest expense is not estimable as of December 31, 1996. In addition, the Company is subject to current alternative minimum tax ("AMT") as a result of the deferred income which results from the installment sales treatment. Payment of AMT reduces future regular tax liability in respect of installment sales, and creates a deferred tax asset. As of December 31, 1996, the Company estimates its total liability for AMT to be approximately $3.3 million which is included in Income Taxes Payable. See "Risk Factors -- Acceleration of Deferred Taxes, Alternative Minimum Taxes" and Note 6 of Notes to Consolidated Financial Statements. The Company's net operating losses, which also may be used to offset installment sale income, expire beginning in 2007 through 2011. Realization of the deferred tax assets arising from net operating losses is dependent on generating sufficient taxable income prior to the expiration of the loss carryforwards and other factors. See "Risk Factors -- Limitations on Use of Net Operating Loss from Ownership Change" and Note 6 of Notes to Consolidated Financial Statements.



     Financing activities have historically provided cash as a result of the Company's financing of customer notes receivable. Net cash provided from financing activities for the years ended December 31, 1994, 1995, and 1996 and for the three months ended March 31, 1996 and 1997 was $10.4 million, $18.7 million, $14.9 million, $819,000 and $4.4 million, respectively. During the three month period ended March 31, 1997, compared to the three month period ended March 31, 1996, the $3.6 million increase in cash flow provided by financing activities was due to the $4.6 increase in proceeds from borrowings from unaffiliated entities offset in part by increased payments on borrowings to unaffiliated entities. The Company has five revolving credit facilities with four lenders providing for loans of up to $96 million. Approximately $34.7 million of principal and interest related to advances under these credit facilities was outstanding at December 31, 1996. At March 31, 1997, approximately $39.7 million of principal and interest related to advances under existing credit facilities was outstanding. Under these credit facilities, approximately $392,000, $7.3 million, $21.0 million, $5.6 million, and $5.4 million of the $39.7 million outstanding at March 31, 1997 is due in 1998, 1999, 2001, 2002, and 2003, respectively. During 1996, the weighted average cost of funds for these borrowings was 10.8%.



     Uses of Cash. Investing activities typically reflect a net use of cash because of capital additions and loans to customers in connection with the Company's Vacation Interval sales. Net cash used in investing activities for the years ended December 31, 1994, 1995, and 1996 and for the three months ended March 31, 1996 and 1997 was $12.2 million, $19.6 million, $24.0 million, $6.2 million and $7.0 million, respectively. Cash used in investing activities increased significantly in the year ended December 31, 1996, over 1995 and in the year ended December 31, 1995, over 1994 due to significant increases in customer notes receivable and a major capital improvements program begun in 1995 to remodel the corporate headquarters and build new field sales offices.



     The Company requires funds to finance the acquisitions of property for future resort development and to further develop the Existing Resorts, as well as to make capital improvements and support current operations. The Company has budgeted capital expenditures of $6.8 million in 1997 for the development of additional roads and utilities, amenities, and condominium units at the Existing Resorts. The Company is also actively seeking sites for new resorts. The Company has recently entered into an agreement to acquire three tracts of land in Missouri, Illinois, and Tennessee for an aggregate purchase price of $3.2 million. See "Business -- Growth Strategy".


     Customer defaults have significant impact on cash available to the Company from financing customer notes receivable in that notes more than 60 days past due are not eligible as collateral. As a result, the Company in effect must repay borrowings against such notes. See "Risk Factors -- Borrower Defaults" and "-- Financing Customer Borrowings".


     CBI, which has historically required funding from the Company, was engaged in the development and sale of full ownership condominiums, the investment in, holding and sale of both real and personal properties, principally in Missouri, and holding land in Mississippi. Subsequent to the acquisition of CBI, the Company determined that CBI's condominium development and sale line of business was not fully compatible with the Company's timeshare operations. Consequently, CBI has ceased all development operations and adopted a plan of dissolution effective December 31, 1996, whereby all remaining full ownership condominiums will be sold by December 31, 1997. Accordingly, the condominium development and sales operation of CBI is being treated as a discontinued operation for financial reporting purposes. The income (loss), net of income taxes, from the discontinued operations was $568,000, $(1.5) million, and $(295,000) for the years ended December 31, 1994, 1995, and 1996, respectively. Anticipated future costs of carrying and selling the remaining inventory of CBI have been accrued as of December 31, 1996, in the amount of $201,000.

     Credit Facilities. At March 31, 1997, the Company had available certain revolving credit facilities for financing customer notes receivable and for construction and development activities. See "Business -- Existing Credit Facilities" and Note 7 of Notes to Consolidated Financial Statements. Some of this debt will be paid with the proceeds of the Offering. See "Capitalization" and "Use of Proceeds". The Company intends to maintain each of the facilities and to utilize such facilities to finance its operations.



     In accordance with its growth strategy, the Company intends to accelerate the development of the Existing Resorts and to acquire new properties for development. The Company intends to finance such development in part with existing credit facilities. Additional financing will be required. Any failure to renew existing credit facilities or obtain adequate financing under new facilities could have a material adverse effect on the Company's financial position, results of operations or liquidity, and could significantly reduce the Company's plans to acquire new properties and expand the Existing Resorts.



     In the future, the Company may negotiate additional credit facilities, issue corporate debt, issue equity securities, or any combination of the above. Any debt incurred or issued by the Company may be secured or unsecured, may bear interest at fixed or variable rates of interest, and may be subject to such terms as management deems prudent. There is no assurance that the Company will be able to secure additional corporate debt or equity at or beyond current levels. See "Risk Factors -- Leverage".


     The Company believes available borrowing capacity, together with cash generated from operations, will be sufficient to meet the Company's liquidity and capital requirements for existing operations for at least the next 12 months.

INFLATION

     Inflation and changing prices have not had a material impact on the Company's revenues, operating income and net income during any of the Company's three most recent fiscal years. However, to the extent inflationary trends affect short-term interest rates, a portion of the Company's debt service costs may be affected as well as the rates the Company charges on its customer mortgages.

                                    BUSINESS

OVERVIEW


     The Company is a leading developer, marketer, and operator of timeshare resorts in the economy segment of the timeshare industry. The Company currently owns and operates five Drive-to Resorts in Texas and two Destination Resorts in Missouri. The Drive-to Resorts are designed to appeal to value conscious vacationers seeking comfortable and affordable accommodations in locations convenient to their residences. The Drive-to Resorts are located proximate to major metropolitan areas (currently Dallas-Fort Worth, Houston, San Antonio, and Austin), facilitating more frequent "short stay" getaways, which the Company believes is a growing vacation trend. The Destination Resorts, which are located in the popular resort area of Branson, Missouri, offer Silverleaf Owners the opportunity to upgrade into a higher quality destination resort area as their lifestyles and travel budgets permit. The Existing Resorts are in rustic areas and provide a quiet, relaxing vacation environment. The Company believes its combination of Drive-to and Destination Resorts offers its customers within the "economy segment" an economical alternative to commercial vacation lodging. The average price for an annual one-week Vacation Interval for a two-bedroom unit at the Existing Resorts was $6,799 in 1996 and $6,028 in 1995, which compares favorably to an industry average price of $12,014 for a two-bedroom unit in 1995.


     The Company offers benefits to Silverleaf Owners which are uncommon in the timeshare industry. The benefits include (i) use of vacant lodging facilities at the Existing Resorts at no extra cost through Silverleaf's "Endless Escape" program; (ii) year-round access to the Existing Resorts' non-lodging amenities such as fishing, boating, horseback riding, tennis or golf for little or no additional charge; and (iii) the right of Silverleaf Owners to exchange their Vacation Interval for a different time period or different Existing Resort through Silverleaf's internal exchange program. The above benefits are subject to availability. Silverleaf Owners also have the option to enroll in the world's largest Vacation Interval exchange network operated by RCI.

OPERATIONS


     Silverleaf's operations include (i) developing timeshare resorts; (ii) marketing and selling Vacation Intervals to prospective first-time owners; (iii) marketing and selling upgraded Vacation Intervals to existing Silverleaf Owners;
(iv) providing financing for the purchase of Vacation Intervals; and (v) operating timeshare resorts. The Company has substantial in-house capabilities which enable it to coordinate all aspects of expansion of the Existing Resorts and the development of any new resorts, including site selection, design, and construction pursuant to standardized plans and specifications. The Company also performs substantially all marketing and sales functions internally, and has made a significant investment in operating technology, including sophisticated telemarketing and computer systems and proprietary software applications. The Company identifies potential purchasers through internally developed marketing techniques, and sells Vacation Intervals through on-site sales offices at certain Drive-to Resorts. This practice allows the Company to avoid the more expensive marketing costs of subsidized airfare and lodging which are typically associated with the timeshare industry. The Company believes its marketing program and operating systems enable it to market and sell Vacation Intervals at a lower cost than its competitors in the timeshare industry.



     During 1996, the Company sold 6,054 Vacation Intervals at the Existing Resorts to new customers, compared to 4,831 and 3,705 during 1995 and 1994, respectively. Total revenues for the same periods increased to $48.0 million in 1996 from $36.7 million and $27.2 million in 1995 and 1994, respectively. In the first quarter of 1997, the Company sold 1,539 Vacation Intervals at the Existing Resorts to new customers, compared to 1,419 in the first quarter of 1996. Total revenues for the first quarter of 1997 were $15.3 million compared to $12.0 million for the first quarter of 1996. At March 31, 1997, the Company had an existing inventory of 6,024 Vacation Intervals, and a master plan to construct up to 70,740 additional Vacation Intervals at the Existing Resorts, subject to demand and contingencies applicable to real estate development. See "Risk Factors -- Development, Construction and Property Acquisition Activities".


     As part of the Vacation Interval sales process, the Company offers potential purchasers financing of up to 90% of the purchase price over a seven year period. The Company has historically financed its operations by borrowing from third-party lending institutions at an advance rate of up to 70% of customer receivables. At

December 31, 1996, the Company had a portfolio of approximately 15,796 customer promissory notes totalling approximately $66.8 million with an average yield of 14.7% per annum, which compares favorably to the Company's weighted average cost of borrowings of 10.8% per annum. At December 31, 1996, approximately $3.6 million in principal, or 5.9% of the Company's loans to Silverleaf Owners, were 60 to 120 days past due, and approximately $4.3 million in principal, or 7.2% of the Company's loans to Silverleaf Owners, were more than 120 days past due. The Company provides for uncollectible notes by reserving an amount which management believes is sufficient to cover anticipated losses from customer defaults. In 1996 and 1995, the Company's provision for uncollectible notes exceeded actual loan chargeoffs by $2.0 million and $467,000, respectively. See "Risk
Factors -- Borrower Defaults", and "-- Financing Customer Borrowings".


     Each Existing Resort has a Club which has contracted with the Master Club to manage the Existing Resorts. The Master Club has contracted with the Company to perform the supervisory, management and maintenance functions at the Existing Resorts on a collective basis. Costs of operating the Existing Resorts, including management fees to the Company, are covered by monthly dues paid by Silverleaf Owners to their respective Clubs, together with income generated by the operation of certain amenities at the Existing Resorts. See
"Business -- Clubs/Master Club".

THE TIMESHARE INDUSTRY


     The Market. The resort component of the leisure industry is serviced primarily by two alternatives for overnight accommodations: commercial lodging establishments and timeshare resorts. Commercial lodging consists of (i) hotels and motels in which a room is rented on a nightly, weekly or monthly basis for the duration of the visit, and (ii) rentals of privately-owned condominium units or homes. For many vacationers, particularly those with families, a lengthy stay at a quality commercial lodging establishment is not economical. In addition, room rates and availability at such establishments are subject to change periodically. Timeshare ownership presents an economical alternative to commercial lodging for vacationers.

     Worldwide Market. In 1995 (the most recent year for which statistics are available), the worldwide timeshare industry experienced 206,000 first-time buyers, sales of 600,000 Vacation Intervals, and sales volume of $5 billion. First introduced in Europe in the mid-1960s, ownership of Vacation Intervals has been one of the fastest growing segments of the hospitality industry over the past two decades. As shown in the following charts, the worldwide timeshare industry has expanded significantly since 1980 both in Vacation Interval sales volume and number of Vacation Interval owners.


                    DOLLAR VOLUME OF VACATION INTERVAL SALES
                                 (IN BILLIONS)

1980                                    0.49
1981                                   0.965
1982                                   1.165
1983                                    1.34
1984                                   1.735
1985                                    1.58
1986                                    1.61
1987                                    1.94
1988                                    2.39
1989                                    2.97
1990                                    3.24
1991                                    3.74
1992                                    4.25
1993                                   4.505
1994                                    4.76
1995                                   5.010

                       NUMBER OF VACATION INTERVAL OWNERS
                                 (IN MILLIONS)

1980                                   0.155
1981                                   0.220
1982                                   0.335
1983                                   0.470
1984                                   0.620
1985                                   0.805
1986                                   0.970
1987                                   1.125
1988                                   1.310
1989                                   1.530
1990                                   1.800
1991                                   2.070
1992                                   2.363
1993                                   2.760
1994                                   3.144
1995                                   3.350

     United States Market. The number of interval owners of U.S. timeshare properties has also grown significantly as set forth in the following table:

                       NUMBER OF VACATION INTERVAL OWNERS
                               OF U.S. PROPERTIES
                                 (IN MILLIONS)
                               [TRACOR BAR GRAPH]

     Reasons for Growth. The Company believes that, based on published industry data, the following factors have contributed to the increased acceptance of the timeshare concept among the general public and the substantial growth of the timeshare industry over the past 15 years:

     - increased consumer confidence resulting from consumer protection regulation of the timeshare industry and the entrance of brand name national lodging companies to the industry;

     - increased flexibility of timeshare ownership due to the growth of exchange organizations such as RCI;

     - improved quality and management of timeshare resorts and related amenities;

     - increased consumer awareness of the value and benefits of timeshare ownership, including the cost savings relative to other lodging alternatives; and

     - improved availability of financing for purchasers of Vacation Intervals.


     Despite the growth in the timeshare industry, Vacation Interval ownership had only achieved an approximate 1.72% market penetration of all U.S. households at December 31, 1994. This is comprised of a .39% penetration of households with an annual income under $35,000, a 1.73% penetration of households earning $35,000 to $49,999 per year, and a 3.70% penetration of households with yearly earnings of $50,000 to $99,999. In 1995, 69.6% of all existing one-week intervals were purchased for under $10,000.


     The timeshare industry is highly fragmented, engaged in by a large number of local and regional resort developers and operators. The Company believes that one of the most significant factors contributing to the current awareness of the timeshare industry is the entry into the market of some of the world's major lodging, hospitality and entertainment companies, including Marriott, Disney, Hilton, Hyatt, and Ramada. Certain other companies, such as Signature, Vistana, and Vacation Break, have recently become public companies, which has also added to the growth of the industry.

     The Consumer. The median age of a Vacation Interval owner in the United States in 1995 was 50 years. The median annual household income of a U.S. Vacation Interval owner in 1995 was approximately $63,400. In 1995, approximately 16.3% of all U.S. Vacation Interval owners had an annual household income of less than $40,000, approximately 30.4% of such owners had an annual household income of less than $50,000, approximately 34.7% of such owners had a household income of $50,000 to $74,999, and approximately 34.8% of such owners had household incomes that exceeded $75,000. In a 1990 report, the U.S. Census Bureau estimated that 30.2% of all U.S. households in 1995 would have a household income between $25,000 and $50,000, which represents the Company's targeted market. The U.S. Census Bureau figures represent household incomes throughout the United States, whereas the Company's customers currently live primarily only in Texas and Missouri; accordingly, the estimates prepared by the U.S. Census Bureau may not accurately reflect the annual incomes of the Company's target customers. Based upon a sampling of approximately 13% of the Company's customers who purchased a Vacation Interval in 1995 and 1996, approximately 52% of such customers had an income of $25,000 to $50,000 and approximately 16% of such customers had an annual income less than $25,000.


     The Company believes that its growth strategy is well designed to take advantage of the strong growth conditions in the timeshare market generally and the sheer size of the economy segment of the industry particularly.

GROWTH STRATEGY


     The Company believes it is the largest operator and developer in the economy segment of the industry, and further believes this segment has particularly attractive demographic and competitive characteristics. The Company targets households with earnings between $25,000 and $50,000, which represented 30.2% of the U.S. population in 1995 based on a 1990 projection by the U.S. Census Bureau; however, only 1% of these households owned a Vacation Interval. The Company believes it is the only significant timeshare developer focused solely on this segment. The Company intends to grow through the following strategies:



     - Increasing Development and Sales of Vacation Intervals at Existing Resorts. The Company intends to capitalize on its significant expansion capacity at the Existing Resorts by increasing marketing, sales and development activities. At March 31, 1997, the Company owned approximately 3,900 acres of land at the Existing Resorts, including approximately 3,046 acres which are unsuitable for further development due to deed restrictions and allowances for lakes or waterways. After deducting such unsuitable acreage and acreage developed by the Company through March 31, 1997, approximately 579 acres remain available for further development of timeshare units and amenities under the Company's master plan. The Company has broadened its marketing efforts, increased its sales force, completed (in certain instances) the construction of new sales offices, club houses, and other amenities, and commenced the development of newer lodging facilities. Furthermore, the Company has continued to emphasize its Endless Escape program designed to accommodate shorter, "getaway" vacations and has broadened its product offerings to include biennial (alternate year) intervals and Samplers which are designed to accommodate more cost-conscious customers.



     - Increasing Sales of Upgraded Intervals at Existing Resorts. The Company has designed specific marketing and sales programs to sell upgraded Vacation Intervals to Silverleaf Owners. Upgrades may include (i) an interval in a newly designed and constructed standard unit, (ii) an interval in a larger luxury or enhanced amenity unit, (iii) an interval during a more desirable time period (week), (iv) an interval at a different Drive-to Resort, (v) an interval at a Destination Resort, and
       (vi) the purchase of an interval for an additional week by an existing Silverleaf Owner. The Company generally develops higher quality, larger standard and luxury units for sale as upgraded intervals. For example, at Ozark Mountain Resort in Branson, Missouri, luxury "President's View" units are offered for sale at prices ranging from $8,000 to $17,500 per Vacation Interval. The Company is expanding the President's View units to other Existing Resorts. To facilitate sales, an existing Silverleaf Owner may apply the equity in his existing Vacation Interval against the price of an upgraded Vacation Interval. Such purchase price is typically financed in the same manner as sales of standard Vacation Intervals. In 1996, upgrade sales amounted to $7.9 million, or approximately 16.4% of the Company's total revenues. There is no incremental cost to marketing Vacation Intervals which are transferred to the Company upon upgrade sales, however, the Company must incur additional sales commissions upon the resale of Vacation Intervals reconveyed to the Company by purchasers of upgraded intervals.



     - Development of New Resorts and Acquisitions. The Company believes there is ample opportunity for development of new timeshare resorts with characteristics similar to those of the Existing Resorts. The Company plans to develop new Drive-to Resorts close to major metropolitan areas and is considering various potential sites. In this regard, the Company has recently entered into an agreement with an unrelated third party to purchase three parcels of land in Illinois, Missouri, and Tennessee for approximately $3.2 million. These tracts are being operated by the current owner as membership campgrounds. The agreement allows the Company approximately four months to inspect the properties and complete its due diligence and is contingent upon the Company's satisfaction with the results. Among other things, the agreement will require the Company (i) to continue to operate and maintain existing campsites and recreational facilities for the use of existing campground members, and (ii) to honor the current owner's obligations to provide camping privileges to campground members who have prepaid for such privileges for time periods ranging from five to ten years. To secure these obligations to the current owner, the agreement requires the Company to provide the current owner letters of credit in the aggregate amount of $500,000. If the Company elects to close this acquisition, the Company intends to develop two of these properties located in Illinois and Missouri as new drive-to resorts by constructing approximately 600 timeshare units on the two properties over the next seven years. The two parcels of land in Illinois and Missouri are located in proximity to Chicago and St. Louis. Construction of units could begin as early as the fourth quarter of 1997. However, no engineering, architectural or construction estimates have been commenced by the Company and there can be no assurance that the Company will either close the acquisition of these properties or, if closed, commence development of these properties as new drive-to resorts. The Company estimates that it will cost approximately $47.6 million to acquire and develop these two properties as new drive-to resorts. If this three property acquisition is closed, the Company intends to operate the Tennessee property it currently has under contract as a membership campground until the Company can fully assess the feasibility of developing this property as a possible timeshare resort. Additionally, the Company owns a parcel of land in Pass Christian, Mississippi, which it plans to develop as a new destination resort. The Company estimates that it will cost approximately $4.5 million to develop this property. See "Risk Factors -- Development, Construction and Property Acquisition Activities". In developing a new resort, the Company will use its internal design, marketing, and sales capabilities to complete and market such resorts in accordance with the Company's standard criteria and incorporate them into its system. The Company will consider acquiring other resorts and timeshare companies where it believes such acquisitions would be advantageous to its business. There can be no assurance that the Company will develop new resorts, locate suitable acquisition candidates or successfully consummate any such acquisitions. See "Risk
       Factors -- Development, Construction and Property Acquisition
       Activities".



     - Improvement of Operating Margins. The Company believes it can increase sales without significantly increasing general and administrative costs by capitalizing on recent investments in its marketing and administrative systems and personnel, including approximately $2.5 million for telemarketing equipment and computer hardware and software at the Company's headquarters in Dallas, Texas. The Company also believes it can improve margins by selling upgraded Vacation Intervals to existing Silverleaf Owners since sales of upgraded intervals have significantly lower sales and marketing costs. In addition, as a public company, Silverleaf may be able to achieve lower borrowing costs and a lower cost of capital, although there can be no assurance that as a public company Silverleaf will be able to achieve such lower borrowing costs and costs of capital.

COMPETITIVE ADVANTAGES

     The Company believes the following characteristics provide Silverleaf with competitive advantages in operating within the economy segment of the timeshare industry:


     - Lower Marketing and Sales Costs. With convenient locations and on-site sales offices at certain Drive-to Resorts, the Company can invite potential customers to tour the Drive-to Resorts without offering subsidized airline tickets and lodging, a significant marketing expense typically incurred by competitors in the industry. The Company has also reduced marketing, operating, and administrative costs through centralization and automation of many functions at its Dallas, Texas headquarters.



     - Convenient Drive-to Locations. The Company's Drive-to Resorts are located within a two-hour drive of the target customers' residences, which accommodates the demand for shorter, more frequent, close to home vacations. This proximity facilitates use of the Company's Endless Escape program which offers Silverleaf Owners up to six consecutive nights per visit on an unlimited basis for no additional charge, subject to availability and certain limitations. The Company believes it is the only operator in the industry which offers its customers these benefits. Silverleaf Owners can also conveniently enjoy non-lodging resort amenities year-round.



     - Substantial Internal Growth Capacity. At March 31, 1997, the Company had an inventory of 6,024 Vacation Intervals and a master plan to construct new units at the Existing Resorts which will result in up to 70,740 additional Vacation Intervals on land presently owned by the Company. The Company is therefore less reliant on acquisitions and new development for growth. As the Company builds new units and sells additional Vacation Intervals at the Existing Resorts, the Company will need to add additional amenities and infrastructure to the Existing Resorts.


     - In-House Operations. The Company has in-house marketing, sales, financing, development, and property management capabilities. While the Company utilizes outside contractors to supplement internal resources, when appropriate, the breadth of the Company's internal capabilities allows greater control over all phases of its operations and helps maintain operating standards and reduce overall costs.

     - Standard Design, Lower Construction and Operating Costs. The Company has developed standard architectural designs and operating procedures which the Company believes significantly reduce construction and operating expenses at the Existing Resorts and should likewise reduce such expenses at new resorts. Standardization and integration also allow the Company to rapidly develop new inventory in response to demand. New units can normally be constructed on an "as needed" basis in under 150 days.

     - Centralized Property Management. The Company operates all of the Existing Resorts on a centralized and collective basis, with operating and maintenance costs paid from Silverleaf Owners' monthly dues. The Company believes that consolidation of resort operations benefits Silverleaf Owners by providing them with a uniform level of service, accommodations and amenities on a standardized, cost-effective basis. Integration also facilitates the Company's internal exchange program, the Endless Escape program, and the Existing Resorts' qualification in the RCI exchange program.

THE EXISTING RESORTS


     The following table sets forth certain information regarding each of the Existing Resorts at March 31, 1997, unless otherwise indicated.


                                                                   VACATION INTERVALS AT                    VACATION
                                            UNITS AT RESORTS              RESORTS                       INTERVALS SOLD(a)
                                        ------------------------   ---------------------                -----------------
                                        INVENTORY                  INVENTORY                                         IN
                          PRIMARY          AT         PLANNED         AT        PLANNED    DATE SALES   THROUGH     1996
   RESORT/LOCATION     MARKET SERVED     3/31/97    EXPANSION(b)    3/31/97    EXPANSION   COMMENCED    3/31/97     ONLY
   ---------------     --------------   ---------   ------------   ---------   ---------   ----------   --------   ------
DRIVE-TO RESORTS
Holly Lake             Dallas-             130           104           595       5,200(d)     1982        6,110     1,376
Hawkins, TX            Ft. Worth, TX
The Villages           Dallas-             204           388           560      20,176(e)     1980        9,929     1,970
Flint, TX              Ft. Worth, TX
Lake O' The Woods      Dallas-              64            16           114         800(d)     1987        3,199       821
Flint, TX              Ft. Worth, TX
Piney Shores           Houston, TX          96           304         1,184      15,808(e)     1988        3,809     1,139
Conroe, TX
Hill Country           Austin-San          113           292(f)        790      14,600(d)     1984        4,990       644
Canyon Lake, TX        Antonio, TX
DESTINATION RESORTS
Ozark Mountain         Branson, MO         124            78         2,432       4,056(e)     1982        3,864        95
Kimberling City, MO
Holiday Hills          Branson, MO          24           202           349      10,100(d)     1984          823         9
Branson, MO
                                           ---         -----         -----      ------                   ------     -----
  TOTAL                                    755         1,384         6,024      70,740                   32,724     6,054
                                           ===         =====         =====      ======                   ======     =====


                        AVERAGE
                         SALES
                         PRICE        AMENITIES/
   RESORT/LOCATION     IN 1996(a)   ACTIVITIES(c)
   ---------------     ----------   --------------
DRIVE-TO RESORTS
Holly Lake              $ 6,097      B,F,G,H,
Hawkins, TX                          M,S,T
The Villages              6,336      B,F,H,
Flint, TX                            M,S,T
Lake O' The Woods         6,272      F,M,S,T
Flint, TX
Piney Shores              7,349      B,F,H,
Conroe, TX                           M,S,T
Hill Country              6,853      B,M,S,T(g)
Canyon Lake, TX
DESTINATION RESORTS
Ozark Mountain           13,887      B,F,H,
Kimberling City, MO                  M,S,T
Holiday Hills            11,999      B,F,G,H,
Branson, MO                          M,S,T(g)

  TOTAL                 $ 6,645
                        =======


---------------

(a) These totals do not reflect sales of upgraded Vacation Intervals to Silverleaf Owners. For 1996, upgrade sales at the Existing Resorts were as follows:


                                                                    AVERAGE SALES
                                        UPGRADED VACATION      PRICE IN 1996 -- NET OF
                RESORT                   INTERVALS SOLD          EXCHANGED INTERVAL
                ------                  -----------------      -----------------------
Holly Lake............................          279                     $4,195
The Villages..........................          399                      4,316
Lake O' The Woods.....................          125                      4,303
Piney Shores..........................          571                      4,028
Hill Country..........................          296                      4,209
Ozark Mountain........................          184                      3,639
Holiday Hills.........................           60                      3,760
                                             ------
                                              1,914                     $4,113
                                             ======                    =======

(b) Represents units included in the Company's master plan. This plan is subject to change based upon various factors, including consumer demand, the availability of financing, grant of governmental permits, and future land-planning and site layout considerations. The following chart reflects the status of certain planned units:


                                                                     GOVT.      GOVT.        GOVT.
                                                                    APPROVAL   APPROVAL    APPROVAL
                                           SHELL     CURRENTLY IN   PROCESS    PROCESS      PROCESS
                                          COMPLETE   CONSTRUCTION   COMPLETE   PENDING    NOT STARTED   TOTAL
                                          --------   ------------   --------   --------   -----------   -----
Holly Lake..............................      4           --           50         --           50         104
The Villages............................     --           12          114        152          110         388
Lake O' The Woods.......................     --           --           16         --           --          16
Piney Shores............................     --           12           64        120          108         304
Hill Country............................      3           12           82         42          153(f)      292
Ozark Mountain..........................     12           --           30         --           36          78
Holiday Hills...........................     14           --          118         --           70         202
                                             --           --          ---        ---          ---       -----
                                             33           36          474        314          527       1,384
                                             ==           ==          ===        ===          ===       =====



     The 33 "Shell Complete" units are currently devoted to such uses as a general store, registration office, sales office, activity center, construction office, or pro shop. The Company anticipates that these units will continue to be used for such purposes during 1997, except for three units at Hill Country Resort which will be finished-out for sale as Vacation Intervals.


     "Governmental Approval Process Complete" means either that (i) the Company believes that it has obtained all necessary authorizations under current law from the applicable local governmental authority with jurisdiction, including the approval and filing of any required preliminary or final plat and the issuance of building permit(s), in each case to the extent applicable, or (ii) upon payment of any required filing or other fees, the Company believes that it will under current law obtain such necessary authorizations without further process. See "Risk Factors -- Development, Construction and Property Acquisition Activities".

     "Governmental Approval Process Pending" means that the Company has commenced the process which the Company believes is required under current law in order to obtain the necessary authorizations from the applicable local governmental authority with jurisdiction, including submitting for approval any architectural drawings, preliminary plats or other attendant items as may be required.


(c) Principal amenities available to Silverleaf Owners at each resort are indicated by the following symbols: B -- boating; F -- fishing; G -- golf course; H -- horseback riding; M -- miniature golf; S -- swimming pool; and T -- tennis.


(d) These figures are based on 50 one-week intervals per unit. In some instances, the Company may be able to market 52 one-week intervals per unit.


(e) These figures are based on 52 one-week intervals per unit.



(f) This figure includes 132 planned units on land which the Company has the right to acquire in June 1997 pursuant to a written agreement.



(g) Boating is available near the resort.


FEATURES COMMON TO ALL RESORTS

     The Existing Resorts are located in rustic areas offering Silverleaf Owners a quiet, relaxing vacation environment. Furthermore, the resorts offer different vacation activities, including golf, fishing, boating, swimming, horseback riding, tennis and archery. Features common to all resorts include the following:

     - Endless Escape Program. The Company's Endless Escape program offers Silverleaf Owners a substantial benefit not typically enjoyed by many other timeshare owners. In addition to the right to use his unit one week per year, the Endless Escape program allows a Silverleaf Owner to also use any of the Existing Resorts for up to six consecutive nights per visit on an unlimited basis for no additional charge. The Endless Escape program is limited based on the availability of units which include unused intervals and unsold inventory. The Company believes this program is important as many vacationers prefer shorter two to three day vacations. Silverleaf Owners who have utilized the resort less frequently are given priority to use the program and may only use an interval with an equal or lower rating than his Vacation Interval. See "-- Participation in Vacation Interval Exchange Networks".

     - Year-Round Use of Amenities. Silverleaf Owners have unlimited year-round use of the amenities located at the Existing Resorts, such as boating, fishing, miniature golf, tennis, swimming, or hiking, for little or no additional cost. Certain amenities, however, such as golf, horseback riding or watercraft rentals, may require a usage fee.

     - Exchange Privileges. Each Silverleaf Owner has certain exchange privileges which entitle him on an annual basis to (i) exchange his interval for a different interval (week) at the same resort so long as the different interval is of an equal or lower rating; and (ii) exchange his interval for the same interval (week) at any other of the Existing Resorts. These intra-company exchange rights require an exchange fee, which is currently $50, and are conditioned upon availability of the desired interval or resort. In addition, for an additional annual fee of approximately $74, a Silverleaf Owner may join the exchange program administered by RCI. See "-- Participation in Vacation Interval Exchange Networks".


     - Deeded Ownership. The Company typically sells a Vacation Interval which entitles the owner to use a specific unit for a designated one-week interval each year. The Vacation Interval purchaser receives a recorded deed which grants the purchaser a percentage interest in a specific unit for a designated week. The Company also sells a biennial (alternate year) Vacation Interval which allows the owner to use a unit for a one-week interval every other year with reduced dues.


     - Clubs/Master Club. Each of the Existing Resorts has a Club which has an agreement with the Master Club to manage the Existing Resorts on a centralized and collective basis. The Master Club has contracted with the Company to perform the supervisory, management and maintenance functions granted by the Clubs to the Master Club. Costs of these operations are covered by monthly dues paid by Silverleaf Owners to their respective Clubs together with income generated by the operation of certain amenities at the Existing Resorts.

     - On-Site Security. The Existing Resorts are patrolled by security personnel who are either employees of the Master Club or personnel of independent security service companies which have contracted with the Clubs.

DESCRIPTION OF EXISTING RESORTS


     Holly Lake Resort. Holly Lake is a family-oriented golf resort located in the Piney Woods of East Texas, approximately 105 miles east of Dallas. The timeshare portion of Holly Lake is part of a 4,300 acre mixed use development of single-family lots and timeshare units with other third-party developers. The Company owns approximately 2,740 acres within Holly Lake, of which approximately 2,667 may not be developed due to deed restrictions. At March 31, 1997, approximately 27 acres were developed such that approximately 45 remaining acres are currently planned by the Company to be used for future development.



     The Holly Lake resort timeshare development has been planned for a total of 234 units, with 130 units completed as of March 31, 1997. Three different types of units are offered at the resort: (i) two bedroom, two bath, wood siding and stucco fourplexes; (ii) one bedroom, one bath, one sleeping loft, log construction duplexes; and (iii) two bedroom, two bath, log construction fourplexes. Each unit has a living room with sleeper sofa and full kitchen. Other amenities within each unit include whirlpool tub, color television, and vaulted ceilings. Certain units include interior ceiling fans, imported ceramic tile, over-sized sliding glass doors, and rattan and pine furnishings.


     Amenities at the resort include an 18-hole golf course with pro shop; 19th-hole private club and restaurant; Holly Lake Restaurant; Country Store; indoor rodeo arena and stables; six tennis courts (four lighted); four different lakes (one with sandy swimming beach and swimming dock, one with boat launch for water skiing); two swimming pools with bathhouses; children's pool and pavilion; recently completed hiking/nature trail; children's playground area; miniature golf course; three picnic areas; activity center with big screen television; gameroom with arcade games and pool tables; horseback trails; activity areas for basketball, horseshoes, volleyball, shuffleboard, and archery; and camp sites with electrical and water hookups. Silverleaf Owners can also rent canoes, bicycles, and water trikes. Homeowners in neighboring subdivisions are entitled to use the amenities at Holly Lake pursuant to easements or use agreements.



     At March 31, 1997, the resort contained 6,500 Vacation Intervals, of which 595 intervals remained available for sale. The Company plans to build an additional 104 units, which would yield an additional 5,200 Vacation Intervals available for sale. Vacation Intervals are currently priced from $6,000 to $12,500 for one-week stays, 1,376 of which were sold in 1996. See "-- Summary of Company Resorts" and "Risk Factors -- Development, Construction and Property Acquisition Activities".



     The Villages and Lake O' The Woods Resorts. The Villages and Lake O' The Woods are sister resorts located on the shores of Lake Palestine, approximately 100 miles east of Dallas, Texas. The Villages, located approximately five miles northwest of Lake O' The Woods, is an active sport resort popular for water-skiing and boating. Lake O' The Woods is a quiet wooded resort where Silverleaf Owners can enjoy the seclusion of dense pine forests less than two hours from the Dallas-Fort Worth metroplex. The Villages is a mixed use development of single-family lots and timeshare units, while Lake O' The Woods has been developed solely as a timeshare resort. The two resorts contain approximately 615 acres, of which approximately 379 may not be developed due to deed restrictions. At March 31, 1997, approximately 47 acres were developed such that approximately 189 remaining acres are currently planned by the Company to be used for future development.



     The timeshare development at these resorts has been planned for 672 units, including 592 at The Villages and 80 at the Lake O' The Woods. At March 31, 1997, 204 units were completed at The Villages and 64 units were completed at Lake O' The Woods. An additional 12 units at The Villages are scheduled for completion by July 1997. There are four different types of units at these resorts: (i) three bedroom, two and one-half bath, wood siding exterior duplexes and fourplexes (two units); (ii) two bedroom, two bath, brick and siding exterior fourplexes; (iii) two bedroom, two bath, siding exterior fourplexes; and (iv) one bedroom, one bath with two-bed loft sleeping area, log construction duplexes. Amenities within each unit include full kitchen, whirlpool tub, and color television. Certain units include interior ceiling fans, ceramic tile, and/or a fireplace.


     Both resorts are situated on Lake Palestine, a 27,000 acre public lake. Recreational facilities and improvements at The Villages include a full service marina with convenience store, boat launch, water-craft rentals, covered and locked rental boat stalls; two swimming pools; lighted tennis court; miniature golf course; nature trails; camp sites; riding stables; soccer/softball field; children's playground; RV sites; an activity center with reading room, wide-screen television and pool table; and competitive sports facilities which include horseshoe pits, archery range, and shuffleboard, volleyball, and basketball courts. Silverleaf Owners at The Villages can also rent or use bicycles, jet skis, motor boats, paddle boats, pontoon boats, and water trikes. Neighboring homeowners are also entitled to use these amenities pursuant to a use agreement.

     Recreational facilities at Lake O' The Woods include swimming pool, bathhouse, lighted tennis court, a recreational beach area with picnic areas, a fishing pier on Lake Palestine, nature trails, soccer/softball field, children's playground, RV sites, an activity center with wide-screen television and pool table, horseshoe pits, archery range, putting green, miniature golf course, and shuffleboard, volleyball, and basketball courts. Guests can also ride horses or rent bicycles.


     At March 31, 1997, the Villages contained 10,200 total Vacation Intervals, of which 560 remained available for sale. In addition to the 12 units under construction, the Company plans to build 376 additional units at the Villages, which collectively would yield an additional 20,176 Vacation Intervals available for sale. At March 31, 1997, Lake O' The Woods contained 3,200 total Vacation Intervals, of which 114 remained available for sale. The Company plans to build 16 additional units at Lake O' The Woods, which would yield 800 additional Vacation Intervals available for sale. Vacation Intervals at The Villages and Lake O' The Woods are currently priced from $5,500 to $14,500 for one-week stays (and start at $3,500 for biennial intervals). During 1996, 1,970 Vacation Intervals were sold at The Villages and 821 Vacation Intervals were sold at Lake O' The Woods. See "-- Summary of Company Resorts" and "Risk
Factors -- Development, Construction and Property Acquisition Activities".


     Piney Shores Resort. Piney Shores is a quiet, wooded resort ideally located for day-trips from metropolitan areas in the southeastern Gulf Coast area of Texas. Piney Shores is located on the shores of Lake Conroe, approximately 40 miles north of Houston, Texas. The resort contains approximately 116 acres, of which approximately 73 acres are planned by the Company for future development.


     At March 31, 1997, 96 units were completed, and an additional 12 units are scheduled to be completed by July 1997. All units consist of two bedroom, two bath units, configured in log cabin fourplexes which will comfortably accommodate up to six people. Amenities include a living room with sleeper sofa and full kitchen, whirlpool tub, color television, and interior ceiling fans. The Company recently completed 24 new "lodge-style" units which feature stone fireplaces, white-washed pine wall coverings, "age-worn" paint finishes, and antique furnishings.


     The primary recreational amenity at the resort is Lake Conroe, a 21,000 acre public lake. Other recreational facilities and improvements available at the resort include a swimming pool with spa, a new bathhouse complete with showers and restrooms, lighted tennis court, miniature golf course, stables, horseback riding trails, children's playground, picnic areas, boat launch, beach area for swimming, 1,500-square foot activity center with big-screen television, covered wagon rides, and facilities for horseshoes, archery, shuffleboard, and basketball. The resort also has a vintage moored paddle-wheeled riverboat which is available for parties and receptions.


     At March 31, 1997, the resort contained 4,800 Vacation Intervals, of which approximately 1,184 remained available for sale. In addition to the 12 units under construction, the Company intends to build 292 additional units, which collectively would yield an additional 15,808 Vacation Intervals available for sale. Vacation Intervals at Piney Shores are currently priced from $6,000 to $14,500 for one-week stays (and start at $3,500 for biennial intervals). In 1996, 1,139 Vacation Intervals were sold. See "-- Summary of Company Resorts" and "Risk Factors -- Development, Construction and Property Acquisition Activities".



     Hill Country Resort. Hill Country Resort is located near Canyon Lake in the hill country of central Texas between Austin and San Antonio. Hill Country Resort contains approximately 37 acres, of which approximately 13 acres are currently planned by the Company to be used for future development. The Company has recently entered into several contracts to purchase 23 additional acres on which the Company plans to build 132 units.



     At March 31, 1997, 113 units were completed, and an additional 292 units are planned for development. Twenty units are single story, while all other units are two-story structures in which the bedrooms and baths are located on the second story. Each unit contains two bedrooms, two bathrooms, living room with sleeper sofa, and full kitchen. Other amenities within each unit include whirlpool tub, color television, and interior design details such as vaulted ceilings. Certain units include interior ceiling fans, imported ceramic tile, over-sized sliding glass doors, rattan and pine furnishings, and/or a fireplace. The Company has recently completed 22 new units which feature the new "lodge style".


     Amenities at the resort include a registration center; an 1,150-square foot activity center with electronic games, pool table, and wide-screen television; miniature golf course; a children's playground area; barbecue and picnic areas; enclosed swimming pool and heated spa; children's wading pool; newly-constructed tennis court; archery range; and activity areas for shuffleboard, basketball, horseshoes, and volleyball. Area sights and activities include water-tubing on the nearby Guadalupe River, and visiting the River Walk or the Alamo in San Antonio.


     At March 31, 1997, the resort contained 5,650 total Vacation Intervals, of which 790 remained for sale. In addition to the 12 units under construction, the Company plans to build 280 additional units, which collectively would yield 14,600 additional Vacation Intervals available for sale. Vacation Intervals at the resort are currently priced from $6,000 to $14,500 for one-week stays (and start at $3,500 for biennial alternate year intervals), 644 of which were sold in 1996. See "-- Summary of Company Resorts" and "Risk Factors -- Development, Construction and Property Acquisition Activities".


     Ozark Mountain Resort. Ozark Mountain Resort is a family-oriented resort located on the shores of Table Rock Lake which features bass fishing. The resort is located approximately 15 miles from Branson, Missouri, a country music entertainment center, 233 miles from Kansas City, and 276 miles from St. Louis. Ozark Mountain Resort is a mixed-use development of timeshare and condominium units. The resort contains approximately 116 acres, of which approximately 82 acres are currently planned by the Company to be used for future development.

     At March 31, 1997, 124 units were completed, and the Company plans to build 78 additional units. There are two types of units: (i) two bedroom, two bath, one-story fourplexes; and (ii) two bedroom, two bath, three-story sixplexes. Each standard unit includes two large bedrooms, two bathrooms, living room with sleeper sofa, and full kitchen. Other amenities within each unit include whirlpool tub, color television, and vaulted ceilings. Certain units contain interior ceiling fans, imported ceramic tile, over-sized sliding glass doors, rattan or pine furnishings, or fireplace. "President's View" units feature a panoramic view of Table Rock Lake, a larger, more spacious floor plan (1,210 square feet), front and back screened verandas, washer and dryer, and a more elegant decor.



     The primary recreational amenity available at the resort is Table Rock Lake, a 43,100 acre public lake. Other recreational facilities and improvements at the resort include a swimming beach with dock, an activities center with pool table, covered boat dock and launch ramp, olympic-sized swimming pool, concession area with dressing facilities, lighted tennis court, nature trails, horseback riding trails, two picnic areas, two playgrounds, miniature golf course, and a competitive sports area accommodating volleyball, basketball, tetherball, horseshoes, shuffleboard, and archery. Guests can also rent or use canoes, paddle boats, or rowboats. Owners of neighboring condominium units developed by the Company in the past are also entitled to use these amenities pursuant to use agreements with the Company. Similarly, owners of Vacation Intervals are entitled to use certain amenities of these condominium developments, including a wellness center featuring a jacuzzi and exercise equipment.



     At March 31, 1997, the resort contained 6,224 Vacation Intervals, of which approximately 2,432 remained available for sale. The Company plans to build 78 additional units which would yield an additional 4,056 Vacation Intervals available for sale. Standard Vacation Intervals at the resort are currently priced from $8,000 to $14,500 for one-week stays, while one-week "President's View" intervals are priced at $8,000 to $17,500 depending on the value rating of the interval. See "-- Summary of Company Resorts" and "Risk Factors -- Development, Construction and Property Acquisition Activities".


     Holiday Hills Resort. Holiday Hills is a resort community located in Taney County, Missouri, two miles east of Branson, Missouri. The resort is 224 miles from Kansas City and 267 miles from St. Louis. The resort is heavily wooded by cedar, pine, and hardwood trees, and is favored by Silverleaf Owners seeking quality golf and nightly entertainment in nearby Branson. Holiday Hills is a mixed-use development of single-family lots, condominiums and timeshare units. The resort contains approximately 338 acres, of which approximately 177 acres are currently planned by the Company to be used for future development.


     The Company plans to build 202 new units, and 24 units were complete at March 31, 1997. There are two types of timeshare units: (i) two bedroom, two bath, one-story fourplexes; and (ii) one bedroom, one bath, with upstairs loft, log construction duplexes. Each unit includes a living room with sleeper sofa, full kitchen, whirlpool tub, color television, vaulted ceilings, and interior ceiling fans.


     Taneycomo Lake, a popular lake for trout fishing, is three miles away, and Table Rock Lake is approximately ten miles away. The resort has an 18-hole golf course which is undergoing an approximate $2.5 million renovation and is scheduled for completion in mid-1997. Other amenities owned by the Company include a pro shop, a swimming pool, miniature golf course, tennis court, picnic area, camp sites, archery range, basketball court, and an activity area which includes shuffleboard and horseshoes. Lot and condominium unit owners are also entitled to use these amenities pursuant to use agreements between the Company and certain homeowner associations.


     At March 31, 1997, the resort contained 1,200 Vacation Intervals, of which 349 remained available for sale. The Company plans to build 202 additional units, which would yield an additional 10,100 Vacation Intervals available for sale. Intervals at the resort are currently priced from $8,000 to $14,500 for one-week stays. See "-- Summary of Company Resorts" and "Risk
Factors -- Development, Construction and Property Acquisition Activities".


MARKETING AND SALES

     Marketing is the process by which the Company attracts potential customers to visit and tour an Existing Resort or attend a sales presentation. Sales is the process by which the Company seeks to sell a Vacation Interval to a potential customer once he arrives for a tour at an Existing Resort or attends a sales presentation. The Company believes it has the marketing and sales systems necessary to sell Vacation Intervals in the economy segment on a low-cost basis. The Company also believes it is strategically positioned to enter new markets and develop marketing programs for additional resorts it may develop in the future at a lower cost than its competitors in the economy segment.


     Marketing. The Company's in-house marketing staff develops prospects through a variety of marketing programs specifically designed to attract the Company's target customers. Databases of new prospects are principally developed through cooperative arrangements between Database Research, Inc., a subsidiary of the Company, and other local businesses and special event sponsors. Under these cooperative marketing programs, basic demographic information of potential customers is solicited on a voluntary basis from individuals who patronize these businesses or events. After entering this demographic information into its permanent database, the Company utilizes its systems to identify prospects who meet the Company's marketing criteria. Using the Company's automated dialing and bulk mailing equipment, in-house marketing specialists conduct coordinated telemarketing and direct mail procedures which invite prospects to tour one of the Company's resorts and receive an incentive, such as a free gift.

     Sales. The Company actively sells its Vacation Intervals primarily through on-site salespersons at certain Existing Resorts. Upon arrival at an Existing Resort for a scheduled tour, the prospect is met by a member of the Company's on-site salesforce who conducts the prospect on a one to two hour tour of the resort and its related amenities. At the conclusion of the tour, the sales representative explains the benefits and costs of becoming a Silverleaf Owner. The presentation also includes a description of the financing alternatives offered by the Company. Prior to the closing of any sale, a verification officer (a salaried employee of the Company) interviews each prospect to ensure compliance with Company sales policies and regulatory agency requirements. No sale becomes final until a statutory waiting period (which varies from state to state) of up to five days has passed.

     Sales representatives receive commissions ranging from 5-14% of the sales price depending on established guidelines. Sales managers also receive commissions from 4-6%, and are subject to commission chargebacks in the event the purchaser fails to make his first required payment. Sales directors also receive commissions of 2%, which are also subject to chargebacks.


     Prospects who are interested in a lower priced product are offered biennial (alternate year) intervals or Samplers, which entitle the prospect to sample a resort for a specified number of nights. The prospect may apply the cost of a Sampler against the down-payment on a Vacation Interval if purchased at a later date. In addition, the Company actively markets upgraded Vacation Intervals to existing Silverleaf Owners. See "-- Strategy". Although most upgrades are sold by the Company's in-house sales staff, the Company has contracted with a third party to assist in offsite marketing of upgrades at the Destination Resorts. These upgrade programs have been well received by Silverleaf Owners and accounted for 21% and 16%, respectively, of the Company's gross revenues from Vacation Interval sales for 1995 and 1996. By offering Samplers and upgraded Vacation Intervals, the Company believes it offers an affordable product for all prospects in its target market. Also, by offering products with a range of prices, the Company attempts to attract younger purchasers with its lower-priced products and gradually upgrade such purchasers over time as their earnings increase.


     Because the Company's sales representatives are a critical component of the sales and marketing effort, the Company continually strives to attract, train and retain a dedicated salesforce. The Company provides intensive sales instruction and training which, coupled with the representative's valuable local knowledge, assist the sales representatives in acquainting prospects with the resort's benefits. Each sales representative is an employee of the Company and receives some employment benefits. At December 31, 1996, the Company employed more than 200 sales representatives at its Existing Resorts.

CUSTOMER FINANCING

     The Company offers financing to the buyers of Vacation Intervals at the Company's resorts. These buyers make a down payment of at least 10% of the purchase price and deliver a promissory note to the Company for the balance; the promissory notes generally bear interest at a fixed rate, are payable over a seven year period, and are secured by a first mortgage on the Vacation Interval. The Company bears the risk of defaults on these promissory notes, and this risk is heightened inasmuch as the Company generally does not verify the credit history of its customers and will provide financing if the customer is presently employed and meets certain household income criteria.


     The Company's credit experience is such that in 1997 it plans to allocate 22% of the purchase price of each Vacation Interval to a bad debt reserve. If a buyer of a Vacation Interval defaults, the Company generally must foreclose on the Vacation Interval and attempt to resell it; the associated marketing, selling, and administrative costs from the original sale are not recovered; and such costs (approximately 40% of sales price) must be incurred again to resell the Vacation Interval. Although the Company, in many cases, may have recourse against a Vacation Interval buyer for the unpaid price, the State of Texas and certain other states have laws which limit the Company's ability to recover personal judgments against customers who have defaulted on their loans. For example, under Texas law, if the Company were to pursue a post-foreclosure deficiency claim against a customer, the customer may file a court proceeding to determine the fair market value of the property foreclosed upon. In such event, the Company may not recover a personal judgment against the customer for the full amount of the deficiency, but may recover only to the extent that the indebtedness owed to the Company exceeds the fair market value of the property. Accordingly, the Company has generally not pursued this remedy.


     Prior to 1996, the Company sold customer promissory notes and mortgages to third parties, generally with recourse, as a means of financing its operations. As a result, the Company may be required to repurchase customer promissory notes previously sold which become delinquent. The Company takes these contingent obligations into account in establishing its allowance for uncollectible notes. At December 31, 1996, the Company had notes receivable (including notes unrelated to Vacation Intervals) in the approximate principal amount of $67.7 million, was contingently liable with respect to approximately $11.0 million principal amount of customer notes sold with recourse and had an allowance for doubtful notes of approximately $11.9 million. There can be no assurance that such reserves are adequate. See Note 4 of Notes to Consolidated Financial Statements.

     The Company recognizes interest income as earned. If interest payments on customer notes become delinquent, the Company ceases recognition of the interest income until collection is assured. When inventory is returned to the Company, any unpaid note receivable balances are charged against the allowance for uncollectible notes net of the amount at which the Vacation Interval is being restored to inventory.


     While the Company intends to use the proceeds of the Offering to pay off approximately $45.0 million of its existing indebtedness, it will be required to continue to borrow to sustain operations. The Company has entered into agreements with lenders to borrow up to approximately $96 million collateralized by customer promissory notes and mortgages. The Company's lenders typically lend 70% of the principal amount of performing notes, and Silverleaf Owners make payments on their promissory notes directly to the lender's collection center, where receipts are applied against the Company's loan balance. At December 31, 1996, the Company had a portfolio of approximately 15,796 customer promissory notes in the approximate principal amount of $66.8 million, of which approximately $7.9 million in principal amount of customer receivables were 60 days or more past due and therefore ineligible as collateral. At such date, the Company had borrowings from lenders in the approximate principal amount of $34.7 million secured by the customer loans. Historically and currently, after taking into account the amount of ineligible collateral and the 70% borrowing base, the Company's borrowings have approached the maximum amount available under its existing credit facilities. To the extent the Company generates additional customer notes receivable through its sales efforts, such notes may be pledged to lenders for additional borrowings, subject to the 70% advance rate.



     At December 31, 1996, the Company's portfolio of customer loans had an average yield of 14.7%. At such date, the Company's borrowings, which bear interest at variable rates, had a weighted average cost of 10.8%. The Company has historically derived net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their Vacation Intervals exceed the interest rates the Company pays to its lenders. Because the Company's indebtedness bears interest at variable rates and the Company's customer receivables bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically enjoyed and could cause the interest expense on the Company's borrowings to exceed its interest income on its portfolio of customer loans. The Company does not engage in interest rate hedging transactions. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on the Company's results of operations, liquidity and financial position.

     Limitations on availability of financing would inhibit sales of Vacation Intervals due to (i) the lack of funds to finance the initial negative cash flow that results from sales that are financed by the Company, and (ii) reduced demand if the Company is unable to provide financing to purchasers of Vacation Intervals. The Company ordinarily receives only 10% of the purchase price on the sale of a Vacation Interval but must pay in full the costs of development, marketing, and sale of the Interval. Maximum borrowings available under the Company's current credit agreements may not be sufficient to cover these costs, thereby straining capital resources, liquidity, and capacity to grow. In addition, to the extent interest rates decrease generally on loans available to the Company's customers, the Company faces an increased risk that customers will pre-pay their loans and reduce the Company's income from financing activities.


     The Company typically provides financing to customers over a seven year period which customer notes have an average maturity of 5.6 years. The Company's related revolving credit borrowings, however, mature between October 1998 and August 2003, with most of such borrowings maturing in 1999. Accordingly, there is a mismatch between the Company's cash receipts and the Company's cash disbursement obligations. Although the Company has historically been able to secure financing sufficient to fund its operations, it does not presently have agreements with its lenders to extend the term of its existing funding commitments or to replace such commitments upon their expiration. Failure to obtain such refinancing facilities could require the Company to sell its portfolio of customer loans, probably at a substantial discount, or to seek other alternatives to enable it to continue in business. While the Company has been successful in obtaining financing to date, there is no assurance it will be able to do so in the future. See "Risk Factors -- Acceleration of Deferred Taxes, Alternative Minimum Taxes".


EXISTING CREDIT FACILITIES


     The Company has five revolving credit facilities with four lenders providing for loans up to $96 million, approximately $39.7 million of which was outstanding at March 31, 1997, maturing between October 1998 and August 2003. These credit facilities are collateralized by customer notes receivables, and one of these credit facilities is also collateralized by unsold Vacation Intervals. The Company also has one term loan which is collateralized by condominium units, certain acreage, and customer notes receivable. Collectively, the credit agreements contain numerous covenants including requiring the Company to (i) preserve and maintain the collateral securing the loans; (ii) pay all taxes and other obligations relating to the collateral; and (iii) refrain from selling or transferring the collateral or permitting any encumbrances on the collateral. Such credit facilities also contain operating covenants requiring the Company to (i) maintain an aggregate minimum tangible net worth ranging from $6.0 million to $17.5 million; (ii) maintain its legal existence and be in good standing in any jurisdiction where it conducts business; (iii) remain in the active management of the Existing Resorts; (iv) ensure that sales and marketing expenses incurred in connection with marketing the Vacation Intervals do not exceed 50% of the net sales revenue realized from the sale of the Vacation Intervals, and (v) refrain from modifying or terminating certain timeshare documents. See Note 7 of Notes to Consolidated Financial Statements.


     The Company's future lending and development activities will likely be financed with indebtedness obtained under the Company's existing credit facilities or under credit facilities to be obtained by the Company in the future. Such credit facilities are and would likely be collateralized by Company assets and contain restrictive covenants. Among other consequences, terms of the Company's debt instruments could impair the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, significant business opportunities that may arise, general corporate purposes or other purposes. In addition, if the Company were to incur additional indebtedness, this could increase its vulnerability to adverse general economic and timeshare industry conditions and to increased competitive pressures. Finally, creditors' claims against the Company will be paid in full before the claims of shareholders in the event of a liquidation, bankruptcy or winding up of the Company.

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

DEVELOPMENT AND ACQUISITION PROCESS


     The Company believes there is substantial opportunity to develop and acquire resorts, although such activities have not contributed to the Company's growth in recent years. As part of its current growth strategy, the Company intends to develop and selectively acquire new resorts with characteristics similar to the Existing Resorts. The Company has recently entered into an agreement to acquire three tracts of land, two of which it plans to develop as new drive-to timeshare resorts. See " -- Growth Strategy -- Development of New Resorts and Acquisitions". The Company estimates it will cost $47.6 million to develop these two tracts in Illinois and Missouri as timeshare projects. The Company also has plans to develop a tract of land it owns in Mississippi as a new destination resort at an estimated cost of $4.5 million for 50 units. See "Risk Factors -- Development, Construction, and Property Acquisition Activities".



     In evaluating a potential site for a Drive-to Resort, the Company generally seeks locations within 100 miles of a large metropolitan area. For both Drive-to Resorts and Destination Resorts, the Company seeks rustic settings with amenities such as golf courses or water frontage. The Company also seeks locations offering an absence of competing properties within the economy timeshare segment, ease of development with respect to zoning and land-use issues, and ease of compliance with governmental regulations concerning timeshare sales and operations.


     Before committing capital to a site, the Company tests the market using certain marketing techniques developed by the Company. The Company also explores the zoning and land-use laws applicable to the potential site and the regulatory issues pertaining to licenses and permits for timeshare sales and operations. The Company will also contact various governmental entities and review applications for necessary governmental permits and approvals. If the Company is satisfied with its market and regulatory review, it will prepare a conceptual layout of the resort, including building site plans and resort amenities. After the Company applies its standard lodging unit design and amenity package, the Company prepares a budget which estimates the cost of developing the resort, including costs of lodging facilities, infrastructure and amenities, as well as projected sales, marketing, and general and administrative costs. Once a budget has been prepared, the Company will enter into a contract for the site. Such contract may provide for additional due diligence by the Company, including obtaining an environmental report by an environmental consulting firm, a survey of the property, and a title commitment. If recommended by an environmental consulting firm, the Company may either conduct additional testing or abandon the proposed site. The Company employs legal counsel to review such documents and to also review pertinent legal issues. If the Company continues to be satisfied with the site after the environmental and legal review, the Company will complete the purchase of the property.

     The Company has a contract with an outside architectural firm which supervises construction of new units. All construction activities are contracted out to third parties, subject to completion guarantees. The Company seeks initial completion of the development of a new resort's basic infrastructure and models within one year, with additional units to be added within 150 days based on demand. See "Risk Factors -- Development, Construction and Property Acquisition Activities". An integral part of the development process is the establishment of a functional sales office at the new resort.

CLUBS/MASTER CLUB


     Upon purchasing a Vacation Interval at an Existing Resort, the purchaser automatically becomes a member of the Club for that particular resort. The Company has the right to appoint the directors of the Clubs. The Silverleaf Owners are obligated to pay monthly dues to their respective Clubs, which obligation is secured by a lien on their Vacation Interval in favor of the Club. If a Silverleaf Owner fails to pay his monthly dues, the Club may foreclose on the delinquent Silverleaf Owner's Vacation Interval.


     Each of the Clubs has entered into a Master Club Agreement with the Master Club. The Master Club, a non-profit corporation, has no shareholders or members, and its directors are elected by a majority vote of the directors of the Clubs. The Master Club Agreement authorizes the Master Club to manage the Existing Resorts on a centralized and collective basis. As the Company develops new resorts, their clubs are expected to be added to the Master Club Agreement. The consolidation of resort operations through the Master Club permits: (i) a centralized reservation system for the Existing Resorts; (ii) substantial cost savings by purchasing goods and services for the Existing Resorts on a group basis, which generally results in a lower cost of goods and services than if such goods and services were purchased by each resort on an individual basis; (iii) centralized management for the entire resort system; (iv) centralized legal, accounting and administrative services for the entire resort system; and (v) uniform implementation of various rules and regulations governing the Existing Resorts. All furniture, furnishings, recreational equipment and other personal property used in connection with the operation of the Existing Resorts are owned by the Master Club, rather than the Company.

     One officer of the Company is also an officer of the Master Club. Prior to 1997, a large portion of her salary was paid by the Master Club. At December 31, 1996, the Master Club had 340 full-time employees and is solely responsible for their salaries. The Master Club is also responsible for the direct expenses of operating the Existing Resorts, while the Company is responsible for the direct expenses of new development and all marketing and sales activities. To the extent the Master Club provides payroll, administrative and other services that directly benefit the Company, the Company reimburses the Master Club for such services. See "Certain Relationships and Related Transactions -- Other Affiliated Transactions" and Note 10 of Notes to Consolidated Financial Statements.


     The Master Club collects dues, currently $49.98 per month ($24.99 for biennial (alternate year) Vacation Intervals), from Silverleaf Owners, plus certain other amounts assessed against the Silverleaf Owners from time to time, together with all income generated by the operation of certain amenities at the Existing Resorts. Such amounts are placed in a common account and are used by the Master Club to pay the costs of operating the Existing Resorts and the management fees owing to the Company pursuant to a Management Agreement between the Company and the Master Club. This Management Agreement authorizes the Company to manage and operate the resorts and provides for a management fee equal to 15% of Master Club gross revenues, but the Company's right to receive such fee on an annual basis is limited to the amount of the Master Club's net income. Due to anticipated refurbishment of units at the Existing Resorts, together with the operational and maintenance expenses associated with the Company's current expansion and development plans, the Company believes its 1997 management fee will be subject to the net income limitation. For financial reporting purposes, management fees from the Master Club are recognized based on the lower of (i) 15% of Master Club's gross revenues, or (ii) Master Club net income. See Note 10 of Notes to Consolidated Financial Statements. The Management Agreement was entered into in March 1990, has a ten year term, and will continue year-to-year thereafter unless cancelled by either party.


OTHER OPERATIONS


     Operation of Amenities. The Company owns, operates, and receives the revenues from the marina at The Villages and the golf course and pro shop at Holiday Hills. Although the Company owns the golf course at Holly Lake, a homeowners association in the development operates the golf course. In general, the Master Club receives revenues from the various amenities which require a usage fee, such as watercraft rentals, horseback rides, and restaurants.



     Unit Leasing. The Company also realizes revenues from sales of Samplers which allow prospective Vacation Interval purchasers to sample a resort for a specified number of nights. A five night Sampler package currently sells for $795. For the years ended December 31, 1995 and 1996, the Company realized $1.31 million and $1.72 million, respectively, in revenues from Sampler sales. See "Management Discussion and Analysis of Financial Condition and Results of Operation".



     Utility Services. The Company owns its own water supply facilities at Piney Shores Resort, The Villages, Hill Country Resort, Holly Lake, Ozark Mountain Resort, and Holiday Hills Resort. The Company also currently owns its own waste-water treatment facilities at Piney Shores Resort and Ozark Mountain Resort, and has entered into an agreement with the local public utility company to transfer ownership of the waste-water treatment facilities at Holiday Hills. TNRCC is the primary state umbrella agency regulating the utilities at the Drive-to Resorts in Texas, and the Department of Natural Resources and Public Service Commission of Missouri are the primary state umbrella agencies regulating such utilities at the Destination Resorts in Missouri. The Company has rate case permits to supply and charge third parties for the water supply facilities at The Villages and Holly Lake and the waste-water facility at Holiday Hills Resort, and has applied for rate case permits which would allow it to charge third-parties for water supply at Piney Shores Resort and Hill Country Resort and the waste-water facility at Holly Lake. The Company plans to build a waste-water facility at The Villages in 1997, which facility should be completed by mid-1998. As a result of an enforcement proceeding brought by TNRCC, the Company is in the process of expanding its waste-water facility at Holly Lake, which the Company believes will be completed within the time schedule mandated by TNRCC.



     Other Property. The Company owns an undeveloped five-acre tract of land on the Gulf Coast in Mississippi. See "-- Development and Acquisition Process". As of December 31, 1996, it also owned 28 lots at Holiday Hills Resort and 282 lots at The Villages. At December 31, 1996, the Company also owned 18 condominium units which are in the process of being sold. See Note 12 of Notes to Consolidated Financial Statements. Additionally, the Company owns approximately 45 acres in Mississippi, and the Company is entitled to 85% of any profits from this land. An affiliate of a proposed director owns a 10% net profits interest in this land. See "Management -- Certain Relationships and Other Transactions".


     Other Operations. The Company provides management services for certain condominium homeowners' associations at the Existing Resorts.

PARTICIPATION IN VACATION INTERVAL EXCHANGE NETWORKS

     Internal Exchanges. Each purchaser of a Vacation Interval from the Company has certain exchange privileges which entitle such purchaser to: (i) exchange his interval for a different interval (week) at the same resort so long as the different interval is of an equal or lower rating; and (ii) exchange his interval for the same interval at any other of the Existing Resorts. These intra-company exchange rights require an exchange fee, which is currently $50, and are conditioned upon availability of the desired interval or resort.

     RCI Exchanges. The Company believes that its Vacation Intervals are made more attractive by the Company's participation in Vacation Interval exchange networks operated by RCI. Approximately one-third of Silverleaf Owners participate in RCI's exchange network. Membership in RCI allows participating Silverleaf Owners to exchange their occupancy right in a unit in a particular year for an occupancy right at the same time or a different time of the same or lower color rating in another participating resort, based upon availability and the payment of a variable exchange fee. A member may exchange his Vacation Interval for an occupancy right in another participating resort by listing his Vacation Interval as available with the exchange organization and by requesting occupancy at another participating resort, indicating the particular resort or geographic area to which the member desires to travel, the size of the unit desired and the period during which occupancy is desired.

     RCI has assigned a rating of either "red", "white", or "blue" to each Vacation Interval for each Existing Resort, based upon a number of factors, including the location and size of the unit, the quality of the resort and the period during which the Vacation Interval is available, and attempts to satisfy exchange requests by providing an occupancy right in another Vacation Interval with a similar rating. Owners of a red Vacation Interval may exchange their interval for a red, white, or blue interval. Owners of a white Vacation Interval may exchange only for a white or blue interval, and owners of a blue interval may exchange only for a blue interval. If RCI is unable to meet the member's initial request, it suggests alternative resorts based on availability. RCI has assigned either red or white ratings to all Vacation Intervals at the Company's Ozark Mountain and Holiday Hills resorts.

     RCI has more than 2,900 participating resort facilities and over 2.0 million members worldwide. During 1995 RCI processed over 1.5 million Vacation Interval exchanges. The cost of the annual membership fee in RCI, which is at the option and expense of the owner of the Vacation Interval, is currently $74 per year. Exchange rights require an additional fee of approximately $103 for domestic exchanges and $133 for foreign exchanges.

COMPETITION

     The timeshare industry is highly fragmented and includes a large number of local and regional resort developers and operators. However, some of the world's most recognized lodging, hospitality and entertainment companies, such as, Marriott, Disney, Hilton and Hyatt have recently entered the industry. Other companies in the timeshare industry, including Signature, Fairfield, Vacation Break, Vistana, and Ramada are public companies, with the enhanced access to capital and other resources that public ownership implies.

     Fairfield and Signature own timeshare resorts in or near Branson, Missouri, which compete with the Company's Holiday Hills and Ozark Mountain Resorts, and Signature owns a resort which is located near and competes with the Company's Piney Shores Resort. Based on published industry data and reports, except for Fairfield and Signature, the Company does not believe that any of the competitors named above own timeshare resorts in Texas or Missouri and believes that such competitors generally target consumers with higher annual incomes than the Company. Nonetheless, competitors may possess significantly greater financial, marketing, personnel and other resources than the Company, and there can be no assurance that such competitors will not significantly reduce the price of their Vacation Intervals or offer greater convenience, services or amenities than the Company.

     While the Company's principal competitors are developers of timeshare resorts, the Company is also subject to competition from other entities engaged in the commercial lodging business, including condominiums, hotels and motels; others engaged in the leisure business; and, to a lesser extent, from campgrounds, recreational vehicles, tour packages and second home sales. A reduction in the product costs associated with any of these competitors, or an increase in the Company's (or its customers') costs relative to such competitors' (or their customers') costs, could have a material adverse effect on the Company's results of operations, liquidity and financial position.

     Numerous businesses, individuals and other entities will compete with the Company in seeking properties for acquisition and development and new resorts. Some of these competitors will be larger and have greater financial resources than the Company. Such competition may result in a higher cost for properties the Company wishes to acquire or may cause the Company to be unable to acquire suitable properties for the development of new resorts.

GOVERNMENTAL REGULATION

     General. The Company's marketing and sales of Vacation Intervals and other operations are subject to extensive regulation by the federal government and the states and jurisdictions in which the Existing Resorts are located and in which Vacation Intervals are marketed and sold. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which the Company is or may be subject includes the Truth-in-Lending Act and Regulation Z, the Equal Opportunity Credit Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act and the Civil Rights Acts of 1964 and 1968.


     In addition, many states, including Texas and Missouri (the only states in which the Company currently owns resorts), have adopted specific laws and regulations regarding the sale of Vacation Interval ownership programs. The laws of most states, including Texas, require the Company to file with a designated state authority for its approval a detailed offering statement describing the Company and all material aspects of the project and the sale of Vacation Intervals prior to selling to residents of that state. The laws of these states require the Company to file numerous documents and supporting information with the state agency responsible for the regulation of Vacation Intervals. When the agency determines that a project may be sold, it will issue a public report for the project. The Company is required to deliver an offering statement or public report to all prospective purchasers of a Vacation Interval who are Texas residents, together with certain additional information concerning the terms of the purchase, regardless of whether the resort is located in Texas. In Missouri the Company is required to make certain disclosures in its sales documents. Laws in each state where the Company currently sells Vacation Intervals generally grant the purchaser of a Vacation Interval the right to cancel a contract of purchase at any time within approximately five calendar days following the date the contract was signed by the purchaser. Most states have other laws which regulate the Company's activities and protect purchasers, such as real estate licensure laws; travel sales licensure laws; anti-fraud laws; consumer protection laws; telemarketing laws; prize, gift and sweepstakes laws; and other related laws.


     The Company believes it is in material compliance with federal, Texas, and Missouri laws and regulations to which it is currently subject relating to the sale and marketing of timeshare resorts. However, the Company is

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

normally and currently the subject of a number of consumer complaints generally relating to marketing or sales practices filed with cognizant authorities, and there can be no assurance that all of these complaints can be resolved without adverse regulatory actions or other consequences. The Company expects some level of consumer complaints in the ordinary course of its business as the Company targets audiences which generally are less financially sophisticated and more susceptible to intensive sales practices than more affluent customers. There can be no assurance that the costs of resolving consumer complaints or of qualifying under Vacation Interval ownership regulations in all jurisdictions in which the Company desires to conduct sales will not be significant, that the Company is in material compliance with applicable federal, Texas, Missouri, or other laws and regulations, or that violations of law will not have adverse implications for the Company, including negative public relations, potential litigation, and regulatory sanctions. The expense, negative publicity, and potential sanctions associated with the failure to comply with applicable laws or regulations could have a material adverse effect on the Company's results of operations, liquidity, or financial position.


     During the 1980's and to a lesser extent continuing through the present, the timeshare industry has been and continues to be afflicted with negative publicity and prosecutorial attention due, among other things, to marketing practices which were widely viewed as deceptive or fraudulent. Among the many timeshare companies which have been the subject of federal, state and local enforcement actions and investigations were certain of the Affiliated Companies and their affiliates. Some of the settlements, injunctions and decrees resulting from litigation and enforcement actions (the "Orders") to which certain of the Affiliated Companies consented purport to bind all successors and assigns, and accordingly bind the Company. In addition, the Company was directly a party to one such Order issued in Missouri. No past or present officers, directors or employees of the Company or any Affiliated Company were named as subjects or respondents in any of these Orders; however, each Order purports to bind generically unnamed "officers, directors and employees" of certain Affiliated Companies. Therefore, certain of these Orders may be interpreted to be enforceable against the present officers, directors and employees of the Company even though they were not individually named as subjects of the enforcement actions which resulted in these Orders. These Orders require, among other things, that all parties bound by the Orders, including the Company, refrain from engaging in deceptive sales practices in connection with the offer and sale of Vacation Intervals. In one case in 1988 an Affiliated Company pled guilty to deceptive uses of the mails in connection with promotional sales literature mailed to prospective timeshare purchasers and agreed to pay a judicially imposed fine of $1.5 million and restitution of $100,000. The requirements of the Orders are substantially what applicable state and federal laws and regulation mandate, but the consequence of violating the Order may be that sanctions (including possible financial penalties and suspension or loss of licensure) may be imposed more summarily and may be harsher than would be the case if the Orders did not bind the Company. In addition, the existence of the Orders may be viewed negatively by prospective regulators in jurisdictions where the Company does not now do business, with attendant risks of increased costs and reduced opportunities.



     In response to the fraudulent marketing practices which plagued the timeshare industry in the 1980's, in the late 1980's and early 1990's, various states enacted legislation aimed at curbing such abuses. While the Company believes that such legislation has remedied many of the industry's past problems, the Company believes abuses in the timeshare industry continue, albeit on a much lower scale.



     The Company has been the subject of some consumer complaints which have triggered governmental investigations into the Company's affairs. In March 1997, the Company entered into an Assurance of Voluntary Compliance with the Texas Attorney General, in which the Company agreed to make additional disclosure to purchasers of Vacation Intervals regarding the limited availability of its Endless Escape program during certain periods. The Company paid $15,200 for investigatory costs and attorneys' fees of the Attorney General in connection with this matter. Also, in March 1997, the Company entered into an agreed order (the "Agreed Order") with the Texas Real Estate Commission requiring the Company to comply with certain aspects of the Texas Timeshare Act, Texas Real Estate License Act and Rules of the Texas Real Estate Commission, with which it had allegedly been in non-compliance until mid-1995. The allegations included (i) the Company's admitted failure to register the Missouri Destination Resorts in Texas (due to its misunderstanding of the reach of the Texas Timeshare Act);
(ii) payment of referral fees for Vacation Interval sales, the receipt of which was improper on the part of the recipients; and (iii) miscellaneous other actions alleged to violate the Texas Timeshare Act, which the Company denied. While the Agreed Order acknowledges that Silverleaf independently resolved ten consumer complaints referenced in the Agreed Order, discontinued the practices complained of, and had registered the Destination Resorts during 1995 and 1996, the Texas Real Estate Commission ordered Silverleaf to cease its discontinued practices and enhance its disclosure to purchasers of Vacation Intervals. In the Agreed Order, Silverleaf agreed to make a voluntary donation of $30,000 to the State of Texas. The Agreed Order also directs Silverleaf to revise its training manual for timeshare salespersons and verification officers. The Agreed Order resolved all of the alleged violations contained in complaints received by the Texas Real Estate Commission through December 31, 1996. See "Business -- Governmental Regulation".



     The Company employs the following methods in training sales and marketing personnel as to legal requirements. With regard to direct mailings, a designated compliance employee of the Company reviews all mailings to determine if they comply with applicable state legal requirements. With regard to telemarketing, the Company's Vice President -- Marketing prepares a script for telemarketers based upon applicable state legal requirements. All telemarketers receive training which includes, among other things, directions to adhere strictly to the Company approved script. Telemarketers are also monitored by their supervisors to ensure that they do not deviate from the Company approved script. With regard to sales functions, the Company distributes sales manuals which summarize applicable state legal requirements. Additionally, such sales personnel receive training as to such applicable legal requirements. The Company has a salaried employee at each sales office who reviews the sales documents prior to closing a sale to review compliance with legal requirements. Additionally, a member of the corporate office staff calls each purchaser within 48 hours after the sale to verify information. Periodically, the Company is notified by regulatory agencies to revise its disclosures to consumers and to remedy other alleged inadequacies regarding the sales and marketing process. In such cases, the Company revises its direct mailings, telemarketing scripts, or sales disclosure documents, as appropriate, in an attempt to comply with such requests.


     Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and tort liability and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner or operator knew of or caused the presence of the contaminants, and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The cost of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate the contamination on such property, may adversely affect the owner's ability to sell such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Finally, the owner or operator of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site or from environmental regulatory violations. In connection with its ownership and operation of its properties, the Company may be potentially liable for such claims.

     Certain Federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos-containing materials ("ACMs") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with its ownership and operation of its properties, the Company may be potentially liable for such costs. In 1994, the Company conducted a limited asbestos survey at each of the Existing Resorts, which surveys did not reveal material potential losses associated with ACM's at the Existing Resorts.

     In addition, recent studies have linked radon, a naturally-occurring substance, to increased risks of lung cancer. While there are currently no state or federal requirements regarding the monitoring for, presence of, or exposure to, radon in indoor air, the EPA and the Surgeon General recommend testing residences for the presence of radon in indoor air, and the EPA further recommends that concentrations of radon in indoor air be limited to less than 4 picocuries per liter of air (Pci/L) (the "Recommended Action Level"). The presence of radon in concentrations equal to or greater than the Recommended Action Level in one or more of the Company's properties may adversely affect the Company's ability to sell Vacation Intervals at such properties and the market value of such property. Recently-enacted federal legislation will eventually require the Company to disclose to potential purchasers of Vacation Intervals at the Company's resorts that were constructed prior to 1978 any known lead-paint hazards and will impose treble damages for failure to so notify.

     Electric transmission lines are located in the vicinity of the Company's properties. Electric transmission lines are one of many sources of electromagnetic fields ("EMFs") to which people may be exposed. Research into potential health impacts associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, while others have required transmission facilities to measure for levels of EMFs. In addition, the Company understands that lawsuits have, on occasion, been filed (primarily against electric utilities) alleging personal injuries resulting from exposure as well as fear of adverse health effects. In addition, fear of adverse health effects from transmission lines has been a factor considered in determining property value in obtaining financing and in condemnation and eminent domain proceedings brought by power companies seeking to construct transmission lines. Therefore, there is a potential for the value of a property to be adversely affected as a result of its proximity to a transmission line and for the Company to be exposed to damage claims by persons exposed to EMFs.

     In 1994, the Company conducted Phase I environmental assessments at each of its Existing Resorts in order to identify potential environmental concerns. These Phase I assessments have been carried out in accordance with accepted industry practices and consisted of non-invasive investigations of environmental conditions at the properties, including a preliminary investigation of the sites and identification of publicly known conditions concerning properties in the vicinity of the sites, physical site inspections, review of aerial photographs and relevant governmental records where readily available, interviews with knowledgeable parties, investigation for the presence of above ground and underground storage tanks presently or formerly at the sites, a limited asbestos survey, and the preparation and issuance of written reports. The Company's assessments of its properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. The Company's Phase I assessments of the properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations taken as a whole; nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's Phase I assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the properties will not be affected by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks) or by third parties unrelated to the Company. The Company does not believe that compliance with applicable environmental laws or regulations will have a material adverse effect on the Company or its financial condition, results of operations, or liquidity.

     The Company believes that its properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances. The Company has not been notified by any governmental authority or any third party, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.


     Utility Regulation. The Company owns its own water supply and waste-water treatment facilities at several of the Existing Resorts, which are regulated by various governmental agencies. See "-- Other Operations". TNRCC is the primary state umbrella agency regulating utilities at the Drive-to Resorts in Texas, and the Missouri Department of Natural Resources and Public Service Commission of Missouri are the primary state umbrella agencies regulating utilities at the Destination Resorts in Missouri. These agencies regulate the rates and charges for the services (allowing a reasonable rate of return in relation to invested capital and other factors), the size and quality of the plants, the quality of water supplied, the efficacy of waste-water treatment, and many other aspects of the utilities' operations. The agencies have approval rights regarding the entity owning the utilities (including its financial strength) and the right to approve a transfer of the applicable permits upon any change in control of the entity holding the permits. Other federal, state, regional and local environmental, health and other agencies also regulate various aspects of the provision of water and waste-water treatment services.


     Other Regulations. Under various state and federal laws governing housing and places of public accommodation, the Company is required to meet certain requirements related to access and use by disabled persons. Many of these requirements did not take effect until after January 1, 1991. Although management of the Company believes that its facilities are substantially in compliance with present requirements of such laws, the Company will incur additional costs of compliance. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial. Limitations or restrictions on the completion of certain renovations may limit application of the Company's growth strategy in certain instances or reduce profit margins on the Company's operations. See "Risk Factors -- Cost of Compliance with Laws Governing Availability of Facilities to Disabled Persons".


EMPLOYEES

     At December 31, 1996, the Company employed approximately 595 full-time employees. The Company believes that employee relations are good. None of the these employees is represented by a labor union.

INSURANCE; LEGAL PROCEEDINGS

     The Company carries comprehensive liability, fire, hurricane and storm insurance with respect to the Company's resorts, with policy specifications, insured limits and deductibles customarily carried for similar properties which the Company believes are adequate. There are, however, certain types of losses (such as losses arising from floods and acts of war) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in a resort, as well as the anticipated future revenues from such resort and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss could have a material adverse effect on the Company. The Company self-insures for property damage to certain vehicles and heavy equipment. See "Risk Factors -- Natural Disasters; Uninsured Loss".

     The Company is currently subject to litigation and claims respecting tort, contract, and consumer disputes, among others. In the judgment of management, none of such pending lawsuits or claims against the Company, either individually or in the aggregate, is likely to have a material adverse effect on the Company or its business. See "Risk Factors -- Regulation of Marketing and Sales of Vacation Intervals and Related Laws".

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information concerning each person who is a director or executive officer of the Company or upon the consummation of the Offering will become a director of the Company. Concurrently with or shortly following the Offering, the Company will add an additional director who will be a Non-Employee Director within the meaning of Rule 16b-3 of the Exchange Act (an "Independent Director").


               NAME                 AGE                       POSITION
               ----                 ---                       --------
Robert E. Mead....................  50    Chairman of the Board and Chief Executive Officer
Sharon K. Brayfield...............  36    Director and President
David T. O'Connor.................  55    Executive Vice President -- Sales
Joe W. Conner.....................  40    Chief Financial Officer, Treasurer
Larry H. Fritz....................  45    Vice President -- Marketing
Ioannis N. Gioldasis..............  47    Vice President -- Promotions
Robert G. Levy....................  49    Vice President -- Resort Operations
Sandra G. Cearley.................  35    Secretary
James B. Francis, Jr..............  48    Proposed Director
Michael A. Jenkins................  55    Proposed Director


     ROBERT E. MEAD founded the Company, has served as its Chairman of the Board since its inception, and has served as its Chief Executive Officer since May 1990. Mr. Mead began his career in hotel and motel management and also operated his own construction company. Mr. Mead currently serves as a trustee on the Board of Directors of ARDA and has over 17 years of experience in the timeshare industry, with special expertise in the areas of consumer finance, hospitality management and real estate development.



     SHARON K. BRAYFIELD has served as the President of the Company since 1992 and manages all of the Company's day to day activities. Ms. Brayfield began her career with an Affiliated Company in 1982 as the Public Relations Director of Ozark Mountain Resort. In 1989, she was promoted to Executive Vice President of Resort Operations for an Affiliated Company and in 1991 was named Chief Operations Officer of the Company. During 1996, Ms. Brayfield also oversaw operations of the Master Club.



     DAVID T. O'CONNOR has over 20 years of experience in real estate and timeshare sales and has worked periodically with Mr. Mead over the past 14 years. Since 1991, Mr. O'Connor has served as the Company's Executive Vice President -- Sales, directing all field sales, including the design and preparation of all training materials, incentive programs, and follow-up sales procedures. For the past five years until May 12, 1997, Mr. O'Connor has been an employee of Recreational Consultants, Inc., which was an independent contractor of the Company. See "Certain Relationships and Related Transactions".


     JOE W. CONNER joined the Company in February 1997 as Chief Financial Officer and has responsibility for all accounting, financial reporting and taxation issues. From 1995 to 1997, Mr. Conner served as Vice President of Finance and Chief Financial Officer of the Jacobsen Division of Textron, Inc. From 1993 to 1995, Mr. Conner was Executive Vice President and Chief Financial Officer for Furr's/Bishop's, Inc. Mr. Conner worked for Club Corporation of America from 1985 to 1993, and last served as Sr. Vice President, Chief Financial Officer and Director. Mr. Conner is a certified public accountant.

     LARRY H. FRITZ has been employed by the Company (or an Affiliated Company) periodically over the past nine years and has served in various marketing management positions. Since 1991, Mr. Fritz has served as the Company's chief marketing officer, with responsibility for daily marketing operations, and currently serves as the Company's Vice President-Marketing.

     IOANNIS N. GIOLDASIS has been with the Company since May of 1993 and currently serves as Vice President -- Promotions. Mr. Gioldasis is responsible for the design and implementation of marketing strategies and promotional concepts for lead generation in Texas and other markets. Prior to joining the Company, Mr. Gioldasis was a national field director for Resort Property Consultants, Inc.

     ROBERT G. LEVY was appointed to Vice President-Operations in February 1997 and administers the Company's Management Agreement with the Master Club. Since 1989, Mr. Levy has held a variety of managerial positions with the Master Club including Project Manager, General Manager, Texas Regional Manager, and Director of Operations. Prior to joining the Company, Mr. Levy spent 18 years in hotel, motel, and resort management, and was associated with the Sheraton, Ramada Inn, and Holiday Inn hotel chains.


     SANDRA G. CEARLEY has served as Secretary of the Company since its inception. Ms. Cearley maintains corporate minute books, oversees regulatory filings, and coordinates legal matters with the Company's attorneys.

     JAMES B. FRANCIS, JR. has consented to become a Director of the Company upon the consummation of the Offering. During 1996, Mr. Francis' company, Francis Enterprises, Inc., served as a consultant to the Company in connection with governmental and public affairs. From 1980 to 1996, Mr. Francis was a partner in the firm of Bright & Co., which managed various business investments, including the Dallas Cowboys Football Club. During his tenure with Bright & Co., Mr. Francis served as a director and a member of the audit committees of Bright Insurance Company, State Bank & Trust, and Bright Truck Leasing Corporation.


     MICHAEL A. JENKINS has consented to become a Director of the Company upon the consummation of the Offering. In 1971, Mr. Jenkins founded and became the President of Leisure and Recreation Concepts, Inc., which has planned and designed over 850 theme parks, resorts, retail areas, and major attractions worldwide. Mr. Jenkins has more than 35 years in the leisure industry, and has served on the Board of Directors of Leisure and Recreational Concepts, Inc., International Broadcasting Corporation, and the International Association of Amusement Parks and Attractions. Prior to forming Leisure and Recreational Concepts, Inc., Mr. Jenkins served as Vice President of Six Flags Over Texas, Inc., and assisted in the development of all major Six Flags projects throughout the United States.


COMMITTEES OF THE BOARD OF DIRECTORS

     Executive Committee. Concurrently with the consummation of the Offering, the Board of Directors will establish an executive committee (the "Executive Committee"), which will be granted such authority as may be determined from time to time by a majority of the Board of Directors. The Company expects that the Executive Committee will include at least one Independent Director. All actions by the Executive Committee will require a majority vote of its members.

     Audit Committee. Concurrently with the consummation of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"), which will consist of two or more Independent Directors. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants and the adequacy of the Company's internal accounting controls, and consider the range of audit and non-audit fees.

     Compensation Committee. Concurrently with the consummation of the Offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"), which will consist of two or more Independent Directors to determine compensation for the Company's senior executive officers and to administer the Company's 1997 Stock Option Plan.

     The Board of Directors of the Company initially will not have a nominating committee or any other committee. The membership of the committees of the Board of Directors will be established after the consummation of the Offering.

CLASSIFIED BOARD OF DIRECTORS

     The Company's Board of Directors is divided into three classes serving staggered terms. Upon the consummation of the Offering, the Board of Directors will be comprised of one Class I director (presently not identified), two Class II directors (Ms. Brayfield and Mr. Jenkins) and two Class III directors (Mr. Mead and Mr. Francis). At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the annual meeting of shareholders held in calendar years 1998, 1999 and 2000, respectively. The classification of directors makes it more difficult for a significant shareholder to change the composition of the Board of Directors in a relatively short period of time.

DIRECTOR COMPENSATION


     Upon the consummation of the Offering, the Company will grant to each Independent Director, as directors' fees, options to purchase 40,000 shares of Common Stock at the initial public offering price. Such options shall vest in three equal portions over a term of three years, with the first vesting period occurring on the first anniversary of the Company's annual 1997 shareholders' meeting. The options shall expire on the tenth anniversary of the Company's 1997 annual shareholders' meeting. In addition to such option grants, the Independent Directors will be reimbursed for expenses of attending each meeting of the Board of Directors. Officers of the Company who are directors will not be paid any director fees but will be reimbursed for expenses of attending meetings of the Board of Directors.


INDEMNIFICATION

     The Charter provides for the indemnification of the Company's officers and directors against certain liabilities to the fullest extent permitted under applicable law. The Charter also provides that the directors and officers of the Company be exculpated from monetary damages to the fullest extent permitted under applicable law. Additionally, the Company has entered into written Indemnification Agreements with its directors and officers. It is the position of the Securities and Exchange Commission (the "Commission") that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable under the Securities Act.

EXECUTIVE COMPENSATION


     Summary Compensation Table. The following table sets forth the annual base salary and other annual compensation that the Company paid in 1996 to the Company's Chief Executive Officer and each of the other executive officers whose cash compensation (salary and bonus) on an annualized basis exceeded $100,000 (the "Named Executive Officers"). During the past three fiscal years, none of such persons received compensation in the form of restricted stock awards, stock options, stock appreciation rights, or long-term incentive plans.



                                                                ANNUAL COMPENSATION
                      NAME AND                                 ----------------------
                 PRINCIPAL POSITION                    YEAR     SALARY       BONUS(1)
                 ------------------                    ----    --------      --------
Robert E. Mead,......................................  1996    $400,015      $ 37,731
  Chief Executive Officer
Sharon K. Brayfield,.................................  1996      16,074(2)    366,499(3)
  President
David T. O'Connor,...................................  1996     538,768(4)
  Executive Vice President -- Sales
Larry H. Fritz,......................................  1996      70,000        67,913
  Vice President -- Marketing


---------------

(1) See "-- Employment and Noncompetition Agreements" for a discussion of certain bonuses.


(2) During 1996, Ms. Brayfield also received $100,000 in salary paid by the Master Club. Beginning in 1997, Ms. Brayfield will no longer receive a salary from the Master Club, and the Company will pay her a salary of $133,101. See "-- Employment and Noncompetition Agreements".


(3) Approximately $77,000 of such amount is for forgiveness of a loan by the Company to Ms. Brayfield.


(4) These amounts were paid as sales commissions to Recreational Consultants, Inc., a corporation of which Mr. O'Connor is the principal. See "Certain Relationships and Affiliated Transactions".

1997 STOCK OPTION PLAN

     The Company has established a stock option plan (the "1997 Stock Option Plan" or "Plan") to attract and retain directors, officers, and key employees of the Company and to provide them incentives to maximize the Company's performance. The 1997 Stock Option Plan provides for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of options intended to qualify as "incentive stock options" under Section 422 of the Code.

     The 1997 Stock Option Plan will be administered by the Compensation Committee which will select the individuals to whom options are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1997 Stock Option Plan.


     Promptly after the consummation of the Offering, the Company estimates that it will issue to officers and Independent Directors options to purchase 422,000 shares of Common Stock pursuant to the 1997 Stock Option Plan, including options on 200,000 shares to Mr. O'Connor. A maximum of 1,100,000 shares are reserved for issuance under the 1997 Stock Option Plan. The Company will file a Registration Statement to register such shares. See "Shares Eligible for Future Sale".


     Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). Nonqualified stock options may be granted for any term and upon such conditions determined by the Compensation Committee.

     Incentive stock options will be designed to comply with the provisions of the Code and will be subject to restrictions contained therein, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term; however, incentive stock options granted to any person owning more than 10% of the voting power of the stock of the Company shall have exercise prices equal to at least 110% of the fair market value of the Common Stock on the grant date and shall not be exercisable after five years from the date the option is granted.

     Under the 1997 Stock Option Plan, the Board of Directors of the Company reserves the right to exercise the powers and functions of the Compensation Committee. Also, the Board of Directors reserves the right to amend the Plan at any time; however, the Board of Directors may not without the approval of the shareholders of the Company (i) increase the total number of shares reserved for options under the Plan (other than for certain changes in the capital structure of the Company), (ii) reduce the required exercise price of any incentive stock options, or (iii) modify the provisions of the Plan regarding eligibility.

DISCRETIONARY PERFORMANCE AWARDS

     Performance awards, including bonuses, may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements or performance criteria and will be paid in cash.

EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     Effective January 1, 1997, Mr. Mead entered into a three year employment agreement with the Company which provides for an annual base salary of $500,000, a company vehicle, and other fringe benefits such as employee health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Either party may terminate the agreement upon 30 days notice to the other.

     Effective January 1, 1997, Ms. Brayfield entered into a three year employment agreement which provides for an annual base salary of $133,101, a company vehicle, and other fringe benefits such as employee health insurance, vacation, and sick leave as determined by the Board of Directors of the Company from time to time. Ms. Brayfield's agreement with the Company also provides for an incentive bonus equal to .35% of the Company's net sales from Vacation Intervals. Either party may terminate the agreement upon 30 days notice to the other. Ms. Brayfield and the Company have an agreement that she may not transfer her stock in the Company without first offering it for sale to the Company; this agreement will terminate upon the consummation of the Offering.


     Effective May 12, 1997, the Company entered into an employment agreement with David T. O'Connor with a term through December 31, 1999. Pursuant to the agreement, Mr. O'Connor will receive commissions equal to 1.35% of the Company's net sales from Vacation Intervals, plus additional commissions based on weekly sales volume and revenue per guest. The Company will also provide Mr. O'Connor with a company vehicle and health insurance. Either party may terminate the agreement upon 30 days notice to the other. See "Certain Relationships and Related Transactions".



     Each of the three agreements discussed above provides that such person will not directly or indirectly compete with the Company in any county in which it conducts its business or markets its products for a period of two years following the termination of the agreement. The agreements also provide that such persons will not (i) influence any employee or independent contractor to terminate its relationship with the Company, or (ii) disclose any confidential information of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REPAYMENT OF AFFILIATED DEBT


     Approximately $9.9 million of the net proceeds from the Offering will be used to repay outstanding debt to Mr. Mead and affiliated persons or entities. Mr. Mead, Chairman of the Board and Chief Executive Officer of the Company, will simultaneously repay his debt to the Company, as will STG, an affiliate of Mr. Mead. Affiliated debt is explained below:



                       COMPONENTS OF                              AMOUNT AT
               AFFILIATED DEBT OF THE COMPANY                  MARCH 31, 1997
               ------------------------------                 -----------------
                                                               (IN THOUSANDS)
Debt of CBI to Mr. Mead (a).................................       $ 6,012
Debt of Silverleaf to Mr. Mead and affiliates (b)...........         8,194
Debt of Silverleaf to Pace, STG and Ralph Brotherton (c),
  (d), (e)..................................................           541
                                                                   -------
          Total.............................................        14,747
  Less:
     Receivable from Mr. Mead (a)...........................        (4,591)
     Receivable from STG and Pace (f).......................          (236)
                                                                   -------
          Net Affiliated Party Debt of Silverleaf...........       $ 9,920
                                                                   =======


---------------


(a) Prior to the Consolidation Transactions, Mr. Mead owned 100% of the stock of CBI. During this period, Silverleaf made loans to Mr. Mead who simultaneously made loans of similar amounts to CBI to finance its operations. The Silverleaf loans to Mr. Mead bear interest at 8% per annum, and the loans by Mr. Mead to CBI bear interest at 9% per annum. As a result of the Consolidation Transactions, the debt of Mr. Mead to CBI and of CBI to Mr. Mead has been consolidated on the Company's financial statements. The above table reflects, on a consolidated basis, the remaining debt due to Mr. Mead from the Company and the remaining receivable from Mr. Mead at March 31, 1997.



(b) Mr. Mead owned 100% of the stock of Freedom Financial Corporation ("FFC") prior to the Consolidation Transactions. As a part of the Consolidation Transactions, the Company acquired certain assets held by FFC and the Company assumed certain liabilities associated with these assets. See Note 9 of Notes to Consolidated Financial Statements. Liabilities assumed were approximately $8.9 million consisting primarily of notes payable to Mr. Mead and his affiliates of $7.6 million. The affiliates of Mr. Mead include certain family partnerships and trusts. The notes payable to Mr. Mead and his affiliates originated from loans of $1.1 million and asset sales of $1.6 million made by Mr. Mead and his affiliates to FFC during 1987 and 1988. The $8.2 million debt at March 31, 1997 consists of principal of $2.7 million and accrued interest of $5.5 million, computed at a weighted average rate of 11.9% through March 31, 1997.

(c) Includes approximately $399,000 owed to Pace Finance Company ("Pace"), a Texas corporation wholly owned by Mr. Mead. Pace loaned the Company approximately $648,000, $541,000 and $655,000, in 1994, 1995, and 1996,
     respectively. The Company secured such loans by pledging notes secured by Vacation Intervals with an aggregate principal balance of approximately $1.1 million, $901,000, and $1.1 million, in 1994, 1995, and 1996, respectively. The Company made payments to Pace of approximately $395,0000, $636,000, and $863,000, in 1994, 1995, and 1996, respectively, and approximately $355,000 in the first quarter of 1997.



(d) Includes approximately $84,000 owed to S.T.G. Investments ("STG"), a Texas general partnership owned by trusts beneficially owned by Mr. Mead's children.



(e) Includes approximately $58,000 owing to Ralph Brotherton, who serves as a trustee of trusts for the children of Mr. Mead. This debt arose from the 1995 redemption of Mr. Brotherton's equity interest in Equal Investment Company ("EIC") in exchange for a $100,000 note from EIC. Subsequently, EIC was merged into the Company and the Company became liable for the note to Mr. Brotherton. The note to Mr. Brotherton does not bear interest.



(f) At March 31, 1997, STG and Pace owed Silverleaf approximately $169,000 and $37,000, respectively, relating to cash payments on notes receivable of Silverleaf collected and held by STG and Pace on behalf of Silverleaf.


TRANSACTIONS WITH RELATED ENTITIES

     FFC loaned the Company approximately $3.2 million and $555,000 in 1994 and 1995. To secure such loans, the Company pledged to FFC in 1994 and 1995 notes secured by Vacation Intervals with an aggregate principal balance of approximately $4.3 million and $740,000, respectively. The Company made principal and interest payments to FFC of approximately $1.3 million and $871,000, in 1994 and 1995.

     During 1994, the Company transferred to FFC notes with an aggregate principal balance of $216,094 secured by Vacation Intervals as a partial payment of interest on a note from the Company to FFC (the "FFC Note"). The Company also set off the amount of $121,032 in 1994 against the FFC Note, for servicing fees to administer certain notes owned by FFC. FFC paid the Company $144,000 during 1994 in fees for providing administrative personnel, equipment, supplies and other overhead items to FFC.

     Prior to the Consolidation Transactions in December, 1995, Silverleaf engaged in various transactions with entities affiliated with Mr. Mead. As a result of the Consolidation Transactions, all transactions between Silverleaf and the entities which were parties to the Consolidation Transactions were eliminated through consolidation and restatement of the Company's financial statements, and are therefore not specifically discussed herein. See Note 1 of Notes to Consolidated Financial Statements.


     Prior to the Consolidation Transactions, Pace purchased delinquent notes secured by Vacation Intervals from an Affiliated Company. From time to time, Pace sold these delinquent notes to the Company, generally at a price of $200 per note. The Company then reacquired through foreclosure the underlying Vacation Intervals for resale. Pace's note sales to the Company equaled $47,400 in 1994 and $24,200 in 1996. In February 1997, Pace sold its remaining inventory of notes to the Company for a consideration of $16,400.


     STG loaned the Company approximately $558,000 and $272,000 in 1994 and 1995, respectively. As security, the Company pledged to STG notes secured by Vacation Intervals with an aggregate principal balance of approximately $870,000 and $454,000 in 1994 and 1995, respectively. The Company made principal and interest payments to STG of approximately $380,000, $533,000 and $247,000, in 1994, 1995, and 1996, respectively. These loans were repaid in full by the Company in 1996.

TRANSACTIONS WITH RELATED INDIVIDUALS


     In March 1997, Mr. Mead entered into a lease agreement with the Company which grants Mr. Mead the exclusive right to use approximately 500 acres adjoining an Existing Resort for hunting purposes. This land is subject to deed restrictions which prohibit the construction of new units, and most of this land is located in a flood plain. The land will remain available to Silverleaf Owners for hiking and nature trails. In exchange for these lease rights, Mr. Mead has agreed to pay the annual property taxes for this land which are estimated at approximately $5,000. This lease agreement has a ten-year term and may be renewed by Mr. Mead for four additional ten-year terms.



     Upon the consummation of the Offering, Mr. Mead has agreed to purchase a condominium in Mexico and a residential property in Texas from the Company. The Company's acquisition cost of these properties in 1995 was approximately $420,000. Mr. Mead has proposed to pay the Company the higher of its acquisition cost plus an additional 15% per annum (approximately $464,000), or the appraised fair market value of these properties.



     Prior to the consummation of the Offering, the Company will enter into a Registration Rights Agreement with Mr. Mead with respect to all of his shares (7,625,000) of Common Stock. See "Shares Eligible for Future Sale".



     With regard to each of the above-referenced transactions with Mr. Mead, the remaining disinterested member of the Board of Directors has reviewed the terms of such transactions and has determined that they are fair to the Company.


     During 1995, the Company loaned $15,000 to Ms. Brayfield at 8.5% interest per annum. Due to a previous loan balance and the accrual of interest, her aggregate debt to the Company was $71,000 at December 31, 1995. Her largest outstanding loan balances in 1995 and 1996 were approximately $71,000 and $77,000, respectively. The Company forgave this loan effective December 31, 1996. See "Management -- Executive Compensation".


     During 1996, the Company was a party to a consulting agreement with Francis Enterprises, Inc. ("FEI"), a Texas corporation which is wholly owned by a proposed director of the Company. FEI received approximately $201,000 (and the Company expensed approximately $208,000) in 1996 under this agreement. FEI provided advice to the Company in connection with governmental and public affairs. This consulting agreement was terminated in February 1997. An affiliate of this proposed director owns a 10% net profits interest in a 45 acre tract of land in Mississippi owned by the Company. See "Management -- Directors and Executive Officers" and "Business -- Other Operations".



     The Company paid Recreational Consultants, Inc., an entity of which Mr. O'Connor is the principal, approximately $321,000, $430,000, and $552,000 in sales commissions in 1994, 1995, and 1996, respectively. The Company paid Recreational Consultants, Inc. approximately $148,000 in the first quarter of 1997. See "Management -- Executive Compensation".



     Mr. O'Connor was indebted to the Company during 1994 and 1995 for advances by the Company on his behalf, which debt bears interest at approximately 8% per annum. The largest outstanding balance during 1994 and 1995 was approximately $145,000 and $156,000, respectively. This debt was satisfied at the end of 1995.



TRANSACTIONS WITH THE MASTER CLUB



     Prior to May 1997, Ms. Brayfield, an officer and director of the Company, was the principal executive officer of the Master Club. In May 1997, Robert G. Levy, an officer of the Company, was elected as President of the Master Club. The Company manages the Existing Resorts under a management agreement with the Master Club. The Company is entitled to a management fee equal to 15% of the Master Club's gross revenues, but the Company's right to receive such fee on an annual basis is limited to the amount of the Master Club's net income. If the management fee is limited due to the Master Club's net income in a given year, such deficiency may be recovered from the Master Club in subsequent years, subject to the net income limitation. Accordingly, receivables for unpaid management fee deficiencies from the Master Club due to the net income limitation are not accrued on the books of the Company. In 1994, 1995, and 1996, the Company reported management fees from the Master Club of approximately $2.4 million, $2.5 million and $2.2 million, respectively. The management fees amounted to approximately $499,000 during the first quarter of 1997. The Master Club bears and pays all expenses of operating the Existing Resorts, while the Company bears the expense of new development and all marketing and sales activities. To the extent the Master Club pays for payroll or other general and administrative expenses that relate to the Company's development, marketing, or sales activities, the Master Club allocates and charges such expenses to the Company. During 1994, 1995 and 1996, the Master Club charged the Company approximately $1.5 million, $1.9 million, and $2.1 million, respectively, for expenses attributable to the

Company. During the first quarter of 1997, such expenses amounted to approximately $755,000. Also, during 1996, the Company advanced on behalf of the Master Club approximately $940,000 for expenditures related to refurbishment of the Existing Resorts. After netting management fees earned, expenses charged back, and the advance for refurbishment expenditures, the Company owed the Master Club approximately $429,000 at the end of 1995, and the Master Club owed the Company approximately $1.1 million and $1.5 million at the end of 1996 and March 1997, respectively. See "Business -- Clubs/Master Club".



                             PRINCIPAL SHAREHOLDERS


     The information in the following table sets forth information regarding the beneficial ownership of the Common Stock of the Company, as adjusted to reflect the sale of shares offered hereby, with respect to (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each person who is a director, proposed director or Named Executive Officer of the Company and (iii) all directors, proposed directors and executive officers of the Company as a group.


                                             BENEFICIAL OWNERSHIP           BENEFICIAL OWNERSHIP
                                             PRIOR TO THE OFFERING           AFTER THE OFFERING
           NAME AND ADDRESS OF             -------------------------      -------------------------
           BENEFICIAL OWNER(A)              SHARES        PERCENTAGE       SHARES        PERCENTAGE
           -------------------             ---------      ----------      ---------      ----------
Robert E. Mead(b)........................  7,625,000(c)       99%         7,625,000         68.0%
Sharon K. Brayfield(b)...................     86,517(c)        1%            86,517           .8%
Joe W. Conner(b).........................         --          --                 --           --
Larry H. Fritz(b)........................         --          --                 --           --
Ioannis N. Gioldasis(b)..................         --          --                 --           --
Robert G. Levy(b)........................         --          --                 --           --
Sandra G. Cearley(b).....................         --          --                 --           --
James B. Francis, Jr.(d).................         --          --                 --           --
Michael A. Jenkins(e)....................         --          --                 --           --
                                           ---------         ---          ---------         ----
All directors, proposed directors and
  executive officers as a group (9
  persons)...............................  7,711,517(c)      100%         7,711,517         68.8%


---------------

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote, as applicable, and to dispose of all shares of Common Stock owned by such beneficial owner.

(b) The address of such person is 1221 Riverbend Drive, Suite 120, Dallas, Texas 75247.


(c) In May 1997, the Company declared a 719.97204 for one stock dividend. Immediately prior to such stock dividend, Mr. Mead and Ms. Brayfield owned 10,576 shares and 120 shares, respectively, for a total of 10,696 issued and outstanding shares.



(d) The address of such person is 8300 Douglas Avenue, Suite 800, Dallas, Texas 75225.



(e) The address of such person is 2151 Fort Worth Avenue, Dallas, Texas 75211-1812.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the consummation of the Offering the authorized capital stock of the Company will consist of (i) 100,000,000 shares of Common Stock, par value $0.01 per share, 11,211,517 shares of which will be outstanding after the Offering (without the over-allotment option), and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share, none of which will be outstanding after the Offering. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Charter and Bylaws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information".


COMMON STOCK


     The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any series of Preferred Stock, the holders of shares of Common Stock exclusively possess all voting power. The Charter prohibits cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of Common Stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders. All shares of Common Stock issued in the Offering will be fully paid and nonassessable and the holders thereof will not have preemptive rights.


PREFERRED STOCK

     Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. Prior to issuance of shares of each class, the Board of Directors is required by the Texas Business Corporation Act ("TBCA") and the Company's Charter to fix for each such series, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Texas law. The Board of Directors could authorize the issuance of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the Company's outstanding shares might believe to be in their best interests or in which holders of some, or a majority, of shares might receive a premium for their shares over the market price of such shares. No Preferred Stock will be outstanding following the consummation of the Offering.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed ChaseMellon Shareholder Services, L.L.C. as its transfer agent and registrar.

             CERTAIN PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     The following paragraphs summarize certain provisions of the Company's Charter and Bylaws that may be deemed to have anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder may consider to be in the best interests of the Company or its shareholders, including those attempts that may result in a premium over the then current market price for the Common Stock. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part, as described in "Additional Information".

CLASSIFICATION OF THE BOARD OF DIRECTORS


     The Company's Charter provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the TBCA, which is one. The Bylaws provide that upon the consummation of the Offering the Board of Directors will consist of not fewer than five nor more than 13 members. Any vacancy on the Board of Directors will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire board of directors. The Charter provides for a staggered Board of Directors consisting of three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of shareholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualify. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

     The classified director provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the elections of directors. Consequently, at each annual meeting of shareholders, the holders of a majority of outstanding shares of Common Stock present at such meeting (so long as a quorum exists) will be able to elect all of the successors of the class of directors whose term expires at that meeting.

REMOVAL OF DIRECTORS


     The Charter provides that a director may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision precludes shareholders from removing incumbent directors except upon a substantial affirmative vote, and the Bylaws preclude the shareholders from filling the vacancies created by such removal with their own nominees.


AMENDMENT TO THE COMPANY'S CHARTER AND BYLAWS


     The Company's Charter, including its provisions on classification of the Board of Directors and removal of directors, may be amended only by the affirmative vote of the holders of at least 66 2/3% of the capital stock entitled to vote. The Company's Bylaws may be amended by the affirmative vote of holders of a majority of the capital stock entitled to vote on the matter. Subject to the right of shareholders as set forth in the preceding sentence, the Board of Directors is authorized to adopt, alter or repeal the Bylaws.


ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     The Bylaws of the Company provide that (i) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by shareholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Directors, or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and
(ii) with respect to special meetings of shareholders, only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be made by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

SHAREHOLDER MEETINGS AND ACTION BY WRITTEN CONSENT

     In order for shareholders to call special meetings, the Bylaws require the written request of holders of shares entitled to cast not less than 25% of all votes entitled to be cast at such meeting. Such provisions do not, however, affect the ability of shareholders to submit a proposal to the vote of all shareholders of the Company in accordance with the Bylaws, which provide for the additional notice requirements for shareholder nominations and proposals at the annual meetings of shareholders as described above.

     The Bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each shareholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each shareholders entitled to notice of the meeting but not entitled to vote at it.

LIMITATION OF LIABILITY AND INDEMNIFICATION


     The Company's Charter limits the liability of the Company's directors and officers to the Company and its shareholders to the fullest extent permitted from by law. The TBCA presently permits the liability of directors and officers to a corporation or its shareholders for money damages to be limited, except (i) if the director or officer is found liable on the basis that he improperly received a personal benefit, or (ii) if the officer or director is found liable to the Company by a court of competent jurisdiction after exhaustion of all appeals therefrom. This provision does not limit the ability of the Company or its shareholders to obtain other relief, such as an injunction or rescission.



     The Company's Charter and Bylaws require the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by law. The TBCA presently permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party, only if (i) the indemnified party conducted himself in good faith, (ii) if a director, his conduct was in the corporation's best interest, or, if not a director, his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the indemnified party had no reasonable cause to believe his conduct was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, if the director or officer has been adjudged to be liable to the corporation or is found liable on the basis that personal benefit was improperly received, indemnification (1) is limited to reasonable expenses actually incurred by such person in the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The termination of any proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, is not itself determinative that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. The Company has applied for directors and officers insurance which will become effective upon the effectiveness of the Registration Statement.


DISSOLUTION OF THE COMPANY

     The dissolution of the Company must be approved by the affirmative vote of holders of not less than two-thirds of the votes entitled to be cast on the matter.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of the Offering the Company will have outstanding 11,211,517 shares of Common Stock. Of these shares, the 3,500,000 shares sold in the Offering plus any additional shares sold upon exercise of the Underwriters' over-allotment option will be freely tradable in the public market without restriction or further registration under the Securities Act.



     The remaining 7,711,517 outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 and may be sold only pursuant to registration under the Securities Act or pursuant to an exemption therefrom, such as that provided by Rule 144. In general, under Rule 144 as recently amended, if one year has elapsed since the later of (i) the date of acquisition of shares of Common Stock from the Company (as is the case with respect to all shares of Common Stock owned immediately prior to the consummation of the Offering), or (ii) the date of acquisition of shares of Common Stock from any "affiliate" of the Company (as that term is defined under the Securities Act), the acquiror or subsequent holder is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock on all exchanges and reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of sales, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of shares of Common Stock from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares of Common Stock in the public market under Rule 144(i) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.


     The Company has entered into a Registration Rights Agreement (the "Registration Rights Agreement") with Mr. Mead pursuant to which the Company is obligated to register his 7,625,000 shares under the Securities Act at specified times and in specified amounts. Specifically, the Company, subject to certain exceptions and limitations, will, upon request, be required (i) at any time after 180 days following consummation of the Offering, to register up to 50% of the Common Stock owned by Mr. Mead, and (ii) at any time after the first anniversary of the Offering, to register all of the Common Stock owned by Mr. Mead which has not been previously registered.



     After the first anniversary of the consummation of the Offering, under the Registration Rights Agreement, subject to certain exception and limitations, if the Company proposes to register any of its securities under the Securities Act for its own account or the account of another person pursuant to an underwriting, Mr. Mead may require the Company to include in such registration all or part of the shares of Common Stock held by him after completion of the Offering.


     The Company is required to pay all expenses incident to the performance of its obligations under the Registration Rights Agreement, other than any underwriting discounts and commissions, or transfer taxes relating to shares of Common Stock registered pursuant thereto.

     Mr. Mead has agreed, if requested by an underwriter in an underwritten offering of the Company's securities (whether for the account of the Company or otherwise), not to effect any public sale or distribution of any shares of Common Stock or other Company equity securities, including a sale pursuant to Rule 144, during the ten day period prior to, and during the 90-day period beginning on, the closing date of such underwritten offering.

     After the completion of the Offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all of the shares of Common Stock reserved for issuance under the Plan. After the date of such filing, such shares when issued will be immediately eligible for sale in the public market, provided that shares owned by "affiliates" of the Company (as defined in Rule 144 under the Securities Act), will be subject to the volume limitations, manner of sale provisions, and public information and notice requirements of Rule 144.

     Prior to the Offering, there has been no public market for the Common Stock and the effect, if any, that future market sales of Common Stock or the availability of such Common Stock for sale will have on the market price of the Common Stock prevailing from time to time cannot be predicted. Nevertheless, sales of substantial amounts of Common Stock in the public market (or the perception that such sales could occur) might adversely affect market prices for the Common Stock.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in an Underwriting
Agreement dated May   , 1997 (the "Underwriting Agreement"), the Underwriters
named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, EVEREN Securities, Inc., and McDonald & Company Securities, Inc. are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company the following respective numbers of shares of Common Stock:



                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
EVEREN Securities, Inc......................................
McDonald & Company Securities, Inc. ........................
                                                              ---------
          Total.............................................  3,500,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides that, in the event of a default by an Underwriter, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.


     The Company has granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 525,000 additional shares at the initial public offering price less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.


     The Company has been advised by the Representative that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representative, to certain dealers at such price less a concession of $ per share, and the Underwriters and such dealers may allow a discount of $ per share on sales to certain other dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the Representative.


     The Representatives have informed the Company that they do not expect discretionary sales by the Underwriters to exceed 5% of the number of shares being offered hereby.


     The Company and its shareholders, officers and directors have agreed that they will not offer, sell, contract to sell, announce their intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any additional shares of Common Stock or securities convertible or exchangeable into or exercisable for any shares of Common Stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this Prospectus.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriters may be required to make in respect thereof.


     The shares of Common Stock have been approved for listing on The New York Stock Exchange, subject to notice of issuance.



     Prior to the Offering, there has been no public market for the Common Stock. The initial price to the public for the shares of Common Stock has been negotiated among the Company and the Representatives. Such initial price is based on, among other things in addition to prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices for securities of companies in businesses similar to that of the Company.



     The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     Credit Suisse First Boston Mortgage Capital, L.L.C. ("CSFBMC"), an affiliate of Credit Suisse First Boston Corporation, currently has a lending relationship with the Company and its affiliate, CBI. In October of 1996, CSFBMC entered into two loan agreements which provide for borrowings up to $45.4 million: a revolving loan commitment for up to $40.0 million of borrowings secured by notes receivable from Silverleaf Owners and a $5.4 million term loan secured by condominium units, certain undeveloped acreage at the Ozark Mountain and Holiday Hills Resorts, and the golf course at Holiday Hills Resort. At March 31, 1997, the Company was indebted to CSFBMC in the amount of $5.3 million. Interest continues to accrue on this debt at the rate of 10.25% per annum.


                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHT OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the Company's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Company or such persons. All or a substantial portion of the assets of the Company and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisers with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the shares for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. ("Meadows Owens"), Dallas, Texas. Certain matters of Missouri real estate and timeshare law will be passed upon for the Company by Armstrong, Teasdale, Schlafy & Davis, Kansas City, Missouri. Certain matters will be passed upon for the Underwriters by Latham & Watkins, Los Angeles, California, in reliance, as to matters of Texas law, on the opinion of Meadows Owens.

                                    EXPERTS

     The combined financial statements of Silverleaf Resorts, Inc. at December 31, 1994 and for the year then ended included in this Prospectus have been audited by James Smith & Company, P.C., Dallas, Texas, independent auditors, as stated in its report appearing herein, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

     The consolidated financial statements of the Company at December 31, 1995 and 1996 and for the years then ended included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. Upon the effectiveness of the Registration Statement, the Company will become subject to the reporting requirements of the Exchange Act. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the public reference section of the Commission at its Washington address upon payment of the fees prescribed by the Commission or may be examined without charge at the offices of the Commission. The Commission maintains a web site that contains reports, proxy statements and other information filed with the Commission; the address of this site is http://www.sec.gov. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.



     The Company intends to furnish its shareholders with annual reports containing consolidated financial statements audited by an independent public accounting firm. The shares of Common Stock offered for sale herein have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Financial Statements (amounts at March 31, 1997 and for the
  three months ended March 31, 1996 and 1997 are unaudited)
  Consolidated Balance Sheets at December 31, 1995 and 1996,
     and March 31, 1997.....................................  F-4
  Consolidated Statements of Income for the years ended
     December 31, 1994, 1995 and 1996, and the three months
     ended March 31, 1996 and 1997..........................  F-5
  Consolidated Statements of Shareholders' Equity for the
     years ended December 31, 1994, 1995 and 1996, and the
     three months ended March 31, 1997......................  F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1994, 1995 and 1996, and the three months
     ended March 31, 1996 and 1997..........................  F-7
  Notes to Consolidated Financial Statements................  F-8

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders of
Silverleaf Resorts, Inc.

We have audited the accompanying consolidated balance sheets of Silverleaf Resorts, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Silverleaf Resorts, Inc. and subsidiaries as of December 31, 1995 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                            DELOITTE & TOUCHE LLP


Dallas, Texas

March 10, 1997 (May 15, 1997

as to the first paragraph of Note 9)

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders of
Silverleaf Resorts, Inc.

     We have audited the accompanying consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Silverleaf Resorts, Inc. and subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.


                                            JAMES SMITH AND COMPANY, P.C.


Dallas, Texas

December 1, 1995 (May 15, 1997 as

to the first paragraph of Note 9)

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES


                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS


                                                             DECEMBER 31,            MARCH 31,
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
Cash and cash equivalents...........................  $ 3,711,571    $   972,510    $ 1,120,790
Notes receivable, net of allowance for uncollectible
  notes of approximately $9,861,000 and $11,894,000
  at December 31, 1995 and 1996, respectively, and
  $12,808,000 at March 31, 1997.....................   35,567,224     55,793,996     62,483,113
Amounts due from affiliates.........................    4,341,888      6,237,023      6,493,909
Inventory...........................................    4,453,914     10,300,475     11,390,250
Land, equipment and utilities, net..................    8,947,848     12,633,119     12,641,882
Land held for sale..................................    1,016,132        466,133        466,133
Prepaid and other assets............................    1,599,801      2,859,956      3,990,200
Net assets of discontinued operations...............    3,048,795      1,589,212      1,127,453
                                                      -----------    -----------    -----------
          TOTAL ASSETS..............................  $62,687,173    $90,852,424    $99,713,730
                                                      ===========    ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Accounts payable and accrued expenses.............  $ 2,761,731    $ 3,155,335    $ 3,334,838
  Amounts due to affiliates.........................   14,262,627     14,765,135     14,746,814
  Unearned revenues.................................    1,089,334      1,790,269      1,572,828
  Income taxes payable..............................    2,654,000      3,650,000      3,996,000
  Deferred income taxes, net........................    2,868,000      4,843,000      6,056,000
  Notes payable and capital lease obligations.......   23,362,867     41,986,269     46,690,413
                                                      -----------    -----------    -----------
          Total Liabilities.........................   46,998,559     70,190,008     76,396,893
                                                      -----------    -----------    -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
  Common Stock, par value $0.01 per share,
     100,000,000 shares authorized 7,711,517 shares
     issued and outstanding.........................       77,115         77,115         77,115
  Additional paid-in capital........................   13,470,104     13,470,104     13,470,104
  Retained earnings.................................    2,141,395      7,115,197      9,769,618
                                                      -----------    -----------    -----------
          Total Shareholders' Equity................   15,688,614     20,662,416     23,316,837
                                                      -----------    -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY..................................  $62,687,173    $90,852,424    $99,713,730
                                                      ===========    ===========    ===========


                See notes to consolidated financial statements.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                     THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                    MARCH 31,
                                       ----------------------------------------   -------------------------
                                          1994          1995           1996          1996          1997
                                       -----------   -----------   ------------   -----------   -----------
                                                                                         (UNAUDITED)
REVENUES:
  Vacation Interval sales............  $25,842,774   $35,885,181   $ 48,103,161   $12,590,776   $15,770,509
  Provision for uncollectible
    notes............................   (6,013,783)   (9,144,251)   (12,075,097)   (3,243,324)   (3,848,514)
                                       -----------   -----------   ------------   -----------   -----------
  Net Vacation Interval sales........   19,828,991    26,740,930     36,028,064     9,347,452    11,921,995
  Interest income....................    1,632,649     3,968,332      6,296,578     1,312,099     1,932,735
  Interest income from affiliates....      252,083       392,713        377,090       127,830       107,614
  Management fee income..............    2,394,475     2,478,181      2,186,903       551,484       498,925
  Lease income.......................    1,136,853     1,309,670      1,717,207       456,289       485,462
  Other income.......................    1,931,668     1,832,374      1,440,798       245,395       398,667
                                       -----------   -----------   ------------   -----------   -----------
         Total revenues..............   27,176,719    36,722,200     48,046,640    12,040,549    15,345,398
COSTS AND OPERATING EXPENSES:
  Cost of Vacation Interval sales....    2,648,170     3,279,533      2,805,063       224,346     1,221,110
  Sales and marketing................   12,929,231    17,850,161     21,838,577     5,039,930     5,948,944
  Operating, general and
    administrative...................    5,335,960     8,061,534      8,970,233     2,342,574     1,945,025
  Depreciation and amortization......      589,847       863,149      1,263,816       277,365       330,596
  Interest expense to affiliates.....      884,668     1,403,309        880,488       228,009       225,580
  Interest expense to unaffiliated
    entities.........................      757,060     2,206,091      3,879,253       827,874     1,460,722
                                       -----------   -----------   ------------   -----------   -----------
         Total costs and operating
           expenses..................   23,144,936    33,663,777     39,637,430     8,940,098    11,131,977
                                       -----------   -----------   ------------   -----------   -----------
Income from continuing operations
  before income taxes................    4,031,783     3,058,423      8,409,210     3,100,451     4,213,421
Income tax expense...................    1,677,000     1,512,000      3,140,000     1,156,000     1,559,000
                                       -----------   -----------   ------------   -----------   -----------
INCOME FROM CONTINUING OPERATIONS....    2,354,783     1,546,423      5,269,210     1,944,451     2,654,421
DISCONTINUED OPERATIONS:
  Income (loss) from operations (less
    applicable income taxes of $0 in
    1994 and 1995 and a benefit of
    $99,000 in 1996).................      568,592    (1,484,414)      (168,408)      (94,774)           --
  Loss on disposal including
    provision for operating losses
    during the phase out period (less
    applicable income taxes of $0 in
    1994 and 1995 and a benefit of
    $74,000 in 1996).................           --            --       (127,000)           --            --
                                       -----------   -----------   ------------   -----------   -----------
Total income (loss) from discontinued
  operations.........................      568,592    (1,484,414)      (295,408)      (94,774)           --
                                       -----------   -----------   ------------   -----------   -----------
NET INCOME...........................  $ 2,923,375   $    62,009   $  4,973,802   $ 1,849,677   $ 2,654,421
                                       ===========   ===========   ============   ===========   ===========
INCOME (LOSS) PER COMMON SHARE FROM:
  Continuing Operations..............  $      0.31   $      0.20   $       0.68   $      0.25   $      0.34
  Discontinued Operations............         0.08         (0.19)         (0.04)        (0.01)           --
                                       -----------   -----------   ------------   -----------   -----------
NET INCOME PER COMMON SHARE..........  $      0.39   $      0.01   $       0.64   $      0.24   $      0.34
                                       ===========   ===========   ============   ===========   ===========
WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING........................    7,588,952     7,590,295      7,711,517     7,711,517     7,711,517
                                       ===========   ===========   ============   ===========   ===========
PRO FORMA INCOME FROM CONTINUING
  OPERATIONS (UNAUDITED).............                              $  7,424,000   $ 2,394,000   $ 3,382,000
                                                                   ============   ===========   ===========
PRO FORMA INCOME PER COMMON SHARE
  FROM CONTINUING OPERATIONS
  (UNAUDITED)........................                              $       0.71   $      0.24   $      0.30
                                                                   ============   ===========   ===========
PRO FORMA WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING (UNAUDITED).....                                10,483,168    10,161,933    11,211,517
                                                                   ============   ===========   ===========


                See notes to consolidated financial statements.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY



                                  COMMON STOCK
                               -------------------      NET
                               NUMBER OF    $0.01    UNREALIZED   ADDITIONAL
                                SHARES       PAR       GAINS        PAID-IN      RETAINED
                                ISSUED      VALUE     (LOSSES)      CAPITAL      EARNINGS       TOTAL
                               ---------   -------   ----------   -----------   ----------   -----------
JANUARY 1, 1994..............  7,588,952   $75,889    $    --     $ 8,006,331   $ (843,989)  $ 7,238,231
  Unrealized loss on
     investments available
     for sale................         --        --    (44,675)             --           --       (44,675)
  Net income.................         --        --         --              --    2,923,375     2,923,375
                               ---------   -------    -------     -----------   ----------   -----------
DECEMBER 31, 1994............  7,588,952    75,889    (44,675)      8,006,331    2,079,386    10,116,931
  Contributions..............    209,082     2,091         --       5,562,908           --     5,564,999
  Repurchase and retirement
     of common stock.........    (86,517)     (865)        --         (99,135)          --      (100,000)
  Realized loss on
     investments available
     for sale................         --        --     44,675              --           --        44,675
  Net income.................         --        --         --              --       62,009        62,009
                               ---------   -------    -------     -----------   ----------   -----------
DECEMBER 31, 1995............  7,711,517    77,115         --      13,470,104    2,141,395    15,688,614
  Net income.................         --        --         --              --    4,973,802     4,973,802
                               ---------   -------    -------     -----------   ----------   -----------
DECEMBER 31, 1996............  7,711,517    77,115    $    --      13,470,104    7,115,197    20,662,416
  Net income (unaudited).....         --        --         --              --    2,654,421     2,654,421
                               ---------   -------    -------     -----------   ----------   -----------
MARCH 31, 1997 (unaudited)...  7,711,517   $77,115    $    --     $13,470,104   $9,769,618   $23,316,837
                               =========   =======    =======     ===========   ==========   ===========


                See notes to consolidated financial statements.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                          THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                   MARCH 31,
                                             ---------------------------------------   -------------------------
                                                1994          1995          1996          1996          1997
                                             -----------   -----------   -----------   -----------   -----------
                                                                                              (UNAUDITED)
OPERATING ACTIVITIES:
  Net income...............................  $ 2,923,375   $    62,009   $ 4,973,802   $ 1,849,675   $ 2,654,421
  Adjustments to reconcile net income to
    net cash provided by operating
    activities:
    Depreciation and amortization..........      589,847       863,149     1,263,816       277,365       330,596
    Discontinued operations................   (3,530,342)    1,476,057     3,794,138        99,002       523,939
    Loss on investment in joint venture....           --       151,035            --            --            --
    (Gain) Loss on disposal of land,
      equipment and utilities..............       (4,580)      116,373        64,721            --            --
    Loss on sale of marketable
      securities...........................           --         8,578            --            --            --
    Deferred tax provision.................      861,000       871,000     1,975,000       760,000     1,213,000
    Increase (decrease) in cash from
      changes in assets and liabilities
      (exclusive of amounts contributed):
      Amounts due from affiliates..........     (383,366)      452,181    (1,733,402)     (148,949)     (256,886)
      Inventory............................      205,389      (379,868)   (5,846,561)   (1,416,891)   (1,089,775)
      Prepaid and other assets.............     (650,692)       42,084    (1,558,753)      (60,795)   (1,130,244)
      Accounts payable and accrued
         expenses..........................      473,188       160,866       393,604       931,032       179,503
      Amounts due to affiliates............      836,029      (711,597)      114,013       495,437       194,050
      Interest payable to affiliates.......      410,376       (41,392)    1,238,035            --            --
      Unearned revenues....................      (49,731)       23,259       700,935       260,841      (217,441)
      Income taxes payable.................      816,000       619,000       996,000       396,000       346,000
                                             -----------   -----------   -----------   -----------   -----------
         Net cash provided by operating
           activities......................    2,496,493     3,712,734     6,375,348     3,442,717     2,747,163
INVESTING ACTIVITIES:
  Proceeds from sale of marketable
    securities.............................           --        58,907            --            --            --
  Issuance of notes receivable from
    affiliates.............................   (1,783,871)     (237,453)     (207,668)           --            --
  Proceeds from sales of land, equipment
    and utilities..........................      593,164            --            --            --            --
  Proceeds from sales of land held for
    sale...................................           --       733,279       599,999            --            --
  Purchase of land held for sale...........     (744,203)           --            --            --            --
  Purchases of land, equipment and
    utilities..............................   (1,701,402)   (4,497,328)   (4,162,069)     (159,877)     (339,359)
  Notes receivable, net....................   (8,552,693)  (15,661,786)  (20,226,772)   (6,039,335)   (6,689,117)
                                             -----------   -----------   -----------   -----------   -----------
         Net cash used in investing
           activities......................  (12,189,005)  (19,604,381)  (23,996,510)   (6,199,212)   (7,028,476)
FINANCING ACTIVITIES:
  Proceeds from borrowings from
    unaffiliated entities..................    4,454,544    22,667,898    26,647,776     3,600,476     8,231,605
  Payments on borrowings to unaffiliated
    entities...............................   (1,134,053)   (4,004,385)   (8,938,788)   (1,602,985)   (3,527,461)
  Proceeds from borrowings from
    affiliates.............................    6,417,057     2,467,791       619,564       100,042            --
  Payments on borrowings to affiliates.....   (1,800,925)   (1,116,954)   (1,111,896)     (535,346)     (212,371)
  Discontinued operations..................    2,487,685    (1,340,053)   (2,334,555)     (743,392)      (62,180)
                                             -----------   -----------   -----------   -----------   -----------
         Net cash provided by financing
           activities......................   10,424,308    18,674,297    14,882,101       818,795     4,429,593
NET INCREASE (DECREASE) IN CASH............      731,796     2,782,650    (2,739,061)   (1,937,700)      148,280
CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD......................      197,125       928,921     3,711,571     3,711,571       972,510
                                             -----------   -----------   -----------   -----------   -----------
  END OF PERIOD............................  $   928,921   $ 3,711,571   $   972,510   $ 1,773,871   $ 1,120,790
                                             ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURES:
  Interest paid............................  $ 1,545,916   $ 2,462,179   $ 3,713,796   $   792,156   $ 1,184,156
  Income taxes paid........................           --        17,000            --            --            --
  Assets contributed.......................           --    14,489,000            --            --            --
  Liabilities assumed with contributed
    assets.................................           --     8,924,000            --            --            --
  Equipment acquired under capital
    leases.................................      726,847       408,655       814,414            --        29,985
  Repurchase of common stock through
    issuance of debt.......................           --       100,000            --            --            --


                See notes to consolidated financial statements.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND


UNAUDITED INTERIM INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1997


1. NATURE OF BUSINESS


     Silverleaf Resorts, Inc., a Texas Corporation (the "Company" or "Silverleaf"), formerly known as Ascension Capital Corporation ("ACC"), operates as Silverleaf Vacation Club, Inc. Silverleaf's principal activities consist of
(i) developing and operating timeshare resorts; (ii) marketing and selling one-week vacation intervals ("Vacation Intervals") to new prospective owners;
(iii) marketing and selling upgraded Vacation Intervals to existing Silverleaf Owners; and (iv) providing financing for the purchase of Vacation Intervals. The Company has in-house sales, marketing, financing, and property management capabilities and coordinates all aspects of expansion of its seven existing resorts (the "Existing Resorts") and the development of any new timeshare resort, including site selection, design, and construction. The Company operates its Existing Resorts under a management agreement with a non-profit corporation, Master Club ("Master Club"), which bears the costs of operating, maintaining, and refurbishing the resorts from monthly dues paid by the Vacation Interval owners. The Company receives a management fee from Master Club to compensate it for the services it provides. In addition to Vacation Interval sales revenues, interest income derived from its financing activities and the management fee received from Master Club, the Company generates additional revenue from leasing of unsold intervals, utility operations related to the resorts and other sources. All of the operations are directly related to the resort real estate development industry. Sales of Vacation Intervals are marketed to individuals primarily through direct mail and telephone solicitation.


     The consolidated financial statements of the Company as of and for the year ended December 31, 1996, reflect the operations of the Company and its wholly owned subsidiaries, Condominium Builders, Inc. ("CBI"), Villages Land, Inc. ("VLI"), Silverleaf Travel, Inc., and Database Research, Inc.


     The Company was formed as a result of the combination of ACC, Equal Investment Corporation ("EIC"), CBI, and Holly Ranch Water Company, Inc. ("HRWCI") on December 29, 1995 (HRWCI was liquidated in 1995). ACC and EIC were the 99% general partner and 1% limited partner, respectively, of Ascension Resorts, Ltd. ("ARL"). The historical consolidated financial statements have been restated utilizing the historical cost basis of the combined entities so as to present the consolidated financial condition, operations, equity and cash flows since these entities were under common ownership and control.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements.


     Interim Financial Statements (Unaudited) -- The accompanying financial statements for the interim periods ended March 31, 1996 and 1997 and related disclosures are unaudited. These unaudited condensed interim financial statements do not include all of the disclosures provided in the annual consolidated financial statements and have been prepared in accordance with
Article 10 of Regulation S-X. The interim financial statements should be read in conjunction with the accompanying annual audited financial statements and footnotes thereto. In the opinion of the Company, all adjustments necessary to fairly present the financial position, results of operations, and cash flows have been reflected in the financial statements for the periods ended March 31, 1996 and 1997. Results for the interim period 1997 are not necessarily indicative of the results to be expected for the year ending December 31, 1997.


     Revenue and Expense Recognition -- A substantial portion of Vacation Interval sales are made in exchange for mortgage notes receivable, which are secured by a deed of trust on the Vacation Interval sold. The Company recognizes the sale of a Vacation Interval under the accrual method. Revenues are recognized after a binding sales contract has been executed, a 10% minimum down payment has been received, construction is substantially

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES complete and the statutory rescission period has expired. If all criteria are met except that construction is not substantially complete, revenues are recognized on the percentage-of-completion basis. If a customer fails to make the first installment payment when due, the Company reverses the sale and the recovered property is placed back into inventory at its original historical cost basis and any payments made by the customer during the period which are not refunded are recorded as other revenues. In addition to sales of Vacation Intervals to new prospective owners the Company sells upgraded Vacation Intervals to existing Silverleaf owners. Revenues are recognized on these upgrade Vacation Interval sales when the criteria described above are satisfied. The revenue recognized is the net of the incremental increase in the upgrade sales recognized price and cost of sales is the incremental increase in the cost of the Vacation Interval purchased.


     The Company recognizes interest income as earned. To the extent interest payments become delinquent the Company ceases recognition of the interest income until collection is assured. When inventory is returned to the Company any unpaid note receivable balances are charged against the previously established bad debt reserve net of the amount at which the Vacation Interval is being restored to inventory.

     Revenues related to one-time Sampler contracts, which entitles the prospective owner to sample a resort for various periods, are recorded as lease income and deferred until earned.

     The Company receives fees for management services provided to Master Club. These revenues are recognized on an accrual basis in the period the services are provided.

     Utilities, services and other income is recognized on an accrual basis in the period service is provided.

     Sales and marketing costs are expensed as incurred.

     Cash and Cash Equivalents -- Cash and cash equivalents consist of all highly liquid investments with a remaining maturity at the date of purchase of three months or less. Cash and cash equivalents consist of cash, certificates of deposit and money market funds.

     Provision for Uncollectible Notes -- The Company records a provision for uncollectible notes at the time revenue is recognized. Such provision is recorded in an amount sufficient to maintain the allowance at a level considered adequate to provide for anticipated losses resulting from customers' failure to fulfill their obligations under the terms of their notes. The allowance for doubtful notes takes into consideration both notes held by the Company and those sold with recourse. Such allowance for doubtful notes is adjusted based upon periodic analysis of the portfolio, historical credit loss experience and current economic factors. The allowance for uncollectible notes is reduced by actual cancellations and losses experienced, including losses related to previously sold notes receivable which were reacquired pursuant to the recourse obligations discussed herein. Recourse to the Company on sales of notes receivable is governed by the agreements between the purchasers and the Company.


     Inventory -- Inventory is stated at the lower of cost or market. Cost includes amounts for land construction materials, direct labor and overhead, taxes and capitalized interest incurred in the construction or through the acquisition by purchase of resort dwellings held for timeshare sale. These costs are capitalized as inventory and are allocated to Vacation Intervals based upon their relative sales values. Upon sale of a Vacation Interval these costs are charged to cost of sales on a specific identification basis. Vacation Intervals reacquired through repossession, recaptured through mutual release of deed or received as part of the upgrade program are placed back into inventory at the lower of its original historical cost basis or market value. Company management routinely reviews the carrying value of its inventory on an individual project basis to determine that the carrying value does not exceed market.


     Land Held for Sale -- Land held for sale represents undeveloped land and is recorded at the lower of cost or fair value less costs to sell.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     Impairment -- In March, 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of ("SFAS No. 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 on January 1, 1996, with no material impact to the Company's operations or financial position.

     Land, Equipment and Utilities -- Land, equipment (including equipment under capital lease), and utilities are stated at cost, which includes amounts for construction materials, direct labor and overhead and capitalized interest. When assets are disposed of, the cost and related accumulated depreciation are removed, and any resulting gain or loss is reflected in income for the period. Maintenance and repairs are charged to operations as incurred; significant betterments and renewals are capitalized. Depreciation is calculated using the straight-line method over the estimated useful life of the asset, ranging from 3 to 10 years.

     Discontinued Operations -- The Company has adopted a plan to discontinue its development and sale of condominiums by CBI. Accordingly, these operations have been reported as a separate component of operations and the assets and liabilities have been combined and included in net assets of discontinued operations on the balance sheet.

     Income Taxes -- Deferred income taxes are recorded for temporary differences between the bases of assets and liabilities as recognized by tax laws and their carrying value as reported in the financial statements. Provision is made or benefit recognized for deferred taxes relating to temporary differences in the recognition of expense and income for financial reporting purposes. To the extent a deferred tax asset does not meet the criteria of "more likely than not" for realization, a valuation allowance is recorded.

     Earnings per Share -- Earnings per share amounts are based on the weighted average number of shares outstanding. The weighted average shares outstanding for all periods presented give retroactive effect to the 1995 and 1997 stock dividends (see Note 9). Fully diluted earnings per share amounts are not presented as there are no common stock equivalents.


     Pro Forma Earnings per Share (unaudited) -- Unaudited pro forma earnings per share amounts are based on the weighted average number of shares outstanding assuming; (i) the historical shares as adjusted for the stock dividend were outstanding for all periods presented; and (ii) an additional number of shares were outstanding at any time only in an amount sufficient to retire the outstanding debt as of that date.


     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

     Environmental Remediation Costs -- The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable. Company management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flow of the Company.


     New Accounting Standards -- Statement of Financial Standards ("SFAS") No. 128, "Earnings Per Share" specifies new computation, presentation and disclosure requirements. The statement will be effective for both interim and annual periods ending after December 15, 1997. Management believes that the adoption of this statement will not have a material impact on the earnings per share presented.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     SFAS No. 125 -- "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," requires an entity to recognize the financial and servicing assets it controls and the liabilities it has incurred and to derecognize financial assets when control has been surrendered. The Company will apply the new rules of SFAS No. 125 prospectively to transactions beginning in 1997. Based on current activities, the Company believes the adoption of SFAS No. 125 will not have a material impact on the Company's results of operations or financial position.



     SFAS No. 123 -- "Accounting for Stock-Based Compensation," which was effective for fiscal years beginning after December 15, 1995, requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management expects to measure compensation costs using APB Opinion No. 25, "Accounting for Stock Issued to Employees," and will therefore include disclosures in the notes to the financial statements of pro forma net income and pro forma earnings per share as if the fair value based accounting method in SFAS No. 123 had been used to account for stock-based compensation cost in future financial statement presentations. No awards or grants existed as of December 31, 1996.


3. CONCENTRATIONS OF RISK

     Credit Risk -- The Company is exposed to on-balance sheet credit risk related to its notes receivable. The Company is exposed to off-balance sheet credit risk related to loans sold under recourse provisions.

     The Company offers financing to the buyers of Vacation Intervals at the Company's resorts. These buyers make a down payment of at least 10% of the purchase price and deliver a promissory note to the Company for the balance; the promissory notes generally bear interest at a fixed rate are payable over a seven year period and are secured by a first mortgage on the Vacation Interval. The Company bears the risk of defaults on these promissory notes, and this risk is heightened inasmuch as the Company generally does not verify the credit history of its customers and will provide financing if the customer is presently employed and meets certain household income criteria.


     If a buyer of a Vacation Interval defaults, the Company generally must foreclose on the Vacation Interval and attempt to resell it; the associated marketing, selling, and administrative costs from the original sale are not recovered; and such costs must be incurred again to resell the Vacation Interval. Although the Company in many cases may have recourse against a Vacation Interval buyer for the unpaid price, Texas and certain other states have laws which limit the Company's ability to recover personal judgments against customers who have defaulted on their loans. Accordingly, the Company has generally not pursued this remedy. (See Note 4)


     Interest Rate Risk -- The Company has historically derived net interest income from its financing activities because the interest rates it charges its customers who finance the purchase of their Vacation Intervals exceed the interest rates the Company pays to its lenders. Because the Company's indebtedness bears interest at variable rates and the Company's customer receivables bear interest at fixed rates, increases in interest rates will erode the spread in interest rates that the Company has historically obtained and could cause the rate on the Company's borrowings to exceed the rate at which the Company provides financing to its customers. The Company does not engage in interest rate hedging transactions. Therefore, any increase in interest rates, particularly if sustained, could have a material adverse effect on the Company's results of operations, cash flows and financial position.

     Availability of Funding Sources -- The Company funds substantially all of the notes receivable, timeshare inventory and land inventory which it originates or purchases with borrowings through its financing facilities and internally generated funds. These borrowings are in turn repaid with the proceeds received by the Company from repayments of such notes receivable. To the extent that the Company is not successful in maintaining or replacing existing financings, it would have to curtail its operations or sell assets, thereby having a material adverse effect on the Company's results of operations, cash flows and financial condition.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     Geographic Concentration -- The Company's notes receivable are primarily originated in Texas and Missouri. The risk inherent in such concentrations is dependent upon regional and general economic stability which affects property values and the financial stability of the borrowers. The Company's Vacation Interval inventories are concentrated in Texas and Missouri. The risk inherent in such concentrations is in the continued popularity of the resort destinations, which affects the marketability of the Company's products and the collection of notes receivable.

4. NOTES RECEIVABLE

     The Company provides financing to the purchasers of Vacation Intervals which are collateralized by their interest in such Vacation Intervals. The notes receivable generally have initial terms of up to seven years. The average yield on outstanding notes receivable at December 31, 1996 was approximately 14.7%.

     In connection with the its Sampler program the Company routinely enters into notes receivable with terms of 10 months. These notes receivable total $1,089,334 at December 31, 1995, and $1,568,051 at December 31, 1996, and are
typically non-interest bearing. These notes receivable have not been discounted as management has determined the effects would not be material to the consolidated financial statements of the Company.

     Notes receivable are scheduled to mature as follows at December 31, 1996:

1997........................................................  $  8,130,195
1998........................................................     9,054,037
1999........................................................     9,430,225
2000........................................................    10,254,382
2001........................................................    10,691,275
Thereafter..................................................    20,128,168
                                                              ------------
                                                                67,688,282
Less allowance for uncollectible notes......................   (11,894,286)
                                                              ------------
Notes receivable, net.......................................  $ 55,793,996
                                                              ============

     The following schedule summarizes the original principal amount of notes receivable sold with recourse to third parties and affiliates during the years ended December 31, 1994, 1995, and 1996:

                                                       1994         1995        1996
                                                    ----------    --------    --------
Unaffiliated third parties........................  $5,406,102    $564,664    $     --
Affiliates........................................          --          --          --
                                                    ----------    --------    --------
          Total notes receivable sold.............  $5,406,102    $564,664    $     --
                                                    ==========    ========    ========

     The following schedule summarizes outstanding principal maturities of notes receivable sold with recourse as of December 31, 1995 and 1996:

                                                               1995           1996
                                                            -----------    -----------
Unaffiliated third parties................................  $11,735,864    $ 9,693,317
Affiliates................................................    2,033,386      1,355,387
                                                            -----------    -----------
          Total outstanding notes receivable sold with
            recourse......................................  $13,769,250    $11,048,704
                                                            ===========    ===========

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     Management considers both pledged and sold-with-recourse notes receivable in the Company's allowance for uncollectible notes. The activity in the allowance for uncollectible notes is as follows for years ended December 31, 1994, 1995, and 1996:

                                                 1994           1995            1996
                                              -----------    -----------    ------------
Balance, beginning of year..................  $ 7,953,164    $ 9,394,490    $  9,861,458
Provision...................................    6,013,783      9,144,251      12,075,097
Receivables charged off.....................   (4,572,457)    (8,677,283)    (10,042,269)
                                              -----------    -----------    ------------
Balance, end of year........................  $ 9,394,490    $ 9,861,458    $ 11,894,286
                                              ===========    ===========    ============

     Receivables charged off is inclusive of current year and previous year sales which were charged against the provision during the respective year.

5. LAND, EQUIPMENT AND UTILITIES

     The Company's land, equipment and utilities consist of the following at December 31, 1995 and 1996:

                                             1995           1996
                                          -----------    -----------
Land....................................  $   875,472    $ 1,345,774
Vehicles and equipment..................    1,872,087      2,066,470
Utility plant and facilities............    2,345,494      3,397,689
Office furniture and equipment..........    2,977,905      4,012,727
Improvements............................    3,559,376      5,551,074
                                          -----------    -----------
                                           11,630,334     16,373,734
Less accumulated depreciation...........   (2,682,486)    (3,740,615)
                                          -----------    -----------
Net land, equipment and utilities.......  $ 8,947,848    $12,633,119
                                          ===========    ===========

     Depreciation and amortization expense for the years ended December 31, 1994, 1995 and 1996, was $589,847, $863,149 and $1,263,816 respectively.

6. INCOME TAXES

     Prior to December 29, 1995, CBI operated as a Subchapter S Corporation wholly-owned by the principal shareholder of the Company. The cumulative losses of CBI incurred prior to the transfer of the stock of CBI to the Company have been reported on the individual income tax return of its then sole shareholder. Upon transfer the Company recorded deferred taxes for the difference between the tax and book basis of the assets, which was not material. Effective January 1, 1996, the Company converted CBI to a C corporation and, accordingly, CBI will be included in the consolidated income tax return of the Company (See Note 12).

     Income tax expense (benefit) consists of the following components for the years ended December 31, 1994, 1995 and 1996:

                                             1994          1995          1996
                                          ----------    ----------    ----------
Current:
  Federal...............................  $  751,000    $  618,000    $  992,000
  State.................................      65,000        17,000            --
                                          ----------    ----------    ----------
          Total current tax expense.....     816,000       635,000       992,000
Deferred tax expense....................     861,000       877,000     1,975,000
                                          ----------    ----------    ----------
          Total income tax expense......  $1,677,000    $1,512,000    $2,967,000
                                          ==========    ==========    ==========

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     A reconciliation of income taxes on reported pretax income at statutory rates to actual income tax expense for the years ended December 31, 1994, 1995, and 1996, is as follows:

                                                1994                 1995                 1996
                                          -----------------    -----------------    -----------------
                                           DOLLARS     RATE     DOLLARS     RATE     DOLLARS     RATE
                                          ----------   ----    ----------   ----    ----------   ----
Income tax at statutory rates...........  $1,371,000    34%    $1,040,000    34%    $2,700,000    34%
State income taxes, net of Federal Tax
  benefit...............................     121,000     3%        92,000     3%       238,000     3%
Other...................................     185,000     5%       380,000    12%        29,000     1%
                                          ----------    --     ----------    --     ----------    --
          Total income tax expense......  $1,677,000    42%    $1,512,000    49%    $2,967,000    38%
                                          ==========           ==========           ==========
Income tax expense attributable to:
  Continuing operations.................  $1,677,000           $1,512,000           $3,140,000
  Discontinued operations...............          --                   --             (173,000)
                                          ----------           ----------           ----------
          Total income tax expense......  $1,677,000           $1,512,000           $2,967,000
                                          ==========           ==========           ==========

     Amounts for deferred tax assets and liabilities as of December 31, 1995 and 1996, are as follows:

                                                               1995           1996
                                                            -----------    -----------
Deferred tax liabilities:
  Installment sales income................................  $10,143,000    $16,056,000
  Other...................................................       54,000         34,000
                                                            -----------    -----------
          Total deferred tax liabilities..................   10,197,000     16,090,000
                                                            -----------    -----------
Deferred tax assets:
  Accrued interest payable to related party...............    1,963,000      2,287,000
  Alternative minimum tax credit..........................    2,654,000      3,650,000
  Net operating loss carryforward.........................    2,712,000      5,310,000
                                                            -----------    -----------
          Total deferred tax assets.......................    7,329,000     11,247,000
                                                            -----------    -----------
Net deferred tax liability................................  $ 2,868,000    $ 4,843,000
                                                            ===========    ===========

     The Company reports substantially all Vacation Interval sales which it finances on the installment method for Federal income tax purposes. Under the installment method, the Company does not recognize income on sales of Vacation Intervals until the installment payments on customer receivables are received by the Company. Interest will be imposed, however, on the amount of tax attributable to the installment payments for the period beginning on the date of sale and ending on the date the related tax is paid. If the Company is otherwise not subject to tax in a particular year, no interest is imposed since the interest is based on the amount of tax paid in that year. The consolidated financial statements do not contain an accrual for any interest expense which would be paid on the deferred taxes related to the installment method. The amount of interest expense is not estimatable as of December 31, 1996.

     The Company is subject to Alternative Minimum Tax ("AMT") as a result of the deferred income which results from the installment sales treatment of Vacation Interval sales for regular tax purpose. The AMT liability creates a deferred tax asset which can be used to offset any future tax liability from regular Federal income tax. This deferred tax asset has an unlimited carryover period.

     The net operating losses expire beginning in 2007 through 2011. Realization of the deferred tax assets arising from net operating losses is dependent on generating sufficient taxable income prior to the expiration of

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES the loss carryforwards. The amount of the deferred tax asset considered realizable could be decreased if estimates of future taxable income during the carryforward period are reduced.

     The following are the expiration dates and the approximate net operating loss carryforwards at December 31, 1996:

EXPIRATION DATES
----------------
    2007.............................................................  $   261,000
    2008.............................................................           --
    2009.............................................................    1,493,000
    2010.............................................................    5,454,000
    2011.............................................................    7,142,000
                                                                       -----------
                                                                       $14,350,000
                                                                       ===========

7. NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     Notes payable and capital lease obligations related to continuing operations at December 31, 1995 and 1996, consist of the following:


                                                                1995          1996
                                                             -----------   -----------
$25 million revolving loan agreement ($15 million at
  December 31, 1995), which contains certain financial
  covenants, due January 2, 2001, principal and interest
  payable from the proceeds obtained from timeshare notes
  receivable which are pledged as collateral for the note,
  at an interest rate as defined in the agreement (10.28%
  at December 31, 1996)....................................  $ 9,026,337   $20,139,365
$12 million revolving loan agreement which contains certain
  financial covenants, due May 8, 2003, principal and
  interest payable from the proceeds obtained from
  timeshare notes receivable which are pledged as
  collateral for the note, at an interest rate of Base plus
  2.75% (11.00% at December 31, 1996)......................    7,324,323     6,004,061
$7.5 million revolving line of credit, which contains
  certain financial covenants, due December 31, 1999,
  secured by certain assets of the Company, with monthly
  interest payments at Base plus 2.75% (10.75% at December
  31, 1996)................................................    4,000,000     4,000,000
$40 million revolving loan agreement, which contains
  certain financial covenants, due October 9, 1998,
  principal and interest payable from the proceeds obtained
  on timeshare notes receivable pledged as collateral for
  the note, at an interest rate of LIBOR plus 4% (9.53% at
  December 31, 1996).......................................           --       277,694
$15 million ($5 million at December 31, 1995) revolving
  loan agreement which contains certain financial
  covenants, due November 30, 2002, principal and interest
  payable from the proceeds obtained from timeshare notes
  receivable which are pledged as collateral for the note,
  at an interest rate of Prime plus 2%.....................      661,778     4,278,484

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

                                                                1995          1996
                                                             -----------   -----------
$5.4 million note payable, which contain certain financial
  covenants, due October 9, 1999, secured by certain assets
  of the Company, interest only payments due through April
  1, 1998, with payments of principal and interest due
  monthly thereafter until maturity on October 9, 1999, at
  interest rate of Prime plus 2%...........................           --     5,200,920
Various notes, due from November, 1997, through October,
  2002, collateralized by various assets with interest
  rates ranging from 6% to 11%.............................    1,635,479     1,022,203
                                                             -----------   -----------
          Total notes payable..............................   22,647,917    40,922,727
Capital lease obligations..................................      714,950     1,063,542
                                                             -----------   -----------
          Total notes payable and capital lease
            obligations....................................  $23,362,867   $41,986,269
                                                             ===========   ===========

Prime rate at December 31, 1996, was 8.25%.

     As of December 31, 1995, the Company had additional notes payable to unaffiliated entities totaling $2,334,555 which are included in net liabilities of discontinued operations on the balance sheet. These notes payable to unaffiliated parties were collateralized by various assets and had interest rates which were generally based on prime plus 2% to 3%. During 1996, all of these notes were repaid. (See note 12)

     Certain of the above debt agreements include restrictions on the Company's ability to pay dividends based on minimum levels of net income and cash flow. The debt agreements contain additional covenants including requirements that the Company (i) preserve and maintain the collateral securing the loans; (ii) pay all taxes and other obligations relating to the collateral; and (iii) refrain from selling or transferring the collateral or permitting any encumbrances on the collateral. Such credit facilities also contain operating covenants requiring the Company to (i) maintain an aggregate minimum tangible net worth ranging from $6 million to $17.5 million; (ii) maintain its legal existence and be in good standing in any jurisdiction where it conducts business; (iii) remain in the active management of the Resorts; (iv) ensure that sales and marketing expenses incurred in connection with marketing the Vacation Intervals do not exceed 50% of the net sales revenue realized from the sale of the Vacation Intervals, and (v) refrain from modifying or terminating certain timeshare documents.

     Principal maturities of notes payable and capital lease obligations are as follows at December 31, 1996:

      YEAR ENDING                                   CONTINUING      AFFILIATES
     DECEMBER 31:                                   OPERATIONS     (SEE NOTE 10)       TOTAL
     ------------                                   -----------    -------------    -----------
        1997......................................  $10,225,282     $8,201,445      $18,426,727
        1998......................................   11,702,713         33,333       11,736,046
        1999......................................   12,868,669             --       12,868,669
        2000......................................    2,971,033             --        2,971,033
        2001......................................    3,304,037             --        3,304,037
        Thereafter................................      914,535             --          914,535
                                                    -----------     ----------      -----------
        Total.....................................  $41,986,269     $8,234,778      $50,221,047
                                                    ===========     ==========      ===========

     Total interest expense for 1994, 1995 and 1996 was $1,641,728, $3,609,400 and $4,759,741, respectively. Interest of $0, $515,751 and $711,070 was capitalized during 1994, 1995 and 1996, respectively.

     Substantially all assets of the Company are pledged as collateral.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

8. COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business the Company has been named a defendant in certain lawsuits. It is the opinion of the Company's management that the outcome of the suits now pending will not have a material, adverse effect on the operations, cash flows or the consolidated financial position of the Company.

     Prior to 1996, the Company sold certain of its notes receivable with recourse to third parities and affiliated parties. The Company has contingent liability for the notes receivable sold with recourse. The total amount of contingent liability is equal to the uncollected balance of the notes as of December 31, 1996. The Company's management considers both pledged and sold with recourse notes receivable in the Company's allowance for doubtful notes. (see
Note 4)

     The Company has entered into noncancelable operating leases covering office and storage facilities and small equipment which will expire at various dates through 2001. The total rental expense incurred during the years ended December 31, 1994, 1995 and 1996, was $674,501, $309,894 and $480,801, respectively. The
Company has also acquired equipment by entering into capital leases. The future minimum annual commitments for the noncancelable lease agreements are as follows:

                                                                     CAPITAL      OPERATING
YEAR ENDING DECEMBER 31                                               LEASES       LEASES
-----------------------                                             ----------    ---------
        1997......................................................  $  551,182    $ 185,937
        1998......................................................     448,708      161,376
        1999......................................................     190,932      116,704
        2000......................................................       3,549       68,725
        2001......................................................          --       22,037
        Thereafter................................................          --           --
                                                                    ----------    ---------
        Total minimum future lease payments.......................   1,194,371    $ 554,779
                                                                                  =========
        Less amounts representing interest........................    (130,829)
                                                                    ----------
        Present value of future minimum lease payments............  $1,063,542
                                                                    ==========

     Equipment acquired under capital leases consists of the following as of December 31, 1995 and 1996:

                                                                 1995          1996
                                                              ----------    ----------
Amount of equipment under capital leases....................  $1,190,224    $2,240,366
Less accumulated depreciation...............................    (218,727)     (599,224)
                                                              ----------    ----------
                                                              $  971,497    $1,641,142
                                                              ==========    ==========

9. EQUITY


     On March 27, 1997 the Board of Directors of the Company increased the number of common shares authorized to 100,000,000 shares and in May 1997 the Board of Directors declared a common stock dividend to existing shareholders which resulted in an increase in the number of shares of common stock outstanding. The weighted average shares outstanding for all periods presented give retroactive effect to the split of common shares.


     On December 27, 1995, the principal shareholder contributed certain assets and the Company assumed certain liabilities associated with these assets which had been held in a dormant entity. These assets and liabilities were recorded by the Company at their historical cost basis at the date of the transaction. The historical cost basis of the assets contributed was approximately $14,489,000 which included a note receivable from the Company of $10,869,000. Upon receipt of this asset, the Company retired the corresponding obligation which had been recorded in the Company's financial statements. Liabilities assumed had a historical cost basis of approximately

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

$8,924,000 consisting primarily of notes payable to affiliates of $7,631,000. These amounts are included within the financial statements of the Company. The net excess of assets contributed over liabilities assumed is reflected as an equity contribution to the Company.

     During December 1995, the Company re-acquired a former officers equity interest in EIC in exchange for a $100,000 promissory. As of December 31, 1996 the amount owed under this agreement was $66,667 and is included in amounts due to affiliates.

10. RELATED PARTY TRANSACTIONS

     The Company has entered into certain financing and operating transactions with affiliate entities of the Company or its shareholders and officers. Pace Finance Company ("Pace") and Capital Ventures I are entities owned or controlled by the Company's principal shareholder; STG Investments is a partnership, the partners of which include certain trusts which benefit the family of the Company's principal shareholder.


     Each timeshare owners association has entered into an agreement with Master Club, formerly Master Endless Escape Club, a Texas nonprofit corporation which authorizes Master Club to manage the resorts on a centralized and collective basis. Master Club, in turn, has entered into a management agreement with the Company. Under this agreement, the Company manages the operations of the resorts. Pursuant to the management agreement, the Company receives a management fee equal to the lesser of 15% of Master Club's gross revenues, or the net income of Master Club; however, if the Company does not receive 15% of Master Club's gross revenues, such deficiency is deferred for payment in succeeding year(s), subject again to the net income limitation. The management agreement expires in March, 2000, but will continue year-to-year thereafter unless canceled by either party. During the years ending December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, the Company recorded management fees from Master Club of $2,394,475, $2,478,181, $2,186,903, $551,484 and $498,925, respectively, in management fee income.



     The direct expenses of operating the resorts are paid by Master Club. To the extent Master Club provides payroll, administrative and other services that directly benefit the Company, a separate allocation charge is generated and paid by the Company to Master Club. During the years ended December 31, 1994, 1995 and 1996 and for the three months ended March 31, 1996 and 1997, the Company incurred $1,483,510, $1,911,285, $2,107,347, $526,837 and $754,816,
respectively, of expenses under this agreement.



     At December 31, 1995 the net amount payable to Master Club totaled $429,449 and at December 31, 1996 and March 31, 1997 the net receivable from Master Club totalled $1,133,178 and $1,479,261, respectively. The amounts are included in amounts due to/from affiliates.



     The Company incurred and made payments to Recreational Consultants, Inc., an entity of which an officer of the Company is the principal. Amounts paid under this agreement totaled $320,581, $429,747 and $552,377, during the years ended December 31, 1994, 1995, and 1996, respectively, and $103,538 and $147,836 for the three months ended March 31, 1996 and 1997.


     Prior to 1995, Pace purchased from an affiliate of the Company certain delinquent notes receivable executed by purchasers of Vacation Intervals. During 1996, the Company purchased notes from Pace for $24,200. During 1997 the Company and subsidiaries purchased the remainder of Pace's inventory of notes receivable at a cash price of $16,400.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     The following schedule represents amounts due from affiliates at December 31, 1995 and 1996 and March 31, 1997:



                                                       DECEMBER 31,           MARCH 31,
                                                 ------------------------    -----------
                                                    1995          1996          1997
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Notes receivable from the principal
  shareholder, due December 31, 1997, bearing
  interest at rates ranging from 8.0%-9.0%.....  $4,025,038    $4,128,343    $4,108,343
Notes receivable from the other shareholder,
  which bore interest at 8%, such Note being
  forgiven and included in compensation expense
  during 1996..................................      64,537
Receivable from other affiliated parties.......                   168,900       235,628
Interest on shareholders notes receivables.....      89,698       370,764       482,660
                                                 ----------    ----------    ----------
                                                  4,179,273     4,668,007     4,826,631
Timeshare owners associations and other, net...     162,615       435,838       188,017
Amount due from Master Club....................                 1,133,178     1,479,261
                                                 ----------    ----------    ----------
          Total amounts due from affiliates....  $4,341,888    $6,237,023    $6,493,909
                                                 ==========    ==========    ==========



     The following schedule represents outstanding amounts due to affiliates at December 31, 1995 and 1996 and March 31, 1997:



                                                     DECEMBER 31,            MARCH 31,
                                              --------------------------    -----------
                                                 1995           1996           1997
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Note payable to Capital Venture I, due
  December 31, 1997, bearing interest at
  12.0%.....................................  $ 1,570,118    $ 1,570,118    $ 1,570,118
Note payable to principal shareholder, due
  December 31, 1997, bearing interest at
  9.0%......................................      809,640        809,640        809,640
Note payable to Pace Finance Company due
  December 31, 1997, bearing interest at
  prime plus 3.5% (11.75% at December 31,
  1996).....................................      539,168        361,515        156,551
Notes payable to principal shareholder, due
  December 31, 1997, bearing interest at
  8.0%......................................    5,152,642      5,152,642      5,152,642
Other affiliated entities (see below),
  bearing interest at 9.0%..................      451,969        340,863        333,456
Accrued interest payable to Capital Venture
  I.........................................    2,529,493      2,671,190      2,706,034
Accrued interest payable to principal
  shareholder...............................    2,488,806      3,178,849      3,352,718
Accrued interest payable to other affiliated
  entities (see below)......................      291,342        394,064        406,522
Accounts payable to other affiliated
  entities..................................                     286,254        259,133
Amount due to Master Club...................      429,449
                                              -----------    -----------    -----------
          Total notes payable to
            affiliates......................  $14,262,627    $14,765,135    $14,746,814
                                              ===========    ===========    ===========


     Notes payable and interest payable to other affiliated entities represent amounts payable to entities owned or controlled by the Company's principal shareholder.

     The Company has a consulting agreement with a proposed director of the Company. During 1996, $208,000 was expensed by the Company under this agreement. This agreement was canceled during 1997.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

     The Company has agreed to sell to the principal shareholder the Company's interest in a condominium, two vehicles and a residential dwelling at a price in excess of the Company's carrying value. As of December 31, 1996, the carrying value of these assets totaled approximately $450,000.

     The Company has entered into a ten year lease agreement with the principal shareholder for personal use of flood plain land adjacent to one of the Company's resorts in exchange for an annual payment equal to the property taxes attributable to the land.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying value of cash and cash equivalents, other receivables, amounts due from or to affiliates, and accounts payable and accrued expenses approximates fair value due to the relatively short term nature of the financial instruments. The carrying value of the notes receivable approximates fair value because the weighted average interest rate on the portfolio of notes receivable approximates current interest rates to be received on similar current notes receivable. The carrying amount reported on the balance sheet of notes receivable and payable to affiliates and notes payable and capital lease obligation approximates their fair value because the interest rates on these instruments are adjustable or approximate current interest rates charged on similar current borrowings.

12. DISCONTINUED OPERATIONS

     The Company adopted a plan on December 31, 1996, to discontinue its development and sale of condominiums by CBI. Based on the formal plan adopted by the Company, all assets will be sold and liabilities repaid by December 31, 1997. All anticipated future costs of carrying and selling the remaining inventory of CBI has been accrued as of December 31, 1996. The net assets of the subsidiary as of December 31, 1995 and 1996 were as follows:

                                                                 1995          1996
                                                              ----------    ----------
Inventory of unsold condominiums............................  $4,740,892    $1,939,194
Other Assets................................................   1,137,330        49,856
Accounts payable and accrued expenses.......................    (494,872)     (198,486)
Notes payable...............................................  (2,334,555)           --
Reserve for losses on discontinued operations...............          --      (201,352)
                                                              ----------    ----------
          Net assets of discontinued operations.............  $3,048,795    $1,589,212
                                                              ==========    ==========

     Gross revenues applicable to the discontinued operations were $14,569,597, $8,556,278, and $7,459,141 for the years ended December 31, 1994, 1995 and 1996, respectively. The income from discontinued operations was $568,592 for the year ended December 31, 1994, and the loss from discontinued operations was $1,484,414 and $295,408 for the years ended December 31, 1995 and 1996, net of income tax benefit of $173,000 in 1996. There was no tax affect applicable to the years ended December 31, 1994 and 1995, since the discontinued operations were contained in an S-Corporation, and taxable income and losses were passed directly through to its shareholder.

                   SILVERLEAF RESORTS, INC. AND SUBSIDIARIES

13. SUBSEQUENT EVENTS

     The Company has proposed an initial public offering for the sale of common stock. In preparation for this offering the Company entered into the following contracts and agreements.


     The Company has established a stock option plan (the "1997 Stock Option Plan" or "Plan"). The 1997 Stock Option Plan provides for the award to directors, officers, and key employees of nonqualified stock options and provides for the grant to salaried key employees of incentive stock options. Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). Nonqualified stock options may be granted for any term and upon such conditions determined by the board of directors of the Company. The Company has reserved 1,100,000 shares of common stock for issuance pursuant to the Company's 1997 Stock Option Plan.


     Effective January 1, 1997, the Company entered into three year employment agreements with two executive employees which provides for minimum annual base salaries, bonuses based on the operating results of the Company and other fringe benefits as determined by the Board of Directors of the Company from time to time. Either party may terminate the agreement upon 30 days notice to the other.


     The Company entered into an employment agreement with an executive officer of the Company with a term through December 31, 1999. Pursuant to the agreement, such officer will receive commissions equal to 1.35% of the Company's net sales from Vacation Intervals, plus additional commissions based on weekly sales volume and revenue per guest. Either party may terminate the agreement upon 30 days notice to the other.



     Each of the employment agreements provide that such person will not directly or indirectly compete with the Company in any county in which it conducts its business or markets its products for a period of two years following the termination of the agreement. The agreements also provide that such persons will not influence any employee or independent contractor to terminate its relationship with the Company, or disclose any confidential information of the Company.

                       CAPTION: "OPERATING TECHNOLOGIES"



          1. First Picture -- Photo of the exterior of Silverleaf's corporate headquarters in Dallas, Texas. Caption: "Silverleaf Resorts, Inc. Corporate Headquarters -- Dallas, Texas."



          2. Second Picture -- Photo of the telemarketing department at Silverleaf's corporate headquarters depicting employees at work and telemarketing equipment. Caption: "Sophisticated Telemarketing Technology at Corporate Headquarters -- Dallas, Texas."



                         CAPTION: "RESORT ACTIVITIES."



          3. Third Picture -- Photo of people in mule-drawn covered wagon at Piney Shores. Caption: "Covered Wagon Rides -- Piney Shores, Texas."



          4. Fourth Picture -- Photo of two people floating down Guadalupe River near Hill Country Resort. Caption: "Tubing the Guadalupe River near Hill Country Resort."

------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
                             ---------------------
                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................     5
Risk Factors..........................    16
Use of Proceeds.......................    27
Dividend Policy.......................    27
Capitalization........................    28
Dilution..............................    29
Selected Consolidated Historical
  Financial, Operating and Pro Forma
  Financial Information...............    30
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    34
Business..............................    41
Management............................    65
Certain Relationships and Related
  Transactions........................    69
Principal Shareholders................    72
Description of Capital Stock..........    73
Certain Provisions of the Company's
  Charter and Bylaws..................    73
Shares Eligible for Future Sale.......    75
Underwriting..........................    76
Notice to Canadian Residents..........    78
Legal Matters.........................    79
Experts...............................    79
Additional Information................    79
Index to Combined Financial
  Statements..........................   F-1


                             ---------------------
  UNTIL             , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING) ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------

------------------------------------------------------

                                      LOGO

                            SILVERLEAF RESORTS, INC.

                                3,500,000 Shares

                                  Common Stock

                               ($0.01 par value)

                                   PROSPECTUS
                           CREDIT SUISSE FIRST BOSTON

                            EVEREN SECURITIES, INC.


                      MCDONALD & COMPANY SECURITIES, INC.

------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, in connection with the sale and distribution of the shares of Common Stock being registered hereby.


Commission Registration Fee.................................  $   21,467
NASD filing fee.............................................       8,000
Accounting fees and expenses................................     670,000
Blue Sky fees and expenses..................................      20,000
Legal fees and expenses.....................................     975,000
Printing and engraving expenses.............................     275,000
Transfer Agent fees.........................................       5,000
Miscellaneous expenses......................................     173,033
                                                              ----------
          TOTAL.............................................  $2,147,500
                                                              ==========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company is a Texas corporation. Article 2.02-1 of the Texas Business Corporation Act empowers the Company to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The Texas Business Corporation Act also provides that the Company may purchase insurance on behalf of any such director, officer, employee or agent and the Company will maintain liability insurance for the benefit of its directors and officers.

     The Company's Charter and Bylaws provide in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.


     Upon the consummation of the Offering, the Company will enter into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Articles of Incorporation and By-Laws. These agreements provide, among other things, that the Company will indemnify its directors and officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out-of-pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third person) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending, or completed action, suit or other proceeding, including the corporation, arising out of such person's services as a director, employee or other agent of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers. Upon the consummation of the Offering, the Company expects to have in place certain insurance which insures the directors and officers against certain acts and omissions in the course of their duties.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         +1.1            -- Form of Underwriting Agreement between Silverleaf
                            Resorts, Inc. and Credit Suisse First Boston Corporation.
         *2.1            -- Acquisition Agreement between Ascension Capital
                            Corporation and Robert E. Mead, executed December 27,
                            1995, effective December 29, 1995.
         *2.2            -- Articles of Merger (Holly Ranch Water Co., Inc. into
                            Ascension Capital Corporation).
         *2.3            -- Plan and Agreement of Reorganization between Ascension
                            Capital Corporation and Freedom Financial Corporation,
                            dated December 27, 1995.
         *2.4            -- Plan and Agreement of Reorganization by Merger of Equal
                            Investment Company and Ascension Resorts, Ltd. with and
                            into Ascension Capital Corporation, which is renamed
                            "Silverleaf Vacation Club, Inc.", dated December 29,
                            1995.
         +3.1            -- Charter of Silverleaf Resorts, Inc.
         +3.2            -- Bylaws of Silverleaf Resorts, Inc.
         +4.1            -- Form of Stock Certificate of Silverleaf Resorts, Inc.
         +5.1            -- Form of Opinion of Meadows, Owens, Collier, Reed, Cousins
                            & Blau, L.L.P. regarding the validity of the Common Stock
                            being registered (including consent).
        +10.1            -- Form of Registration Rights Agreement between Silverleaf
                            Resorts, Inc. and Robert E. Mead.
        *10.2.1          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            Robert E. Mead.
        +10.2.2          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            David T. O'Connor.
        *10.2.3          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            Sharon K. Brayfield.
        +10.3            -- 1997 Stock Option Plan of Silverleaf Resorts, Inc.
        *10.4            -- Master Club Agreement between the Master Club and the
                            resort clubs named therein.
        *10.5            -- Management Agreement between Silverleaf Resorts, Inc. and the Master Club.
        *10.6            -- Revolving Loan and Security Agreement, dated October
                            1996, by CS First Boston Mortgage Capital Corp.
                            ("CSFBMCC") and Silverleaf Vacation Club, Inc.
        *10.7            -- Amendment No. 1 to Revolving Loan and Security Agreement,
                            dated November 8, 1996, between CSFBMCC and Silverleaf
                            Vacation Club, Inc.
        *10.8            -- Inventory and Development Loan and Security Agreement,
                            dated October 9, 1996, among Condominium Builders, Inc.,
                            CSFBMCC, and Silverleaf Vacation Club, Inc.
        *10.9            -- Loan and Security Agreement among Textron Financial
                            Corporation ("Textron"), Ascension Resorts, Ltd. and
                            Ascension Capital Corporation, dated August 15, 1995.
        *10.10           -- First Amendment to Loan and Security Agreement, dated
                            December 28, 1995, between Textron and Silverleaf
                            Vacation Club, Inc.
        *10.11           -- Second Amendment to Loan and Security Agreement, dated
                            October 31, 1996, executed by Textron and Silverleaf
                            Vacation Club, Inc.
        *10.12           -- Restated and Amended Loan and Security Agreement, dated
                            December 27, 1995, between Heller Financial, Inc.
                            ("Heller") and Ascension Resorts, Ltd.
        *10.13           -- Loan and Security Agreement, dated December 27, 1995,
                            executed by Ascension Resorts, Ltd. and Heller.
        *10.14           -- Amendment to Restated and Amended Loan and Security
                            Agreement, dated August 15, 1996, between Heller and
                            Silverleaf Vacation Club, Inc.

            *10.15           -- Loan and Security Agreement, between Greyhound Financial Corporation and Ascension
                                Resorts, Ltd., dated August 12, 1994.
            *10.16           -- Amendment No. 1 to Loan and Security Agreement between FINOVA Capital Corporation and
                                Ascension Resorts, Ltd., dated July 24, 1995.
            *10.17           -- Amendment No. 2 to Loan and Security Agreement among Ascension Resorts, Ltd., Ascension
                                Capital Corporation, and Finova Capital Corporation, dated December 13, 1995.
            *10.18           -- Form of Indemnification Agreement (between Silverleaf Resorts, Inc. and all officers, directors, and proposed directors).
            *10.19           -- Resort Affiliation and Owners Association Agreement between Resort Condominiums
                                International, Inc., Ascension Resorts, Ltd., and Hill Country Resort Condoshare Club,
                                dated July 29, 1995. (similar agreements for all other Existing Resorts).
            *10.20           -- Agreement for Professional Services between Silverleaf Vacation Club, Inc. and Hudson and Company, Inc., dated November 12, 1996.
            *10.21           -- Shareholder's Agreement between Silverleaf Vacation Club, Inc. and Sharon K. Brayfield,
                                dated December 29, 1995.
            +10.22           -- First Amendment to Master Club Agreement, dated March 28, 1990, among Master Club,
                                Ozark Mountain Resort Club, Holiday Hills Resort Club, the Holly Lake Club, The
                                Villages Condoshare Association, The Villages Club, Piney Shores Club, and Hill Country
                                Resort Condoshare Club.
            +10.23           -- First Amendment to Management Agreement, dated January 1, 1993, between Master Endless
                                Escape Club and Ascension Resorts, Ltd.
            +10.24           -- Contract of Sale, dated May 2, 1997, between Silverleaf Resorts, Inc. and third-party.
            +10.25           -- Amendment to Loan Documents, dated December 27, 1996, among Silverleaf Vacation Club,
                                Inc., Ascension Resorts, Ltd., and Heller Financial, Inc.
            *21.1            -- Subsidiaries of Silverleaf Resorts, Inc.
            +23.1            -- Consent of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. (included as part of
                                Exhibit 5.1)
            +23.2            -- Consent of James Smith & Company.
            +23.3            -- Consent of Deloitte & Touche LLP.
           **23.4            -- Consent of Director Nominee James B. Francis, Jr.
           **23.5            -- Consent of Director Nominee Michael A. Jenkins.
            *24.1            -- Power of Attorney (included as part of page II-3 of this Registration Statement).
            *27.1            -- Financial Data Schedule
            +99              -- Supplement to Filed Exhibits


---------------


*  Previously filed



** To be filed by Amendment



+  Filed herewith


     (b) Financial Statement Schedules

     None. Schedules are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by registrant is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, Silverleaf Resorts, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on May 16, 1997.


                                            SILVERLEAF RESORTS, INC.

                                            By:       /s/ ROBERT E. MEAD
                                              ----------------------------------
                                              Name: Robert E. Mead
                                              Title:  Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert
E. Mead and Joe W. Conner, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                        DATE
                      ---------                                      -----                        ----

                 /s/ ROBERT E. MEAD                    Chairman of the Board and Chief           May 16, 1997
-----------------------------------------------------    Executive Officer (Principal
                   Robert E. Mead                        Executive Officer)

               /s/ SHARON K. BRAYFIELD                 Director and President                    May 16, 1997
-----------------------------------------------------
                 Sharon K. Brayfield

                  /s/ JOE W. CONNER                    Chief Financial Officer and               May 16, 1997
-----------------------------------------------------    Treasurer (Principal Financial
                    Joe W. Conner                        and Accounting Officer)

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         +1.1            -- Form of Underwriting Agreement between Silverleaf
                            Resorts, Inc. and Credit Suisse First Boston Corporation.
         *2.1            -- Acquisition Agreement between Ascension Capital
                            Corporation and Robert E. Mead, executed December 27,
                            1995, effective December 29, 1995.
         *2.2            -- Articles of Merger (Holly Ranch Water Co., Inc. into
                            Ascension Capital Corporation).
         *2.3            -- Plan and Agreement of Reorganization between Ascension
                            Capital Corporation and Freedom Financial Corporation,
                            dated December 27, 1995.
         *2.4            -- Plan and Agreement of Reorganization by Merger of Equal
                            Investment Company and Ascension Resorts, Ltd. with and
                            into Ascension Capital Corporation, which is renamed
                            "Silverleaf Vacation Club, Inc.", dated December 29,
                            1995.
         +3.1            -- Charter of Silverleaf Resorts, Inc.
         +3.2            -- Bylaws of Silverleaf Resorts, Inc.
         +4.1            -- Form of Stock Certificate of Silverleaf Resorts, Inc.
         +5.1            -- Form of Opinion of Meadows, Owens, Collier, Reed, Cousins
                            & Blau, L.L.P. regarding the validity of the Common Stock
                            being registered (including consent).
        +10.1            -- Form of Registration Rights Agreement between Silverleaf
                            Resorts, Inc. and Robert E. Mead.
        *10.2.1          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            Robert E. Mead.
        +10.2.2          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            David T. O'Connor.
        *10.2.3          -- Employment Agreement between Silverleaf Resorts, Inc. and
                            Sharon K. Brayfield.
        +10.3            -- 1997 Stock Option Plan of Silverleaf Resorts, Inc.
        *10.4            -- Master Club Agreement between the Master Club and the
                            resort clubs named therein.
        *10.5            -- Management Agreement between Silverleaf Resorts, Inc. and the Master Club.
        *10.6            -- Revolving Loan and Security Agreement, dated October
                            1996, by CS First Boston Mortgage Capital Corp.
                            ("CSFBMCC") and Silverleaf Vacation Club, Inc.
        *10.7            -- Amendment No. 1 to Revolving Loan and Security Agreement,
                            dated November 8, 1996, between CSFBMCC and Silverleaf
                            Vacation Club, Inc.
        *10.8            -- Inventory and Development Loan and Security Agreement,
                            dated October 9, 1996, among Condominium Builders, Inc.,
                            CSFBMCC, and Silverleaf Vacation Club, Inc.
        *10.9            -- Loan and Security Agreement among Textron Financial
                            Corporation ("Textron"), Ascension Resorts, Ltd. and
                            Ascension Capital Corporation, dated August 15, 1995.
        *10.10           -- First Amendment to Loan and Security Agreement, dated
                            December 28, 1995, between Textron and Silverleaf
                            Vacation Club, Inc.
        *10.11           -- Second Amendment to Loan and Security Agreement, dated
                            October 31, 1996, executed by Textron and Silverleaf
                            Vacation Club, Inc.
        *10.12           -- Restated and Amended Loan and Security Agreement, dated
                            December 27, 1995, between Heller Financial, Inc.
                            ("Heller") and Ascension Resorts, Ltd.
        *10.13           -- Loan and Security Agreement, dated December 27, 1995,
                            executed by Ascension Resorts, Ltd. and Heller.
        *10.14           -- Amendment to Restated and Amended Loan and Security
                            Agreement, dated August 15, 1996, between Heller and
                            Silverleaf Vacation Club, Inc.

            *10.15           -- Loan and Security Agreement, between Greyhound Financial Corporation and Ascension
                                Resorts, Ltd., dated August 12, 1994.
            *10.16           -- Amendment No. 1 to Loan and Security Agreement between FINOVA Capital Corporation and
                                Ascension Resorts, Ltd., dated July 24, 1995.
            *10.17           -- Amendment No. 2 to Loan and Security Agreement among Ascension Resorts, Ltd., Ascension
                                Capital Corporation, and Finova Capital Corporation, dated December 13, 1995.
            *10.18           -- Form of Indemnification Agreement (between Silverleaf Resorts, Inc. and all officers, directors, and proposed directors).
            *10.19           -- Resort Affiliation and Owners Association Agreement between Resort Condominiums
                                International, Inc., Ascension Resorts, Ltd., and Hill Country Resort Condoshare Club,
                                dated July 29, 1995. (similar agreements for all other Existing Resorts).
            *10.20           -- Agreement for Professional Services between Silverleaf Vacation Club, Inc. and Hudson and Company, Inc., dated November 12, 1996.
            *10.21           -- Shareholder's Agreement between Silverleaf Vacation Club, Inc. and Sharon K. Brayfield,
                                dated December 29, 1995.
            +10.22           -- First Amendment to Master Club Agreement, dated March 28, 1990, among Master Club,
                                Ozark Mountain Resort Club, Holiday Hills Resort Club, the Holly Lake Club, The
                                Villages Condoshare Association, The Villages Club, Piney Shores Club, and Hill Country
                                Resort Condoshare Club.
            +10.23           -- First Amendment to Management Agreement, dated January 1, 1993, between Master Endless
                                Escape Club and Ascension Resorts, Ltd.
            +10.24           -- Contract of Sale, dated May 2, 1997, between Silverleaf Resorts, Inc. and third-party.
            +10.25           -- Amendment to Loan Documents, dated December 27, 1996, among Silverleaf Vacation Club,
                                Inc., Ascension Resorts, Ltd., and Heller Financial, Inc.
            *21.1            -- Subsidiaries of Silverleaf Resorts, Inc.
            +23.1            -- Consent of Meadows, Owens, Collier, Reed, Cousins & Blau, L.L.P. (included as part of
                                Exhibit 5.1)
            +23.2            -- Consent of James Smith & Company.
            +23.3            -- Consent of Deloitte & Touche LLP.
           **23.4            -- Consent of Director Nominee James B. Francis, Jr.
           **23.5            -- Consent of Director Nominee Michael A. Jenkins.
            *24.1            -- Power of Attorney (included as part of page II-3 of this Registration Statement).
            *27.1            -- Financial Data Schedule
            +99              -- Supplement to Filed Exhibits


---------------


*  Previously filed



** To be filed by Amendment



+  Filed herewith